Exhibit 10.1

Execution Version

SECOND AMENDMENT

SECOND AMENDMENT, dated as of June 8, 2020 (this “Amendment”), to the Credit Agreement, dated as of June 29, 2017 (as amended by the First Amendment, dated as of January 31, 2018, the “Existing Credit Agreement” and as amended by this Amendment, the “Amended Credit Agreement”), among Verint Systems Inc., a Delaware corporation (the “Company”), the Restricted Subsidiary Borrowers from time to time parties thereto (together with the Company, the “Borrowers” and each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other agents parties thereto.

W I T N E S S E T H:

WHEREAS, pursuant to the Existing Credit Agreement, the Lenders have agreed to make, and have made, certain loans and other extensions of credit to the Borrowers;

WHEREAS, the Company has requested that certain amendments be made to the Existing Credit Agreement as described herein; and

WHEREAS, in furtherance thereof, each party hereto hereby consents to the modifications to the Existing Credit Agreement as set forth in Section 2 below.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

SECTION 1. Definitions. Unless otherwise defined herein, terms defined in the Amended Credit Agreement and used herein shall have the meanings given to them in the Amended Credit Agreement.

SECTION 2. Amendments. The Company, the Lenders party hereto and the Administrative Agent agree that the Existing Credit Agreement is, effective as of the Second Amendment Effective Date (as defined below), hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Annex II hereto.

SECTION 3. Conditions to Effectiveness. This Amendment shall become effective as of the first date (the “Second Amendment Effective Date”) on which the following conditions have been satisfied (or waived in compliance with Section 10.01 of the Existing Credit Agreement):

(a) The Administrative Agent (or its counsel) shall have received (i) a duly executed and completed counterpart of this Amendment that bears the signature of the Company, (ii) a duly executed and completed counterpart of this Amendment that bears the signature of the Administrative Agent and (iii) Lender Addenda, executed and delivered by the Required Lenders.

(b) The Administrative Agent shall have received an Acknowledgment and Confirmation in the form of Annex I hereto from an authorized officer of each Loan Party.

(c) The Administrative Agent shall have received all fees due and payable thereto and to any Lender that consents to this Amendment by 5:00 p.m., New York City time, on June 4, 2020 (or such later time, if any, that the Administrative Agent and the Company agree) owing under the Fee Letter, dated May 15, 2020, between the Administrative Agent and the Company.

(d) To the extent invoiced at least two Business Days prior to the Second Amendment Effective Date, the Administrative Agent shall have received reimbursement or payment of its reasonable out-of- pocket expenses (including reasonable and documented fees, charges and disbursements of Simpson Thacher & Bartlett LLP) incurred in connection with this Amendment.

(e) The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Company, certifying on behalf of the Company that, (i) immediately before and after giving effect to this Amendment, the representations and warranties set forth in the Loan Documents, as amended by this Amendment, are true and correct in all material respects on and as of the Second Amendment Effective Date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects as of such earlier date (other than the representations and warranties contained in Section 4.19 of the Existing Credit Agreement, which shall be true and correct in all material respects as of the Second Amendment Effective Date)); provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects (as written) and (ii) no Default or Event of Default shall have occurred and be continuing on the Second Amendment Effective Date after giving effect to this Amendment.

SECTION 4. Representations and Warranties. The Company represents and warrants to each of the Lenders and the Administrative Agent that as of the Second Amendment Effective Date:

4.1. This Amendment has been duly authorized, executed and delivered by it and this Amendment and the Amended Credit Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.2. Each of the representations and warranties set forth in Article IV of the Amended Credit Agreement are true and correct in all material respects on and as of the Second Amendment Effective Date with the same effect as though made on and as of the Second Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties are true and correct in all material respects as of such earlier date (other than the representations and warranties contained in Section 4.19 of the Existing Credit Agreement, which shall be true and correct in all material respects as of the Second Amendment Effective Date)); provided that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects (as written).

SECTION 5. Effect of Amendment.

5.1. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Amended Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other provision of the Amended Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Company to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances.

2

5.2. On and after the Second Amendment Effective Date, each reference in the Amended Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Existing Credit Agreement in any other Loan Document shall be deemed a reference to the Amended Credit Agreement as amended hereby. This Amendment and the Acknowledgment and Confirmation shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

SECTION 6. General.

6.1. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

6.2. Costs and Expenses. The Company agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses incurred in connection with this Amendment, including the reasonable and documented fees, charges and disbursements of Simpson Thacher & Bartlett LLP, primary counsel for the Administrative Agent.

6.3. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. As used herein, “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record. Delivery of an executed signature page of this Amendment by email or facsimile transmission (or other electronic transmission) shall be effective as delivery of a manually executed counterpart hereof.

6.4. Headings. The headings of this Amendment are used for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

[remainder of page intentionally left blank]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.

VERINT SYSTEMS INC., as Borrower

By:	/s/ Douglas E. Robinson
Name: Douglas E. Robinson
Title: Chief Financial Officer

Signature Page to Second Amendment

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Maria Riaz
Name: Maria Riaz
Title: Vice President

Signature Page to Second Amendment

[Lender signatures on file with the Administrative Agent]

Annex I

ACKNOWLEDGMENT AND CONFIRMATION

(a) Reference is made to the SECOND AMENDMENT, dated as of June 8, 2020 (the “Amendment”; capitalized terms used herein without definition shall have the meanings therein), to the CREDIT AGREEMENT, dated as of June 29, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Verint Systems Inc., a Delaware corporation (the “Company”), the Restricted Subsidiary Borrowers from time to time parties thereto (together with the Company, the “Borrowers”; each, a “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and the other agents parties thereto.

(b) The Credit Agreement is being amended pursuant to the Amendment as set forth therein (the “Amended Credit Agreement”). Each of the parties hereto hereby agrees, with respect to each Loan Document to which it is a party:

(i) all of its obligations, liabilities and indebtedness under such Loan Document shall remain in full force and effect on a continuous basis regardless of the effectiveness of the Amendment; and

(ii) all of the Liens and security interests created and arising under such Loan Document remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, regardless of the effectiveness of the Amendment, as collateral security for its obligations, liabilities and indebtedness under the Amended Credit Agreement and related guarantees.

(c) This Acknowledgment and Confirmation shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents (as defined in the Amended Credit Agreement).

(d) THIS ACKNOWLEDGMENT AND CONFIRMATION AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS ACKNOWLEDGMENT AND CONFIRMATION SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(e) This Acknowledgment and Confirmation may be executed by one or more of the parties to this Acknowledgment and Confirmation on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Acknowledgment and Confirmation by email or facsimile transmission (or other electronic transmission) shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, each of the undersigned has caused this Acknowledgment and Confirmation to be duly executed and delivered as of the date first written above.

VERINT SYSTEMS INC., as Borrower

By:	/s/ Douglas E. Robinson
Name: Douglas E. Robinson
Title: Chief Financial Officer

Signature Page to Acknowledgment and Confirmation

RESTRICTED SUBSIDIARY GUARANTORS:

VICTORY ACQUISITION I LLC

By:	/s/ Douglas E. Robinson
Name: Douglas E. Robinson
Title: President and Treasurer

VERINT AMERICAS INC.
VERINT ACQUISITION LLC
GLOBAL MANAGEMENT TECHNOLOGIES, LLC
VERINT WITNESS SYSTEMS LLC
VERINT SECURITY INTELLIGENCE INC.

By:	/s/ Douglas E. Robinson
Name: Douglas E. Robinson
Title: Treasurer

Signature Page to Acknowledgment and Confirmation

Annex II

Amended Credit Agreement

[See attached.]

Annex II to the Second Amendment

[Conformed Credit Agreement Reflecting the First Amendment, dated as of January 31, 2018 and the Second Amendment, dated as of June 8, 2020]

CREDIT AGREEMENT

among

VERINT SYSTEMS INC.,

and

THE RESTRICTED SUBSIDIARY BORROWERS

REFERRED TO HEREIN

as Borrowers,

The Several Lenders

from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Lead Arranger

JPMORGAN CHASE BANK, N.A., DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA, RBC CAPITAL MARKETS LLC,

BARCLAYS BANK PLC, CREDIT SUISSE SECURITIES (USA) LLC

and HSBC SECURITIES (USA) INC.,

as Joint Bookrunners,

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS BANK USA, RBC CAPITAL MARKETS LLC,

BARCLAYS BANK PLC, CREDIT SUISSE SECURITIES (USA) LLC

and HSBC SECURITIES (USA) INC.,

as Co-Documentation Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

Dated as of June 29, 2017

TABLE OF CONTENTS

PAGE
ARTICLE 1 Definitions		1

Section 1.01.	Defined Terms	1
Section 1.02.	Other Definitional Provisions	~~42~~45
Section 1.03.	Accounting Changes	~~44~~46
Section 1.04.	Pro Forma Calculations	~~44~~47
Section 1.05.	Designated Senior Indebtedness	~~45~~48
Section 1.06.	Letter of Credit Amounts	~~45~~48
Section 1.07.	Divisions	48
Section 1.08.	Interest Rates; LIBOR Notification	48

ARTICLE 2 Amount and Terms of Commitments		~~45~~49

Section 2.01.	Term Loan Commitments	~~45~~49
Section 2.02.	Procedure for Term Loan Borrowing	~~45~~49
Section 2.03.	Repayment of Term Loans	~~46~~49
Section 2.04.	Revolving Credit Commitments	~~46~~50
Section 2.05.	Procedure for Revolving Credit Borrowing	~~46~~50
Section 2.06.	Repayment of Loans; Evidence of Debt	~~47~~50
Section 2.07.	Fees	~~48~~51
Section 2.08.	Termination or Reduction of Revolving Credit Commitments	~~48~~52
Section 2.09.	Optional Prepayments	~~48~~52
Section 2.10.	Mandatory Prepayments	~~49~~53
Section 2.11.	Conversion and Continuation Options	~~52~~56
Section 2.12.	Minimum Amounts and Maximum Number of Eurodollar Tranches	~~52~~56
Section 2.13.	Interest Rates and Payment Dates	~~53~~57
Section 2.14.	Computation of Interest and Fees	~~53~~57
Section 2.15.	Inability To Determine Interest Rate	~~54~~58
Section 2.16.	Pro Rata Treatment and Payments	~~54~~58
Section 2.17.	Requirements of Law	~~56~~60
Section 2.18.	Taxes	~~57~~62
Section 2.19.	Indemnity	~~61~~65
Section 2.20.	Illegality	~~62~~66
Section 2.21.	Change of Lending Office	~~62~~66
Section 2.22.	Incremental Credit Extensions	~~62~~66
Section 2.23.	Additional Loan Parties	~~65~~69
Section 2.24.	Cash Collateral	~~66~~70
Section 2.25.	Defaulting Lenders	~~67~~71
Section 2.26.	Refinancing Facilities	~~69~~74

ARTICLE 3 Letters of Credit		~~71~~76

Section 3.01.	L/C Commitment	~~71~~76

i

Section 3.02.	Procedure for Issuance of Letter of Credit	~~72~~76
Section 3.03.	Fees and Other Charges	~~72~~77
Section 3.04.	L/C Participations	~~72~~77
Section 3.05.	Reimbursement Obligation of the Borrowers	~~74~~78
Section 3.06.	Obligations Absolute	~~74~~79
Section 3.07.	Letter of Credit Payments	~~75~~80
Section 3.08.	Applications	~~76~~80
Section 3.09.	Resignation	~~76~~81
Section 3.10.	Additional Issuing Lenders	~~76~~81

ARTICLE 4 Representations and Warranties		~~77~~81

Section 4.01.	Financial Condition	~~77~~81
Section 4.02.	No Change	~~77~~82
Section 4.03.	Corporate Existence; Compliance with Law	~~77~~82
Section 4.04.	Corporate Power; Authorization; Enforceable Obligations	~~77~~82
Section 4.05.	No Legal Bar	~~78~~83
Section 4.06.	No Material Litigation	~~78~~83
Section 4.07.	No Default	~~78~~83
Section 4.08.	Ownership of Property; Liens	~~78~~83
Section 4.09.	Intellectual Property	~~79~~83
Section 4.10.	Taxes	~~79~~84
Section 4.11.	Federal Regulations	~~79~~84
Section 4.12.	Labor Matters	~~79~~84
Section 4.13.	ERISA	~~79~~84
Section 4.14.	Investment Company Act	~~80~~85
Section 4.15.	Restricted Subsidiaries	~~80~~85
Section 4.16.	Environmental Matters	~~80~~85
Section 4.17.	Accuracy of Information, Etc.	~~81~~86
Section 4.18.	Security Documents	~~82~~87
Section 4.19.	Solvency	~~83~~88
Section 4.20.	Anti-Corruption Laws and Sanctions	~~83~~88
Section 4.21.	~~EEA~~Affected Financial Institutions	~~83~~88
Section 4.22.	Insurance	~~83~~88
Section 4.23.	Use of Proceeds	~~83~~88
Section 4.24.	Subordination of Permitted Convertible Indebtedness	~~83~~88

ARTICLE 5 Conditions Precedent		~~84~~89

Section 5.01.	Conditions to Initial Extension of Credit	~~84~~89
Section 5.02.	Conditions to each Extension of Credit	~~85~~90

ARTICLE 6 Affirmative Covenants		~~86~~91

Section 6.01.	Financial Statements	~~86~~91
Section 6.02.	Certificates; Other Information	~~87~~92
Section 6.03.	Payment of Taxes	~~89~~94

Section 6.04.	Conduct of Business and Maintenance of Existence; Compliance	~~89~~94
Section 6.05.	Maintenance of Property; Insurance	~~89~~95
Section 6.06.	Inspection of Property; Books and Records; Discussions; Maintenance of Ratings	~~90~~95
Section 6.07.	Notices	~~90~~96
Section 6.08.	Additional Collateral, Etc.	~~91~~96
Section 6.09.	Further Assurances	~~93~~99
Section 6.10.	Use of Proceeds	~~94~~99
Section 6.11.	Environmental Compliance	~~94~~99
Section 6.12.	Compliance with Anti-Corruption Laws and Sanctions	~~94~~99
Section 6.13.	Designation of Restricted Subsidiaries	~~94~~99

ARTICLE 7 Negative Covenants		~~95~~100

Section 7.01.	Financial Condition Covenants	~~95~~100
Section 7.02.	Limitation on Indebtedness	~~95~~100
Section 7.03.	Limitation on Liens	~~98~~104
Section 7.04.	Limitation on Fundamental Changes	~~101~~107
Section 7.05.	Limitation on Disposition of Property	~~102~~108
Section 7.06.	Limitation on Restricted Payments	~~103~~109
Section 7.07.	Limitation on Investments	~~105~~111
Section 7.08.	Limitation on Payments and Modifications of Certain Debt Instruments.	~~109~~115
Section 7.09.	Limitation on Transactions with Affiliates	~~110~~116
Section 7.10.	Limitation on Sales and Leasebacks	~~110~~117
Section 7.11.	Limitation on Changes in Fiscal Periods	~~111~~117
Section 7.12.	Limitation on Negative Pledge Clauses	~~111~~117
Section 7.13.	Limitation on Restrictions on Restricted Subsidiary Distributions	~~111~~118
Section 7.14.	Limitation on Lines of Business	~~112~~119
Section 7.15.	Limitation on Hedge Agreements	~~112~~119

ARTICLE 8 Events of Default		~~113~~119

ARTICLE 9 The Administrative Agent		~~116~~123

Section 9.01.	General	~~116~~123
Section 9.02.	Credit Bidding	~~119~~125

ARTICLE 10 Miscellaneous		~~120~~127

Section 10.01.	Amendments and Waivers	~~120~~127
Section 10.02.	Notices	~~123~~130
Section 10.03.	No Waiver; Cumulative Remedies	~~126~~133
Section 10.04.	Survival of Agreement	~~126~~133
Section 10.05.	~~Payment of~~ Expenses; Limitation of Liability; Indemnity, Etc.	~~127~~134
Section 10.06.	Successors and Assigns; Participations and Assignments	~~129~~136
Section 10.07.	Adjustments; Set Off	~~134~~142

Section 10.08.	Counterparts	~~135~~143
Section 10.09.	Severability	~~135~~143
Section 10.10.	Integration	~~136~~144
Section 10.11.	~~GOVERNING LAW~~[Reserved.]	~~136~~144
Section 10.12.	~~Submission to~~ Governing Law; Jurisdiction; ~~Waivers~~ Consent to Service of Process	~~136~~144
Section 10.13.	Judgment Currency	~~137~~145
Section 10.14.	Acknowledgments	~~137~~145
Section 10.15.	Confidentiality	~~137~~146
Section 10.16.	Release of Collateral and Guarantee Obligations	~~138~~146
Section 10.17.	WAIVERS OF JURY TRIAL	~~139~~147
Section 10.18.	USA PATRIOT Act Notice	~~139~~148
Section 10.19.	Replacement Lenders	~~139~~148
Section 10.20.	Headings	~~141~~149
Section 10.21.	Lender Action	~~141~~149
Section 10.22.	Interest Rate Limitation	~~141~~150
Section 10.23.	Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~142~~150
Section 10.24.	Acknowledgement Regarding Any Supported QFCs	151

ANNEXES:

A	Revolving Credit Commitments
B	Initial Term Loan Commitments

SCHEDULES:

1.01A	Lenders
1.01B	Excluded Domestic Subsidiaries
4.04	Consents, Authorizations, Filings and Notices
4.06	Litigation
4.09	Intellectual Property
4.15(a)	Restricted Subsidiaries
4.15(b)	Rights in Capital Stock
4.18(a)	UCC Filing Jurisdictions
4.18(c)	Real Property
7.02(d)	Existing Indebtedness
7.03(f)	Existing Liens

EXHIBITS:

A	Form of Compliance Certificate
B	Form of Assignment and Acceptance
C	Form of Closing Certificate
D	Reserved
E	Reserved
F-1	Form of Term Note
F-2	Form of Revolving Credit Note
G-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders Not Treated As Partnerships)
G-2	Form of U.S. Tax Compliance Certificate (Foreign Participants Not Treated as Partnerships)
G-3	Form of U.S. Tax Compliance Certificate (Foreign Participants Treated as Partnerships)
G-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders Treated As Partnerships)
H	Form of Borrowing Notice
I	Auction Procedures
J	Form of Restricted Subsidiary Borrower Notice
K	Form of Restricted Subsidiary Borrower Request and Assumption Agreement

v

CREDIT AGREEMENT (this “Agreement”), dated as of June 29, 2017, among VERINT SYSTEMS INC., a Delaware corporation (the “Company”), the RESTRICTED SUBSIDIARY BORROWERS from time to time parties to this Agreement, the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms

. As used in this Agreement, the terms listed in this Section 1.01 shall have the respective meanings set forth in this Section 1.01.

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Eurodollar Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate, respectively.

“ABR Loans”: Loans for which the applicable rate of interest is based upon ABR.

“Accounting Change”: as defined in Section 1.03.

“Additional Refinancing Lender”: as defined in Section 2.26(a).

“Administrative Agent”: as defined in the preamble hereto.

“Administrative Questionnaire”: an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Administrative Agent, the Collateral Agent, the Co-Documentation Agents, the Joint Bookrunners and the Lead Arranger.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Agreement”: as defined in the preamble hereto.

“Alternative Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) that is convertible into Dollars in the international interbank market and (v) as to which a Dollar Equivalent may be readily calculated.

“Alternative Incremental Indebtedness”: any Indebtedness incurred by the Borrower in the form of one or more series of secured or unsecured bonds, debentures, notes or similar instruments or term loans; provided that (a) if such Indebtedness is secured, (i) such Indebtedness shall be secured by Collateral (and only such Collateral) (x) in the case of bonds, debentures, notes or similar instruments, on a pari passu or junior basis to the Obligations, and (y) in the case of loans, on a junior basis to the Obligations (but, in each case, without regard to the control of remedies) and shall not be secured by any property or assets of the Company or any of the Restricted Subsidiaries other than Collateral, (ii) the security agreements relating to such Indebtedness are substantially similar to the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent and other than, in the case of Indebtedness secured on a junior basis, with respect to priority) and (iii) the holders of such Indebtedness or a representative, trustee, collateral agent, security agent or similar Person acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement, (b) such Indebtedness contains covenants, events of default and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions and, when taken as a whole (other than interest rates, fees and optional prepayment or redemption terms), are substantially identical to, or are not materially more favorable (as reasonably determined by the Borrower) to the investors or lenders providing such Indebtedness than, those set forth in the Loan Documents (other than covenants or other provisions applicable only to periods after the latest Term Loan Maturity Date then in effect) unless the Company enters into an amendment to this Agreement with the Administrative Agent (which amendment shall not require the consent of any other Lender) to add such more favorable terms for the benefit of the Lenders, (c) in the case of Alternative Incremental Indebtedness in the form of bonds, debentures, notes or similar instruments, such Indebtedness does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, conversion or exchange in the case of convertible or exchangeable Indebtedness, customary asset sale or event of loss mandatory offers to purchase, and customary acceleration rights after an event of default) prior to the date that is 91 days after the latest Term Loan Maturity Date then in effect, (d) such Indebtedness is not guaranteed by any Person other than Restricted Subsidiary Guarantors and (e) such Indebtedness does not have a Weighted Average Life to Maturity less than the remaining Weighted Average Life to Maturity under the Term Loan Facility. Alternative Incremental Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Company or its Subsidiaries from time to time primarily concerning or relating to bribery or corruption.

“Applicable Margin”: (a) with respect to Term Loans, the Applicable Margin for such Term Loans shall be (x) in the case of Eurodollar Loans, 2.00% per annum and (y) in the case of ABR Loans, 1.00% per annum.

(b) with respect to Revolving Credit Loans and with respect to the Commitment Fee Rate, the appropriate rate per annum set forth in the table below:

Pricing Level	Consolidated Net Leverage Ratio	Applicable Margin for Loans that are Eurodollar Loans	Applicable Margin for Loans that are ABR Loans	Commitment Fee Rate
1	Greater than 3.25 to 1.00	2.25%	1.25%	0.35%
2	Less than or equal to 3.25 to 1.00 but greater than 2.50 to 1.00	2.00%	1.00%	0.30%
3	Less than or equal to 2.50 to 1.00 but greater than 1.75 to 1.00	1.75%	0.75%	0.25%
4	Less than or equal to 1.75 to 1.00	1.50%	0.50%	0.20%

The Applicable Margin on the Closing Date (i) for such Revolving Credit Loans shall be (x) in the case of Eurodollar Loans, 2.00% per annum and (y) in the case of ABR Loans, 1.00% per annum and (ii) for the Commitment Fee Rate, shall be 0.30% per annum.

For the purposes of the foregoing, changes in the Applicable Margin after the Closing Date resulting from changes in the Consolidated Net Leverage Ratio shall become effective on the first Business Day after the date on which financial statements are delivered to the Administrative Agent pursuant to Section 6.01(a) or (b), beginning with the first such financial statements delivered to the Lenders after the Closing Date, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.01(a) or (b), then, upon the request of the Required Lenders, from the date such financial statements were required to have been delivered until the first Business Day after delivery thereof, Pricing Level 1 shall apply. Each determination of the Consolidated Net Leverage Ratio pursuant to the Applicable Margin grid above shall be made in a manner consistent with the determination thereof pursuant to Section 7.01.

(c) for Incremental Loans, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Term Loan Lenders and Incremental Revolving Credit Lenders as shown in the applicable Incremental Amendment.

“Applicant Borrower”: as defined in Section 2.23(a)(i).

“Application”: an application or letter of credit issuance request, in such customary form as the Issuing Lender may reasonably specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by Section 7.05 other than Dispositions made pursuant to paragraphs (g), (i) or (j) thereof) which yields gross proceeds to the Company or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $3,300,000.

“Assignee”: as defined in Section 10.06(c).

“Assignment and Acceptance”: as defined in Section 10.06(c).

“Assignor”: as defined in Section 10.06(c).

“Available Amount”: on any date (the “Determination Date”), an amount equal to:

(a) the sum, without duplication, of (I) $225,000,000 plus (II) an amount equal to the aggregate Net Equity Proceeds received by the Company after the Closing Date pursuant to any Permitted Equity Issuance plus (III) the cumulative amount equal to the remainder of (x) 100% of Excess Cash Flow for each Determination Period (commencing with the Determination Period ending January 31, 2018) less (y) in respect of each Determination Period, an amount equal to the ECF Percentage of the Excess Cash Flow for such Determination Period plus (IV) Declined Amounts plus (V) the aggregate amount of cash returns received by the Company or any Restricted Subsidiary from any investments made pursuant to Section 7.07(i), Section 7.07(n) or Section 7.07(o) (including upon the disposition of any such interest) plus (VI) the fair market value of the Company’s and its Restricted Subsidiaries’ investments in any Unrestricted Subsidiary at the time it is designated as a Restricted Subsidiary to the extent the investment in such Unrestricted Subsidiary was made pursuant to Section 7.07(o) plus (VII) 100% of the net cash proceeds received by the Company or a Restricted Subsidiary (other than from the Company or a Subsidiary of the Company) from the issuance or sale of Permitted Convertible Indebtedness of the Company or a Restricted Subsidiary following the Closing Date to the extent such Permitted Convertible Indebtedness has been converted into Qualified Capital Stock; provided that, in the case of clause (III), financial statements and a compliance certificate have been delivered in accordance with Section 6.01(a) and Section 6.02(b), respectively, with respect to such Determination Period; minus

(b) the portion of the amount calculated pursuant to clause (a) above that is used after the Closing Date and prior to the respective Determination Date to (i) make Dispositions permitted by Section 7.05(e), (ii) pay Restricted Payments permitted pursuant to Section 7.06(h), (iii) make Investments permitted pursuant to Section 7.07(o) or (iv) make payments permitted pursuant to Section 7.08(a)(~~1~~2).

“Available Revolving Credit Commitment”: with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule~~.~~ and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code”: the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefitted Lender”: as defined in Section 10.07.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: the Company or any Restricted Subsidiary Borrower, as the context may require, and “Borrowers” means all of the foregoing. When used in relation to any Loan or Letter of Credit, references to “the Borrower” are to the particular Borrower to which such Loan is or is to be made or at whose request such Letter of Credit is or is to be issued.

“Borrowing”: Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: with respect to any request for Borrowing of Loans hereunder, a notice from a Borrower, substantially in the form of, and containing the information prescribed by, Exhibit H, delivered to the Administrative Agent, or in such other form as shall be reasonably acceptable to the Administrative Agent.

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, (a) the acquisition, construction, and additions to property, plant and equipment and other capital expenditures (including capitalized software) of the Company and its consolidated Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Company for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Company and its consolidated Restricted Subsidiaries during such period.

“Capital Lease Obligations”: with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase or otherwise acquire any of the foregoing; provided that Capital Stock shall exclude any Indebtedness convertible into or exchangeable for Capital Stock until such time as such Indebtedness is converted into or exchanged for Capital Stock and/or cash, to the extent such payments would otherwise be permitted under Section 7.08, and such Capital Stock and/or cash has been delivered by the Company to converting or exchanging holders.

“Cash Collateralize”: to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Lenders or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Lender.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”: (i) with respect to the Company or any of its Restricted Subsidiaries, (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Revolving Credit Lender, Incremental Revolving Credit Lender or by any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper or variable or fixed rate notes or bonds of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of issuers of such instruments as applicable generally, and maturing within one year from the date of acquisition; (d) fully collateralized repurchase obligations of any Revolving Credit

Lender, Incremental Revolving Credit Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of such securities generally; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Revolving Credit Lender, Incremental Revolving Credit Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; and (ii) with respect to any Foreign Subsidiaries, the approximate equivalent of any of clauses (i)(a) through (g) above, in each case, by reference to such Foreign Subsidiary’s jurisdiction of organization or any jurisdiction(s) where such Foreign Subsidiary is engaged in material operations.

“Cash Management Agreement”: any agreement to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services to any Loan Party or Restricted Subsidiary thereof.

“Cash Management Bank”: with respect to any Cash Management Agreement, any counterparty thereto that, (i) at the time such Cash Management Agreement was entered into, was a Lender or an Affiliate of a Lender or of the Administrative Agent or the Collateral Agent, or (ii) was, as of the Closing Date, a Lender or an Affiliate of a Lender and a party to a Cash Management Agreement (in each case, (whether such Person thereafter ceases to be the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender).

“CFC”: (a) each Person that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of any such controlled foreign corporation.

“CFC Holding Company”: a Restricted Subsidiary, substantially all of the assets of which consist of equity interests or Indebtedness of (a) one or more CFCs or (b) one or more CFC Holding Companies.

“Change in Law”: (a) the adoption or taking effect of any law, rule or regulation after the Closing Date, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority after the Closing Date, (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority after the Closing Date or (d) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.17, by any lending office of such Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority first made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith by any Governmental Authority and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control”: the occurrence of either of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of more than 50% of the outstanding common stock of the Company, (b) the board of directors of the Company shall cease to consist of a majority of Continuing Directors or (c) any change in control (or similar event, however denominated) with respect to the Company or any other Loan Party shall occur under and as defined in any indenture or agreement in respect of Indebtedness in excess of the Threshold Amount to which the Company or such other Loan Party is a party. Notwithstanding the foregoing, a Person shall not be deemed to have beneficial ownership of Capital Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement unless such Person has the right to vote or direct the voting of such Capital Stock.

“Charges”: as defined in Section 10.22.

“Class”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Term Loans, Incremental Loans or Refinancing Debt and, when used in reference to any commitment, refers to whether such commitment is a Commitment or Refinancing Revolving Credit Commitment in respect of a Revolving Credit Loan, Term Loan, Incremental Loan or Refinancing Debt.

“Closing Date”: the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.01), which date is June 29, 2017.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent”: each of Deutsche Bank Securities Inc., Goldman Sachs Bank USA, RBC Capital Markets LLC1, Barclays Bank PLC, Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., in each case, in its capacity as co-documentation agent hereunder.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document as security for the Obligations, other than any Excluded Assets.

“Collateral Agent”: as defined in the preamble hereto.

“Commitment”: with respect to any Lender, each of the Term Loan Commitment and the Revolving Credit Commitment of such Lender.

“Commitment Fee Rate”: an amount determined from the table set forth in the definition of Applicable Margin or, if an Event of Default shall have occurred and be continuing and the Required Lenders so elect, 0.35% per annum.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Communications”: as defined in Section 10.02.

“Company”: as defined in the preamble hereto.

“Company Materials”: as defined in Section 10.02.

“Company Notice”: as defined in Section 6.08(b).

“Competitor”: any Person which competes in a direct, significant or material way with the Company or its Restricted Subsidiaries and has been designated as such to the Administrative Agent by the Company from time to time (the list of such Persons, the “Competitors List”), and such Person’s parent entities, affiliates and subsidiaries, in each case, that are clearly identifiable as such solely by virtue of the similarity of their names; provided that (i) such Competitors List shall become effective three (3) Business Days after such list is provided in writing to the Administrative Agent via electronic mail submitted to JPMDQ_Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Borrower from time to time) (the “Designation Effective Date”) and (ii) in no event shall the designation of any Person as a Competitor apply retroactively to disqualify any Person that, prior to the Designation

[1]	RBC Capital Markets is the marketing name for the investment banking activities of Royal Bank of Canada.

Effective Date, has (x) acquired an assignment or participation interest under this Agreement or (y) entered into a trade to acquire an assignment or participation interest under this Agreement; provided, further that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which (together with its Affiliates) merely has a non-controlling economic interest in any such direct competitor, and is not itself such a direct competitor of the Company or its Restricted Subsidiaries, shall not be deemed to be a direct competitor for the purposes of this definition. Delivery of the Competitors List or any supplement thereto, in each case, to the Administrative Agent shall only be deemed to be received and effective if such list of Competitors and each such supplement is delivered to the following email address: JPMDQ_Contact@jpmorgan.com.

“Competitors List”: as defined in the definition of “Competitor”, as the same may be supplemented from time to time pursuant thereto.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit A, or in such other form as is reasonably acceptable to the Administrative Agent.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise taxes or branch profits taxes.

“Consolidated Current Assets”: of any Person at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: of any Person at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries at such date, but excluding, with respect to the Company, (a) the current portion of any Funded Debt of the Company and its Restricted Subsidiaries and (b), without duplication, all Indebtedness consisting of Revolving Credit Loans, to the extent otherwise included therein.

“Consolidated EBITDA”: of any Person for any period, Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) Taxes based on income, profits or capital of the Company and its Restricted Subsidiaries, including, without limitation, federal, state and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations, (b) consolidated interest expense of such Person and its Restricted Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill), (e) losses relating to Hedge Agreements, (f) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (g) any other non-cash charges (including impairment charges), expenses or losses, (h) transaction costs, fees and expenses in connection with (including in preparation for) any Permitted Acquisition, the Spin-Off, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or waiver of any debt instrument or any amendment or waiver hereof (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) or early extinguishment of Indebtedness to the extent such items were subject to capitalization prior to the effectiveness of Financial Accounting Standards Board No. 141R “Business Combinations” but are required under such statements to be expensed currently, (i) losses associated with discontinued operations (but only after such operations are no longer owned or operated by the Company or a Restricted Subsidiary), (j) acquisition integration costs and fees, including cash severance payments made in connection with acquisitions, (k) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of issuance of Capital Stock of the Company; (provided that such net cash proceeds shall not increase the Available Amount) and (l) any contingent or deferred payments (including earn-out payments, non-compete payments and consulting payments but excluding ongoing royalty payments) made in connection with any Permitted Acquisition; provided that if any non-cash charge added back pursuant to clause (f) or (g) represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period, plus purchase accounting revenue adjustments for such period related to Permitted Acquisitions, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income (except to the extent deducted in determining such Consolidated Net Income), (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) gains relating to Hedge Agreements and (d) any other non-cash income, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income”: of any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Company and its consolidated Restricted Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of the Company) in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Restricted Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary.

“Consolidated Net Leverage Ratio”: as at the last day of any Test Period, the ratio of (a) Consolidated Total Debt on such day to (b) Consolidated EBITDA of the Company and its Restricted Subsidiaries for such period.

“Consolidated Total Assets”: of any Person at any date, all assets that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries at such date.

“Consolidated Total Debt”: at any date, (a) the aggregate principal amount of all Indebtedness of the types described in clauses (a), (c) and (e) of the definition thereof and, without duplication, of the type described in clause (g) of the definition thereof (to the extent relating to Indebtedness of the types described in clause (a), (c) and (e) of the definition thereof) owing by the Company and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP minus (b) (i) unrestricted cash and Cash Equivalents included on the consolidated balance sheet of the Company and its Restricted Subsidiaries at such date (it being agreed that cash or Cash Equivalents (x) placed on deposit with a trustee to discharge or defease Indebtedness; provided, however, that cash cash collateralizing the Existing Convertible Notes shall not be considered unrestricted or (y) to the extent proceeds of Indebtedness incurred to finance an acquisition and held in escrow pending the consummation of such acquisition to consummate such acquisition or prepay such Indebtedness shall be considered unrestricted) (x) to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the Company or any of the Restricted Subsidiaries is a party and (y) in an aggregate amount not to exceed $150,000,000 (provided that for purposes of determining compliance with the Consolidated Net Leverage Ratio or the First Lien Net Leverage Ratio upon an incurrence of Indebtedness, such unrestricted cash and Cash Equivalents shall not include the Net Cash Proceeds of any such Indebtedness) and (ii) to the extent that neither the Company nor any Restricted Subsidiary is liable therefor, the aggregate principal amount of Indebtedness of any Person (other than the Company or any Restricted Subsidiary) included in the amount described in clause (a) of this definition.

“Consolidated Working Capital”: at any date, the difference of (a) Consolidated Current Assets of the Company on such date less (b) Consolidated Current Liabilities of the Company on such date.

“Continuing Directors”: the directors of the Company on the Closing Date, and each other director of the Company, if, in each case, such other director’s nomination for the board of directors of the Company is recommended or approved by more than 50% of the board of directors of the Company as director candidates prior to their election.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Covered Party”: as defined in Section 10.24.

“Credit Party”: the Administrative Agent, the Issuing Lender or any other Lender.

“Declined Amount”: as defined in Section 2.10(g).

“Declining Lender”: as defined in Section 2.10(g).

“Default”: any of the events or conditions specified in Article 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right”: has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: subject to Section 2.25(b), any Revolving Credit Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Company, the Administrative Agent or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become insolvent or is the subject of any bankruptcy, insolvency, receivership or similar proceedings, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (a) through (d) above shall be conclusive and binding absent demonstrable error, and if the Administrative Agent makes any such determination, it shall promptly deliver written notice thereof to the Company, each Issuing Lender and each Lender.

“Designated Alternative Currency”: means any Alternative Currency that has been designated by the Administrative Agent as a Designated Alternative Currency at the request of the Company and with the consent of (i) the Administrative Agent and (ii) each Issuing Lender (in each case, not to be unreasonably withheld, conditioned or delayed). If, after the designation of any currency as a Designated Alternative Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the reasonable determination of the Administrative Agent, no longer readily available or freely traded or (z) in the reasonable determination of the Administrative Agent, a Dollar Equivalent of such currency is not readily calculable, the Administrative Agent shall promptly notify the Issuing Lenders and the Company, and such currency shall no longer be a Designated Alternative Currency until such time as the Issuing Lenders and the Administrative Agent agree to reinstate such currency as a Designated Alternative Currency.

“Designated Non-Cash Consideration” the fair market value (as determined in good faith by the Company) of non-cash consideration received by the Company or its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Company delivered to the Administrative Agent, setting forth such valuation, less the amount of cash or Cash Equivalents received by the Company or a Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) in connection with a subsequent Disposition of such Designated Non-Cash Consideration.

“Designation Effective Date”: as defined in the definition of “Competitor”.

“Determination Date”: as defined in the definition of “Available Amount”.

“Determination Period”: as of any Determination Date, the immediately preceding fiscal year of the Company.

“Disposition”: with respect to any Property, any sale, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Capital Stock”: any Capital Stock of any Person, which by its terms (or by the terms of any security or Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, matures or requires such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of such Person or any other Person or any warrants, rights or options to acquire such Capital Stock, in each case, while the Revolving Credit Commitments, Term Loans and any Incremental Term Loans hereunder remain outstanding or prior to the date that is 91 days following the later of the Term Loan Maturity Date and the Incremental Term Loan Maturity Date at the time of incurrence of such Disqualified Capital Stock; provided that (i) any Capital Stock that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase such Disqualified Capital Stock upon the occurrence of a change of control or asset sale shall not constitute Disqualified Capital Stock if the terms of such Capital Stock (and all securities into which they are convertible or for which they are exchangeable that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require the Company to repurchase such securities upon the occurrence of a change of control or asset sale) provide that the Company ~~may~~shall not be obligated to repurchase or redeem any such Capital Stock (~~and all~~or any such securities into which they are convertible or for which they are exchangeable) pursuant to such provision unless the Obligations under all Loan Documents (other than contingent indemnification claims) are satisfied prior thereto or simultaneously therewith and (ii) only the portion of the Capital Stock meeting the criteria described above prior to the date that is ninety-one (91) days following the later of the Term Loan Maturity Date and the Incremental Term Loan Maturity Date will be deemed to be Disqualified Capital Stock. Notwithstanding the preceding sentence, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Company or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Company (or any Restricted Subsidiary) shall be considered Disqualified Capital Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Dollar Equivalent”: of any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the Exchange Rate with respect to such currency.

“Domestic Subsidiary”: any Restricted Subsidiary of the Company organized under the laws of the United States of America, any state thereof or the District of Columbia other than any such Restricted Subsidiary the direct or indirect parent of which is a Foreign Subsidiary.

“Dutch Auction”: an auction conducted by the Company to purchase Term Loans as contemplated by Section 10.06(k) substantially in accordance with the procedures set forth in Exhibit I.

“ECF Percentage”: with respect to any fiscal year of the Company, 50%; provided that the ECF Percentage shall be reduced to (i) 25% if the Consolidated Net Leverage Ratio for the Test Period ending on the last day of the relevant fiscal year is less than 3.75 to 1.00 but greater than or equal to 3.25 to 1.00 and (ii) 0% if the Consolidated Net Leverage Ratio for the Test Period ending on the last day of the relevant fiscal year is less than 3.25 to 1.00.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any ~~P~~person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield”: as to any Loans, the effective all-in-yield on such Loans as determined in good faith by the Administrative Agent, taking into account the applicable interest rate margins, commitment or ticking fees, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Loans and (y) the four years following the date of incurrence thereof) payable generally to lenders making such Loans, but excluding any arrangement, commitment, structuring, amendment or other fees payable in connection therewith that are not generally shared with the relevant lenders and customary consent fees paid generally to consenting lenders.

“Eligible Assignee”: (a) a Lender, (b) an Affiliate of a Lender, (c) a Related Fund of a Lender and (d) any other Person (other than a natural person or Competitor) approved by the Company (unless such assignment is to a Lender, an Affiliate of a Lender or a Related Fund of a Lender or a payment or bankruptcy Event of Default has occurred and is continuing), the Administrative Agent (unless such assignment is an assignment under the Term Loan Facility to a Lender, an Affiliate of a Lender or a Related Fund of a Lender) and each Issuing Lender (unless such assignment is an assignment under the Term Loan Facility) (each such approval not to be unreasonably withheld, delayed or conditioned and, in the case of the Company, deemed given if such approval is not received or expressly declined in writing within seven Business Days after request (in accordance with Section 10.02) therefor)). Notwithstanding the foregoing, “Eligible Assignee” shall not include (x) the Company or any of the Company’s Affiliates (it being understood and agreed that assignments to the Company may only be made pursuant to Section 10.06(k)) or (y) any Defaulting Lender.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Liability”: any liability, loss, damage, cost and expense, fine, penalty, sanction and interest resulting from or related to Materials of Environmental Concern.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Event”: (a) the failure to satisfy the minimum funding standard with respect to a Single Employer Plan or Multiemployer Plan within the meaning of Section 412 of the Code or Section 302 of ERISA, (b) a determination that a Single Employer Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (c) a determination that a Multiemployer Plan is, or is expected to be, in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA) or (d) the filing pursuant to Section 302(c) of ERISA or Section 412(c) of the Code of an application for a waiver of the minimum funding standard with respect to any Single Employer Plan or Multiemployer Plan.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor ~~P~~person), as in effect from time to time.

“Eurodollar Base Rate”: for any day and time, with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, if such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided that if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if the screen rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Base Rate shall be the Interpolated Rate at such time.

“Eurodollar Loans”: Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum equal to (a) the Eurodollar Base Rate multiplied by (b) the Statutory Reserve Rate (rounded upward to the nearest 1/16th of 1%); provided that if such Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Article 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Evidence of Flood Insurance”: as defined in Section 6.08(a).

“Excess Cash Flow”: for any fiscal year of the Company, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) the amount of the decrease, if any, in Consolidated Working Capital for such fiscal year, (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Company and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, (v) the net liability increase during such fiscal year (if any) in long-term deferred tax accounts of the Company and (vi) the net amount of cash actually received by the Company and its Restricted Subsidiaries during such fiscal year with respect to any interest rate Hedge Agreement that does not qualify for hedge accounting treatment under GAAP minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Company and its Restricted Subsidiaries in cash during such fiscal year on account of Capital Expenditures, except to the extent financed with the proceeds of Indebtedness, equity issuances, casualty proceeds, condemnation proceeds or other proceeds, in each case, not included in Consolidated Net Income or to the extent financed with the proceeds of any Reinvestment Deferred Amount or the Available Amount, (iii) the amount of all payments of the Term Loans during such fiscal year pursuant to Section 2.03 and the amount of any mandatory prepayment of Term Loans during such fiscal year pursuant to Section 2.10(b) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, but only to the extent that such payments do not occur pursuant to a refinancing of all or any portion of the Term Loans, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (other than the Term Loans) of the Company and its Restricted Subsidiaries made in cash during such fiscal year, but only to the extent that the Funded Debt so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur pursuant to a refinancing of all or any portion of such Funded Debt (and not utilizing the Available Amount), (v) the amount of the increase, if any, in Consolidated Working Capital for such fiscal year, (vi) the aggregate net amount of non-cash gain on the Disposition of Property by the Company and its Restricted Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vii) the net liability decrease during such fiscal year (if any) in long-term deferred tax accounts of the Company, (viii) any Reinvestment Deferred Amounts outstanding prior to the applicable Reinvestment Prepayment Date, (ix) amounts paid in cash during such fiscal year pursuant to transactions described in Section 7.06(c), (d) or (e), (x) the aggregate amount actually paid by the Company and its Restricted Subsidiaries in cash during such fiscal year in connection with Permitted Acquisitions or Capital Expenditures or acquisitions of intellectual property, except to the extent financed with the proceeds of Indebtedness (other than Indebtedness that is repaid prior to the end of the fiscal year in which such Permitted Acquisition was consummated or Capital Expenditure made with cash generated from operations), equity issuances, casualty proceeds, condemnation proceeds or other proceeds, in each case, not included in Consolidated Net Income or to the extent financed with the proceeds of any Reinvestment Deferred Amount or the Available Amount, (xi) amounts paid in cash during such fiscal year with respect to debt issuance costs and commissions, discounts and other fees and charges associated with the incurrence of Indebtedness (other than such as are paid with the proceeds of such Indebtedness), (xii) the net amount of cash actually paid by the Company and its Restricted Subsidiaries during such fiscal year with respect to any interest rate Hedge Agreement that does not qualify for hedge accounting treatment under GAAP, and (xiii) the amount of any premium, make-whole or penalty payments actually paid by the Company and its Restricted Subsidiaries in cash that are made in connection with any prepayment of Indebtedness.

“Excess Cash Flow Application Date”: as defined in Section 2.10(c).

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Exchange Rate”: on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day displayed by ICE Data Services as the “ask price” for such currency. If such rate does not appear on ICE Data Services (or on such other information service which publishes that rate of exchange from time to time in place of ICE Data Services), the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such an agreement, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems in good faith appropriate to determine such rate, and such determination shall be presumed correct absent demonstrable error.

“Excluded Assets”: (a) any fee-owned real property located outside the United States, any fee-owned real property located in the United States with an assessed value for real estate taxation purposes of less than $10,000,000 and all leasehold interests; (b) motor vehicles and other assets subject to certificates of title (other than to the extent a security interest in such assets can be perfected by filing a Uniform Commercial Code financing statement); (c) equity interests in any Person other than direct Wholly Owned Restricted Subsidiaries of the Company or any Restricted Subsidiary Guarantor to the extent not permitted by such Person’s organizational or joint-venture documents in effect as of the Closing Date or at the time of acquisition thereof or require the consent of one or more third parties (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law); (d) commercial tort claims with a value of less than $5,000,000; (e) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any other party thereto (other than the Company or any Wholly Owned Restricted Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (f) the Capital Stock of Unrestricted Subsidiaries, Cleared Subsidiaries, or Immaterial Restricted Subsidiaries; (g) security interests to the extent the same would result in significant adverse tax consequences, as reasonably determined by the Company in consultation with the Administrative Agent; (h) those assets as to which the Administrative Agent and the Company reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby, (i) all foreign intellectual property and any “intent-to-use” trademark applications, (j) any assets to the extent the creation or perfection of pledges thereof, or security interests therein, would reasonably be expected to result in significant adverse tax consequences to the Company or any of its Restricted Subsidiaries under Section 956 of the Internal Revenue Code, as reasonably determined by the Company in consultation with the Administrative Agent, (k) any assets to the extent the creation or perfection of pledges thereof is prohibited by any Requirements of Law of a Governmental Authority, requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires the consent of another Person (other than the Company or a Restricted Subsidiary thereof) not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property or, in the case of any Investment Property, Pledged Stock or Pledged Notes (in each case as defined in the Guarantee and Collateral Agreement), any applicable shareholder or similar agreement, except to the extent that such Requirement of Law or the terms in such contract, license, agreement, instrument or other document or shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law and (l) the voting Capital Stock of any Foreign Subsidiary or CFC Holding Company, to the extent (but only to the extent) required to prevent the Collateral from including more than 65% of all voting Capital Stock of such Foreign Subsidiary or CFC Holding Company.

“Excluded Domestic Subsidiary”: (a) each Domestic Subsidiary listed on Schedule 1.01B, (b) any Domestic Subsidiary that is a Cleared Subsidiary or an Unrestricted Subsidiary, (c) any Domestic Subsidiary that is prohibited by any Requirement of Law from guaranteeing Obligations for so long as such prohibition exists, (d) any Domestic Subsidiary that is a CFC or a CFC Holding Company (and accordingly, in no event shall a CFC or a CFC Holding Company be required to enter into any Security Document or pledge any assets hereunder), (e) any Domestic Subsidiary that is not an “Eligible Contract Participant” as defined in the Commodity Exchange Act with respect to Excluded Swap Obligations, (f) any Domestic Subsidiary that is an Immaterial Restricted Subsidiary or for which the burden or cost of obtaining a guarantee of the Obligations is excessive in comparison to the benefit to the Lenders as reasonably determined by the Administrative Agent in consultation with the Company ~~and~~, (g) any non-Wholly Owned Restricted Subsidiary of any Loan Party and (h) Spinco and its Restricted Subsidiaries upon consummation of the Spin-Off. Notwithstanding anything in any Loan Document to the contrary, the Company shall only be obligated to cause any Excluded Domestic Subsidiary that has or is required to maintain a Federal security clearance (a “Cleared Subsidiary”) to comply with covenants in the Loan Documents otherwise applicable to Restricted Subsidiaries to the extent the Company is reasonably able to do so, without adversely impacting such Cleared Subsidiary’s Federal security clearance; provided that to the extent the Company is reasonably able to do so without adversely impacting such Cleared Subsidiary’s Federal security clearance, the Company shall notify the Administrative Agent of any non-compliance by such Cleared Subsidiary with any of the covenants in the Loan Documents.

“Excluded Swap Obligation”: with respect to any Restricted Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantor Obligation (as defined in the Guarantee and Collateral Agreement) of such Restricted Subsidiary Guarantor of, or the grant by such Restricted Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any Guarantor Obligation thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Restricted Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantor Obligation of such Restricted Subsidiary Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantor Obligation or security interest is or becomes illegal.

“Excluded Taxes”: any of the following taxes imposed on or with respect to any Credit Party or required to be withheld or deducted from a payment to such Credit Party, (a) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of such Credit Party being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.18, amounts with respect to such taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) taxes attributable to such Credit Party’s failure to comply with Section 2.18(e) and (d) any U.S. federal withholding taxes imposed under FATCA.

“Existing Convertible Notes”: the Company’s 1.50% convertible senior notes due June 1, 2021~~.~~; provided that if the Company’s outstanding 1.50% convertible senior notes due June 1, 2021 are cash collateralized on terms at the time of such pledge, to the extent material to the interests of the Lenders, reasonably satisfactory to the Administrative Agent (it being understood that such pledge is in part for the benefit of the Lenders and shall not be released prior to payment in full of all amounts owing under the Existing Convertible Notes without the consent of the Required Lenders other than to pay amounts owing under the Existing Convertible Notes), the Existing Convertible Notes and amounts outstanding thereunder shall be deemed to be zero hereunder.

“Existing Credit Agreement”: the Amended and Restated Credit Agreement, dated as of April 29, 2011 and amended and restated as of March 6, 2017 (as amended, supplemented or modified from time to time), among the Company, certain subsidiary borrowers party thereto, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent.

“Facility”: each of (a) the Term Loan Commitments and the Term Loans made thereunder (the “Term Loan Facility”) and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements entered into or any official rules or legislation implementing any such intergovernmental agreement and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any current or future regulations or official interpretations of the foregoing.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Financial Covenant”: the covenant set forth in Section 7.01.

“Financial Covenant Default”: (i) a failure to comply with the Financial Covenant, (ii) a failure to give notice of the occurrence of a Default or Event of Default under Section 6.07(a) in connection with the events described in clause (i) or (iii) the taking of any action by the Company or its Restricted Subsidiaries if such action was prohibited hereunder solely due to the existence of a Financial Covenant Default of the type described in clause (i) or (ii) of this definition. It is understood and agreed that this definition may be amended without the consent of any Term Loan Lenders but not without the written consent of the Majority Revolving Credit Facility Lenders.

“First Amendment”: the First Amendment, dated as of the First Amendment Effective Date, to this Agreement.

“First Amendment Effective Date”: January 31, 2018.

“First Lien Net Leverage Ratio”: as at the last day of any Test Period, the ratio of (a)(i) Consolidated Total Debt on such day minus the sum (without duplication) of (x) any portion thereof that is not secured by any Lien on any property or asset of the Company or any Restricted Subsidiary and (y) any portion thereof that is secured by a Lien on any property or asset of the Company or any Subsidiary, which Lien is expressly subordinated or junior to Liens securing the Obligations to (b) Consolidated EBITDA of the Company and its Subsidiaries for such period.

“First Lien Leverage Ratio”: as at the last day of any Test Period, the ratio of (a) the aggregate principal amount of all Indebtedness of the types described in clauses (a), (c) and (e) of the definition thereof and, without duplication, of the type described in clause (g) of the definition thereof (to the extent relating to Indebtedness of the types described in clause (a), (c) and (e) of the definition thereof) owing by the Company and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP on such day minus the sum (without duplication) of (x) any portion thereof that is not secured by any Lien on any property or asset of the Company or any Restricted Subsidiary and (y) any portion thereof that is secured by a Lien on any property or asset of the Company or any Subsidiary, which Lien is expressly subordinated or junior to the Liens securing the Obligations to (b) Consolidated EBITDA of the Company and its Subsidiaries for such period.

“Flood Determination Form”: as defined in Section 6.08(b).

“Flood Documents”: as defined in Section 6.08(b).

“Flood Laws”: the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).

“Foreign Subsidiary”: any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“Fronting Exposure”: at any time there is a Defaulting Lender, with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funded Debt”: with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section 1.01.

“Funding Office”: the office specified from time to time by the Administrative Agent as its funding office by notice to the Company and the Lenders.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Granting Lender”: as defined in Section 10.06(i).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement dated as of the date hereof by the Company and each other Loan Party from time to time party thereto in favor of the Collateral Agent.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or readily determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Hedge Agreements”: all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements entered into by the Company or its Restricted Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“IBA”: as defined in Section 1.08.

“Immaterial Restricted Subsidiary”: each Restricted Subsidiary of the Company now existing or hereafter acquired or formed and each successor thereto, which accounts for not more than (a) 2.5% of the consolidated gross revenues (after intercompany eliminations) of the Company and its Restricted Subsidiaries or (b) 2.5% of the Consolidated Total Assets (after intercompany eliminations) of the Company and its Restricted Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter of the Company for which financial statements were delivered pursuant to Section 6.01(a) or (ii); provided that if the Restricted Subsidiaries that constitute Immaterial Restricted Subsidiaries pursuant to the preceding portion of this definition account for, in the aggregate, more than 5.0% of such consolidated gross revenues and more than 5.0% of the Consolidated Total Assets, each as described in the preceding portion of this definition, then the term “Immaterial Restricted Subsidiary” shall not include each such Restricted Subsidiary (starting with the Restricted Subsidiary that accounts for the most consolidated gross revenues or Consolidated Total Assets and then in descending order) necessary to account for at least 95% of the consolidated gross revenues and 95% of the Consolidated Total Assets, each as described in clause (a) above.

“Incremental Amendment”: as defined in Section 2.22.

“Incremental Commitment”: an Incremental Revolving Credit Commitment or an Incremental Term Loan Commitment.

“Incremental Facility”: an Incremental Revolving Credit Facility or an Incremental Term Loan Facility.

“Incremental Lender”: an Incremental Revolving Credit Lender or an Incremental Term Loan Lender.

“Incremental Loans”: Loans made pursuant to Section 2.22.

“Incremental Revolving Credit Commitment”: with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Amendment and Section 2.22, to make Revolving Credit Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Extensions of Credit under such Incremental Amendment.

“Incremental Revolving Credit Facility”: an incremental portion of the Revolving Credit Commitments established hereunder pursuant to an Incremental Amendment providing for Incremental Revolving Credit Commitments.

“Incremental Revolving Credit Lender”: a Lender with an Incremental Revolving Credit Commitment.

“Incremental Term Loan A Facility”: an incremental term loan facility structured as a term loan “A” facility established hereunder pursuant to an Incremental Amendment providing for Incremental Term Loan Commitments.

“Incremental Term Loan B Facility”: an incremental term loan facility structured as a term loan “B” facility established hereunder pursuant to an Incremental Amendment providing for Incremental Term Loan Commitments.

“Incremental Term Loan Commitment”: with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Amendment and Section 2.22, to make Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Loan Facility”: an incremental term loan facility established hereunder pursuant to an Incremental Amendment providing for Incremental Term Loan Commitments.

“Incremental Term Loan Maturity Date”: with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Amendment.

“Incremental Term Loan Lender”: a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loans”: Loans made by an Incremental Term Loan Lenders to the Company pursuant to Section 2.22.

“Indebtedness”: of any Person at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business and earn outs and other similar contingent payments), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities other than those securing only trade payables or non-financial performance obligations incurred in the ordinary course of business, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; provided that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (h) shall be equal to the lesser of the aggregate unpaid amount of such Indebtedness and the fair market value of the assets of such Person which secure such Indebtedness, (i) all obligations of such Person in respect of Disqualified Capital Stock, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (j) for the purposes of Section 7.02 and paragraph (e) of Article 8 only, all obligations of such Person in respect of Hedge Agreements; provided, however, that notwithstanding anything to the contrary amounts owing under the Existing Convertible Notes shall not be considered Indebtedness to the extent cash collateralized in accordance with the definition thereof. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnitee”: as defined in Section  10.05(~~b~~c).

“Information”: as defined in Section 10.15.

“Initial Term Loan”: a Loan made pursuant to Section 2.01.

“Initial Term Loan Commitment”: with respect to each Lender, the commitment, if any, of such Lender to make an Initial Term Loan on the Closing Date, expressed as an amount representing the maximum principal amount of the Initial Term Loan to be made by such Lender, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06. The initial amount of each Lender’s Initial Term Loan Commitment is set forth on Annex B or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Initial Term Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Initial Term Loan Commitments is $425,000,000.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: (a) in respect of Indebtedness intended to be secured by some or all of the Collateral on a contractually pari passu basis with the Obligations, an intercreditor agreement reasonably acceptable to the Administrative Agent the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as reasonably determined by the Administrative Agent and the Company, and (b) in respect of Indebtedness intended to be secured by some or all of the Collateral on a contractually junior priority basis with the Obligations, an intercreditor agreement reasonably acceptable to the Administrative Agent the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a junior basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as reasonably determined by the Administrative Agent and the Company.

“Interest Payment Date”: (a) as to any ABR Loan, each Payment Date to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period, and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the Borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if agreed to by all Lenders under the relevant Facility, as determined by such Lenders in their sole discretion) twelve months thereafter, as selected by the Borrower in its Borrowing Notice, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if agreed to by all Lenders under the relevant Facility, as determined by such Lenders in their sole discretion) twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that would otherwise extend beyond the Revolving Credit Maturity Date, the Term Loan Maturity Date or an Incremental Term Loan Maturity Date, as the case may be, shall end on the Revolving Credit Maturity Date, Term Loan Maturity Date or Incremental Term Loan Maturity Date as applicable; and

(3) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Interpolated Rate”: at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Eurodollar Base Rate) reasonably determined by the Administrative Agent (which determination shall be conclusive and binding absent demonstrable error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurodollar Base Rate for the longest period for which the Eurodollar Base Rate is available) that is shorter than the Impacted Interest Period; and (b) the Eurodollar Base Rate for the shortest period (for which that Eurodollar Base Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investments”: as defined in Section 7.07.

“Issuing Lender”: JPMorgan Chase Bank, N.A., acting through any of its Affiliates or branches, in its capacity as an issuer of Letters of Credit hereunder, and any other Revolving Credit Lender from time to time designated by the Company as an Issuing Lender with the consent of such Revolving Credit Lender and the Administrative Agent with respect to Letters of Credit issued by such Revolving Credit Lender. An Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch.

“Joint Bookrunners”: JPMorgan Chase Bank, N.A., Deutsche Bank Securities Inc., Goldman Sachs Bank USA, RBC Capital Markets LLC, Barclays Bank PLC, Credit Suisse Securities (USA) LLC and HSBC Securities (USA) Inc., in their capacities as joint bookrunners of the Facilities hereunder.

“L/C Commitment”: $25,000,000.

“L/C Disbursement”: a payment or disbursement made by any Issuing Lender pursuant to a Letter of Credit issued by such Issuing Lender.

“L/C Fee”: as defined in Section 3.03.

“L/C Fee Payment Date”: each Payment Date, and the last day of the Revolving Credit Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.05.

“L/C Participants”: with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such Letter of Credit.

“Lead Arranger”: JPMorgan Chase Bank, N.A., in its capacity as lead arranger of the Facilities hereunder.

“Lender Presentation”: the Lender Presentation dated June 12, 2017 and furnished to the Administrative Agent in connection with the Agreement.

“Lender-Related Person”: as defined in Section 10.05(b).

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.01(a).

“Liabilities ”: any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien”: any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any similar security arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, any other title retention agreement, any capital lease or any other financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition”: any Permitted Acquisition the consummation of which by the Company or any Restricted Subsidiary is not expressly conditioned on the availability of, or on obtaining, third party financing.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, any Incremental Amendment, the Applications, the Notes, any Intercreditor Agreement, any Restricted Subsidiary Borrower Request and Assumption Agreement and any Letter of Credit.

“Loan Parties”: each Borrower and each Restricted Subsidiary Guarantor.

“Loan Stock”: as defined in Section 7.07(q).

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).

“Majority Revolving Credit Facility Lenders”: the Majority Facility Lenders in respect of the Revolving Credit Facility.

“Material Adverse Effect”: a material adverse change in or an event or occurrence materially and adversely affecting (a) the business, assets, property, operations or condition (financial or otherwise) of the Company and its Restricted Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company and the other Loan Parties, taken as a whole, to perform their obligations under the Loan Documents to which they are or will be a party or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Agents and the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Maturity Date”: the Term Loan Maturity Date, the Incremental Term Loan Maturity Date with respect to Incremental Term Loans of any Series or the Revolving Credit Maturity Date, and any extended maturity date with respect to all or a portion of any Class of Loans or Commitments hereunder pursuant to a Refinancing Amendment.

“Maximum Rate”: as defined in Section 10.22.

“Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties”: the real properties which become subject to a Mortgage pursuant to Section 6.08(b) as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Collateral Agent for the benefit of the Secured Parties, in such form or forms as are reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, and any other cash proceeds subsequently received in respect of noncash consideration initially received, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, broker’s fees and commissions, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any such Indebtedness assumed by the purchaser of such asset and other than any Lien pursuant to a Security Document), other customary fees and expenses actually incurred in connection therewith and amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or Recovery Event or (y) any other liabilities retained by the Company or any Restricted Subsidiary thereof associated with the properties sold in such Asset

Sale or subject to such Recovery Event (provided that, in each case, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions, other customary fees and expenses actually incurred in connection therewith and, in the case of any Indebtedness that constitutes Permitted Convertible Indebtedness, the net cost of any Permitted Call Spread Transaction executed substantially concurrently with the pricing of such Permitted Convertible Indebtedness.

“Net Equity Proceeds”: with respect to each capital contribution to any Person or sale or issuance by any Person of its Capital Stock, the cash proceeds received by such Person therefrom net of reasonable transaction costs (including, as applicable, any underwriting, brokerage or other customary discounts and commissions and reasonable legal, advisory and other fees and expenses associated therewith).

“NFIP”: as defined in Section 6.08(b).

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Excluded Taxes”: (a) taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Non-U.S. Lender”: any Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Note”: any promissory note evidencing any Loan.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing reasonably selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Loan Party (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrowers and the Restricted Subsidiary Guarantors to the Administrative Agent, the Collateral Agent or to any Lender, any Qualified Counterparty or any Cash Management Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent, the Collateral Agent or to any Lender that are required to be paid by the Borrowers pursuant hereto) or otherwise; provided, that (i) obligations of any Borrower or any Restricted Subsidiary Guarantor under any Specified Hedge Agreement or any Specified Cash Management Agreement shall be secured and guaranteed only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Restricted Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements or Specified Cash Management Agreements. Notwithstanding the foregoing, the Obligations and the “Obligations” as defined in the Guarantee and Collateral Agreement shall in no event include any Excluded Swap Obligations.

“Other Connection Taxes”: with respect to any Credit Party, taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such tax (other than connections arising from such Credit Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar Rate borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant”: as defined in Section 10.06(b).

“Participant Register”: as defined in Section 10.06(b).

“Participation Amount”: as defined in Section 3.04(b).

“Payment”: as defined in Section 7.08.

“Payment Amount”: as defined in Section 3.05.

“Payment Date”: the first Business Day after the last day of each January, April, July and October.

“Payment Office”: the office specified from time to time by the Administrative Agent as its payment office by notice to the Company and the Lenders.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Certificate”: the Perfection Certificate substantially in the form of Exhibit B to the Guarantee and Collateral Agreement.

“Permitted Acquisition”: an acquisition or any series of related acquisitions by the Company or any of its Restricted Subsidiaries (including any merger where the Company or any of its Restricted Subsidiaries is the surviving entity) of all of the equity interests in, or all or substantially all of the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person or the outstanding voting Capital Stock or economic interests of a Person that, upon consummation of such acquisition, is or will be a Restricted Subsidiary of the Company or merged with or into the Company or a Restricted Subsidiary of the Company (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Permitted Acquisition Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in pursuant to Section 7.14, so long as (i) in the case of a Limited Condition Acquisition, no Default or Event of Default shall exist as of the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into, and, in the case of any other Permitted Acquisition, no Default or Event of Default shall then exist or would exist immediately after giving effect thereto, (ii) for any acquisition for an aggregate consideration greater than $25,000,000, in the case of a Limited Condition Acquisition as of the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into, and, in the case of any other Permitted Acquisition, the date thereof, the Company shall be in compliance with the Financial Covenant, determined on a pro forma basis as of the last day of the most recently ended fiscal quarter for which the Company’s consolidated financial statements have been delivered hereunder prior to, in the case of a Limited Condition Acquisition, the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into, and, in the case of any other Permitted Acquisition, the date thereof, (iii) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors or similar governing body and/or shareholders or other equity holder(s) of the Permitted Acquisition Target and (iv) the aggregate consideration paid by the Loan Parties in the case of acquisitions after the Closing Date of (A) entities that are not and do not become Restricted Subsidiary Guarantors or (B) assets that are not owned by a Loan Party shall not exceed the greater of (x) $125,000,000 and (y) 6.5% of Consolidated Total Assets of the Company, determined as of the last day of the most recently ended fiscal quarter for which the Company’s consolidated financial statements have been delivered hereunder prior to, in the case of a Limited Condition Acquisition, the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into, and, in the case of any other Permitted Acquisition, the date thereof (provided that amounts available under Section 7.07(i), Section 7.07(n) and Section 7.07(o) for making Investments may also be used to pay consideration for such Permitted Acquisitions).

“Permitted Acquisition Indebtedness”: Indebtedness of a Permitted Acquisition Target that is not incurred by such Permitted Acquisition Target, the Company or any Restricted Subsidiary in contemplation of (or in connection with) a Permitted Acquisition, including any obligations under agreements providing for earn outs, deferred purchase price, indemnification, adjustment of purchase price or similar obligations, or from Guarantee Obligations or letters of credit, surety bonds or performance bonds securing the performance of the Company or any Restricted Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions.

“Permitted Acquisition Target”: as defined in the definition of “Permitted Acquisition” in this Section 1.01.

“Permitted Bond Hedge Transaction”: any bond hedge, capped call or similar option transaction entered into in connection with the issuance of Permitted Convertible Indebtedness for the purpose or having the effect of increasing the effective conversion price of such Permitted Convertible Indebtedness.

“Permitted Call Spread Transaction”: any Permitted Bond Hedge Transaction together with, if applicable, any Permitted Warrant Transaction.

“Permitted Convertible Indebtedness”: any notes, bonds, debentures or similar instruments issued by the Company that are convertible into or exchangeable for (x) cash, (y) shares of the Company’s common stock or preferred stock or other equity securities that constitute Qualified Capital Stock or (z) a combination thereof.

“Permitted Disposition Amount”: as defined in Section 7.05(e).

“Permitted Equity Issuance”: any sale or issuance of any Qualified Capital Stock of the Company or a cash capital contribution to the Company in respect of its common Capital Stock. For the avoidance of doubt, neither the incurrence of any Indebtedness convertible into or exchangeable for Capital Stock nor the conversion or exchange of any such Indebtedness into or for Capital Stock shall constitute a Permitted Equity Issuance.

“Permitted Refinancing”: any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness; provided that:

(i) the principal amount (or accreted value, if applicable) of such Indebtedness does not exceed (a) the principal amount (or accreted value, if applicable) of the Indebtedness so exchanged, extended, refinanced, renewed, replaced, defeased or refunded plus (b) all accrued interest thereon plus (c) the amount of any reasonable tender or redemption premium paid in connection therewith or any penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness being exchanged, extended, refinanced, renewed, replaced, defeased or refunded and any reasonable costs, fees and expenses incurred in connection with the issuance of such new Indebtedness and the refinancing of such Indebtedness being exchanged, extended, refinanced, renewed, replaced, defeased or refunded;

(ii) other than with respect to Permitted Convertible Indebtedness incurred in reliance on Section 7.02(j)(i)(y), such Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being exchanged, extended, refinanced, renewed, replaced, defeased or refunded;

(iii) such Indebtedness shall not have obligors that were not obligors in respect of the Indebtedness being exchanged, extended, refinanced, renewed, replaced, defeased or refunded unless such obligors would be permitted to otherwise incur such Indebtedness hereunder;

(iv) if such Indebtedness being exchanged, extended, refinanced, renewed, replaced, defeased or refunded is expressly subordinated in right of payment to the Obligations (other than Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), such new, extension, refinancing, renewal, replacement, defeasance or refunding Indebtedness shall be subordinated in right of payment to the Obligations on terms, taken as a whole, at least as favorable (in the good faith judgment of the Company) to the Lenders as those contained in the documentation governing the Indebtedness being exchanged, extended, refinanced, renewed, replaced, defeased or refunded; and

(v) no Event of Default shall have occurred and be continuing.

“Permitted Warrant Transaction”: any warrant issued by the Company concurrently with the purchase, by the Company, of a Permitted Bond Hedge Transaction for the purpose of offsetting the cost of such Permitted Bond Hedge Transaction.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 10.02.

“Pledged Stock”: as defined in Guarantee and Collateral Agreement, which, in the case of CFCs and CFC Holding Companies, shall be limited to a pledge of 65% of the voting Capital Stock of first-tier CFCs or CFC Holding Companies.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proceeding”: any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Projections”: as defined in Section 6.02(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Lender”: as defined in Section 10.02.

“Qualified Capital Stock”: any Capital Stock of the Company that is not Disqualified Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender, an Agent or an Affiliate of a Lender or Agent.

“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Party”: as defined in Section 10.24.

“Recordable Intellectual Property”: as defined in the Guarantee and Collateral Agreement.

“Recovery Event”: any settlement of or payment in respect of, or any series of related settlements of or payments in respect of, any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any of its Restricted Subsidiaries in excess of $3,300,000.

“Refinanced Loans and Commitments”: as defined in Section 2.26(a).

“Refinancing Amendment”: an amendment to this Agreement (which may, at the option of the Administrative Agent, be in the form of an amendment and restatement of this Agreement) providing for Refinancing Debt or Refinancing Revolving Credit Commitments pursuant to Section 2.26, which shall be consistent with Section 2.26 and otherwise satisfactory to the parties thereto. Each Refinancing Amendment shall be executed by the Administrative Agent, the Loan Parties and the other parties required by Section 2.26 (but not any other Lender).

“Refinancing Debt”: one or more Classes of Term Loans, senior secured notes (which may rank pari passu or junior in right of security to the Term Loan Facility) or senior unsecured notes that result from a Refinancing Amendment in accordance with Section 2.26.

“Refinancing Facility Closing Date” “: as defined in Section 2.26(b).

“Refinancing Revolving Credit Commitments”: a new Class of Revolving Credit Commitments that result from a Refinancing Amendment in accordance with Section 2.26.

“Refinancing Term Loans”: shall have the meaning assigned to such term in the First Amendment.

“Refinancing Term Loan Commitment”: shall have the meaning assigned to such term in the First Amendment.

“Register”: as defined in Section 10.06(e).

“Registered Equivalent Notes”: with respect to any bonds, notes, debentures or similar instruments originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar for dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation U”: Regulation U of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.05 for amounts drawn under Letters of Credit issued by such Issuing Lender at the request of the Borrower.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries in connection therewith that are not applied to prepay the Loans pursuant to Section 2.10(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Company has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in, or otherwise reinvest in, the business of the Company or its Restricted Subsidiaries.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in, or otherwise reinvest in, the business of the Company or its Restricted Subsidiaries.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event (or if the Company or any Restricted Subsidiary enters into a binding commitment to reinvest such Net Cash Proceeds within one year following receipt thereof, within six months of the date of such binding commitment (provided that this clause shall not operate to reduce the timeframe for reinvestment)) and (b) the date on which the Company shall have determined not to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in, or otherwise reinvest in, the business of the Company or its Restricted Subsidiaries with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Fund”: with respect to any Lender, any fund that (x) generally invests in commercial loans and similar extensions of credit in the ordinary course of its business and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender or such investment advisor.

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived.

“Repricing Event”: (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of Term Loans into, any Indebtedness the primary purpose of which is to reduce the Effective Yield applicable to the Term Loans and (ii) any amendment to the Term Loan Facility the primary purpose of which is to reduce the Effective Yield applicable to the Term Loans, in each case, excluding any repayment, replacement or amendment occurring in connection with a Change of Control or Investment not permitted under the Loan Documents as in effect immediately prior to such Repricing Event.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding; provided further that “Required Lenders” shall exclude the Term Loan Lenders (in their capacities as such) and shall be determined without giving effect to outstanding Term Loans, in each case solely in connection with any amendment, waiver, consent or approval with respect to (i) Section 5.02 for extensions of credit under the Revolving Credit Facility or in connection with funding draws on any Letters of Credit, (ii) any extension of the maturity date for the Revolving Credit Facility, (iii) Section 6.13(b), the Financial Covenant or any Financial Covenant Default, (iv) the termination of the Revolving Credit Commitments, any acceleration of Revolving Credit Loans and any requirement to Cash Collateralize the L/C Obligations, (v) interest rates or fees payable in connection with the Revolving Credit Facility or any Letter of Credit, (vi) any provision of Article 2 relating to payments required to be made (including any Cash Collateral required to be provided) by the Company or any of its Restricted Subsidiaries solely with respect to the Revolving Credit Facility or (vii) any provision requiring that any payments be made or shared on a pro rata basis solely between or among Revolving Credit Lenders. The outstanding Term Loans and Revolving Credit Commitments of any Defaulting Lender shall be disregarded in determining the Required Lenders at any time.

“Required Prepayment Lenders”: (a) while any Term Loans are outstanding, the Majority Facility Lenders in respect of the Term Loan Facility and (b) thereafter, the Majority Revolving Credit Facility Lenders.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, vice president of corporate finance, general counsel or chief legal officer of the Company, but in any event, with respect to financial matters, the chief financial officer, treasurer, assistant treasurer or vice president of corporate finance of the Company (or, in each case, any other officer of the Company acceptable to the Administrative Agent).

“Restricted Payments”: as defined in Section 7.06.

“Restricted Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Restricted Subsidiary” or to “Restricted Subsidiaries” in this Agreement shall refer to a Restricted Subsidiary or Restricted Subsidiaries of the Company; provided, however, that Unrestricted Subsidiaries shall be deemed not to be Restricted Subsidiaries for any purpose of this Agreement or the other Loan Documents.

“Restricted Subsidiary Borrower”: any Restricted Subsidiary Guarantor that becomes a Borrower in accordance with Section 2.23.

“Restricted Subsidiary Borrower Notice”: as defined in Section 2.23.

“Restricted Subsidiary Borrower Request and Assumption Agreement”: as defined in Section 2.23.

“Restricted Subsidiary Designation” as defined in Section 1.04.

“Restricted Subsidiary Guarantor”: each Domestic Subsidiary of the Company that is a party to the Guarantee and Collateral Agreement from time to time.

“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Annex A, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Revolving Credit Commitments as of the Closing Date is $300,000,000.

“Revolving Credit Commitment Period”: the period from and including the Closing Date to the earlier of (x) the Revolving Credit Maturity Date and (y) the termination of the Revolving Credit Commitments in accordance with the terms hereof.

“Revolving Credit Facility”: as defined in the definition of “Facility” in this Section 1.01.

“Revolving Credit Maturity Date”: the date that is five years after the Closing Date, provided that Revolving Credit Maturity Date shall be March 1, 2021 if on such date there are any amounts outstanding under the Existing Convertible Notes.

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loans”: Loans made pursuant to Section 2.04(a).

“Revolving Credit Note”: as defined in Section 2.06(e).

“Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the Total Revolving Extensions of Credit then outstanding).

“Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, and (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding.

“Sanctioned Country”: at any time, a country, region or territory which is itself the subject or target of any Sanctions (which as of the Closing Date, are the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating or ordinarily resident in, or organized under the laws of, a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Second Amendment”: the Second Amendment, dated as of the Second Amendment Effective Date, to this Agreement.

“Second Amendment Effective Date”: June 8, 2020.

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages (if applicable), intellectual property security agreements and all other guarantee agreements, instruments and other documents delivered to the Administrative Agent or the Collateral Agent guaranteeing the obligations and liabilities of the Loan Parties under the Loan Documents or granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Series”: as defined in Section 2.22(c).

“Significant Subsidiary”: any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Agreement”: any Cash Management Agreement entered into by any Loan Party and any Cash Management Bank that is designated in writing by the Company and such Cash Management Bank to the Administrative Agent and the Collateral Agent as a “Specified Cash Management Agreement”.

“Specified Hedge Agreement”: any Hedge Agreement entered into by the Company or any Restricted Subsidiary Guarantor and any Qualified Counterparty.

“Specified Representations”: those representations and warranties set forth in Section 4.04 (other than the third sentence thereof), the first sentence of Section 4.05, Section 4.11, Section 4.14, Section 4.18, Section 4.19 (for this purpose, assuming that the “Closing Date” is the date on which the related Limited Condition Acquisition is consummated and determined immediately after giving effect to the incurrence of any Indebtedness incurred in connection with such Limited Condition Acquisition), Section 4.20 and Section 4.21.

“SPC”: as defined in Section 10.06(i).

“Spin-Off ”: the Disposition of Spinco in whole or in part in one or more transactions.

“Spinco ”: one or more Subsidiaries of the Company the assets of which consist of the Spinco Business.

“Spinco Business”: all or a material portion of the assets and liabilities of the Company’s and its Subsidiaries’ “Cyber Intelligence Solutions” business, it being understood that (a) the “Spinco Business” shall not include assets necessary to operate the “Customer Engagement Solutions” business described in the Annual Report of the Company on Form 10-K for the year ended January 31, 2020 (giving effect to any transition service agreements and other agreements entered into in connection with the Spin-Off approved by the Board of Directors of the Company), and (b) assets (including cash and Cash Equivalents) used in both the “Cyber Intelligence Solutions” business and the “Customer Engagement Solutions” business shall be subject to allocation in accordance with agreements approved by the Boards of Directors of the Company and Spinco and publicly disclosed to shareholders in the Form 20-F related to the Spin-Off if, upon giving effect such allocations, the Company would be in compliance with the Financial Covenant on a pro forma basis (giving effect to any such transition service agreements and other agreements referenced above) immediately following the Spin-Off.

“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary”: as to any Person (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or other business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Company.

“Supported QFC” has the meaning assigned to it in Section 10.24.

“Swap Obligation”: with respect to any Restricted Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Term Loan”: (i) prior to the First Amendment Effective Date, an Initial Term Loan and (ii) on or after the First Amendment Effective Date, a Refinancing Term Loan or an Incremental Term Loan of any Series.

“Term Loan Commitment”: (i) prior to the First Amendment Effective Date, an Initial Term Loan Commitment and (ii) on or after the First Amendment Effective Date, a Refinancing Term Loan Commitment or an Incremental Term Loan Commitment of any Series.

“Term Loan Facility”: as defined in the definition of “Facility” in this Section 1.01.

“Term Loan Lender”: each Lender that has a Term Loan Commitment or is the holder of a Term Loan.

“Term Loan Maturity Date”: the day that is seven years after the Closing Date; provided that the Term Loan Maturity Date shall be March 1, 2021 if on such date there are any amounts outstanding under the Existing Convertible Notes.

“Term Loan Percentage”: as to any Term Loan Lender at any time, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loan then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Term Loan Yield Differential”: as defined in Section 2.22(c).

“Term Note”: as defined in Section 2.06(e).

“Test Period”: for any determination under this Agreement, the most recent period of four consecutive fiscal quarters of the Company ended on or prior to such date of determination (taken as one accounting period).

“Threshold Amount”: $35,000,000.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

“Trade Date”: as defined in Section 10.06(c).

“Transferee”: as defined in Section 10.15.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unrestricted Subsidiary”: (a) any Subsidiary of the Company that is designated as an Unrestricted Subsidiary by the Company pursuant to Section 6.13 subsequent to the Closing Date and (b) any subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act”: The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Special Resolution Regimes”: as defined in Section 10.24.

“Vendor Contract Letter of Credit”: as defined in Section 7.02(m).

“VTUK”: as defined in Section 7.07(q).

“Weighted Average Life to Maturity” when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary”: of a Person means any other Person of which 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares and the like) shall at the time be owned or controlled, directly or indirectly, by such Person and/or one or more Wholly Owned Restricted Subsidiaries of such Person.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule~~.~~, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Company and its Restricted Subsidiaries not defined in Section 1.01 and accounting terms partly defined in Section 1.01, to the extent not defined, shall have the respective meanings given to them under GAAP and (ii) references to fiscal year or fiscal quarter are, unless otherwise indicated, references to the fiscal year or fiscal quarter of the Company (the Company’s fiscal year ends January 31).

(c) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organization document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights.

(d) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(f) All calculations of financial ratios set forth in Section 7.01 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

(g) Notwithstanding any other provision contained herein, all computations of amounts and ratios referred to herein shall be made without giving effect to any treatment of Indebtedness relating to convertible debt securities under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) requiring the valuation of any such Indebtedness in a reduced or bifurcated manner as described therein. In addition, in the case of any Permitted Convertible Indebtedness for which the embedded conversion obligation must be settled by paying solely cash, so long as substantially concurrently with the offering of such Permitted Convertible Indebtedness, the Company enters into a cash-settled Permitted Bond Hedge Transaction relating to such Permitted Convertible Indebtedness, notwithstanding any other provision contained herein, for so long as such Permitted Bond Hedge Transaction (or a portion thereof corresponding to the amount of outstanding Permitted Convertible Indebtedness) remains in effect, all computations of amounts and ratios referred to herein shall be made as if the amount of Indebtedness represented by such Permitted Convertible Indebtedness were equal to the face principal amount thereof without regard to any mark-to-market derivative accounting for such Indebtedness.

(h) Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.03. Accounting Changes. If any “Accounting Change” shall occur and such change results in a change in the method of calculation of any financial covenant or ratio in this Agreement and either the Company or Required Lenders so request, then the Company and the Administrative Agent shall negotiate in good faith to amend such provisions of this Agreement to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American

Institute of Certified Public Accountants or, if applicable, the

SEC. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with GAAP as of the Closing Date for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes as provided for above.

Section 1.04. Pro Forma Calculations. For purposes of calculating Consolidated EBITDA of the Company and its Restricted Subsidiaries for any period, (i) for any acquisition or series of related acquisitions (including by merger or consolidation), the Company may, and if the aggregate consideration for such acquisition or acquisitions exceeds $25,000,000 shall, include for such period the Consolidated EBITDA of any Person or other subject of a Permitted Acquisition acquired by the Company or its Restricted Subsidiaries during such period on a pro forma basis (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes hereof determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination) in connection therewith occurred on the first day of such period), (ii) for any Disposition or series of related Dispositions, the Company may, and with respect to the Spin-Off or if the aggregate proceeds of such Disposition or Dispositions exceeds $25,000,000 shall, exclude for such period the Consolidated EBITDA of any Person Disposed of by the Company or its Restricted Subsidiaries during such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period) and (iii) for any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the Company shall exclude the income statement items attributable to such Unrestricted Subsidiary for such period and for any designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Company shall include the income statement items attributable to such Restricted Subsidiary for such period. For purposes hereof, whenever pro forma effect is given to a transaction or designation of any Restricted Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary in accordance with this Agreement (a “Restricted Subsidiary Designation”), the pro forma calculations shall be made in good faith by a Responsible Officer, as set forth in a certificate of a Responsible Officer with supporting calculations, including with respect to related expenses, cost savings, operating expense reductions and synergies estimated in good faith by such Responsible Officer to be realized within 18 months following such transaction or Restricted Subsidiary Designation (for the avoidance of doubt, net of additional costs estimated to result from such transaction), such as with respect to (but not limited to) (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead; provided, that the aggregate amount of adjustments made pursuant to this sentence at any time when such pro forma calculations are made that are not made in a manner consistent with Article 11 of Regulation S-X of the Securities Act of 1933 and clause (h) of the definition of Consolidated EBITDA as it relates to the Spin-Off shall at no time exceed 20% of Consolidated EBITDA for the relevant period after giving pro forma effect thereto.

Section 1.05. Designated Senior Indebtedness. The Obligations hereunder are hereby designated by the Company as “Designated Senior Indebtedness” (or similar term) for all purposes of any subordinated Permitted Convertible Indebtedness, any other subordinated Indebtedness of the Company or any Restricted Subsidiary Guarantor and any Permitted Refinancing thereof.

Section 1.06. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any documents related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

Section 1.08. Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the Eurodollar Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. The Administrative Agent will promptly notify the Company of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

ARTICLE 2

AMOUNT AND TERMS OF COMMITMENTS

Section 2.01. Term Loan Commitments. Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make an Initial Term Loan to the Company on the Closing Date in a principal amount not exceeding its Initial Term Loan Commitment. Subject to the terms and conditions of the First Amendment, each Term Loan Lender severally agrees to make a Refinancing Term Loan to the Company on the First Amendment Effective Date in a principal amount not exceeding its Refinancing Term Loan Commitment. Following the making or continuation thereof, as applicable, on the First Amendment Effective Date, the Refinancing Term Loans shall constitute Term Loans in all respects. The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.02 and 2.11.

Section 2.02. Procedure for Term Loan Borrowing. The Company shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 11:00 A.M., New York City time, one Business Day prior to the anticipated Borrowing Date ) requesting that the Term Loan Lenders make the Term Loans on the Borrowing Date. Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Borrowing Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender. The aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders will then be made available to the Company by the Administrative Agent in like funds as received by the Administrative Agent.

Section 2.03. Repayment of Term Loans. (a) The Company shall pay to the Administrative Agent, for the account of the Term Loan Lenders, on each Payment Date commencing with the Payment Date occurring on August 1, 2017, a principal amount of Initial Term Loans or Refinancing Term Loans, as applicable, equal to 0.25% of the aggregate principal amount of Refinancing Term Loans outstanding on the First Amendment Effective Date (which amount for purposes of this Section shall be deemed to be equal to the aggregate principal amount of Initial Term Loans outstanding on the Closing Date) (as such amount may be reduced pursuant to Sections 2.09(b) and 2.10(g)). To the extent not previously paid in full, all Refinancing Term Loans shall be due and payable on the Term Loan Maturity Date. All repayments made pursuant to this Section 2.03 shall be accompanied by accrued interest on the amount repaid and shall be subject to Section 2.19.

(b) To the extent not previously paid, all Incremental Term Loans shall be due and payable on the Incremental Term Loan Maturity Date.

Section 2.04. Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agree to make Revolving Credit Loans to the Borrowers from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Credit Lender which, when added to such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment. During the Revolving Credit Commitment Period any Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.05 and 2.11.

(b) The Borrowers shall repay all outstanding Revolving Credit Loans on the Revolving Credit Maturity Date.

Section 2.05. Procedure for Revolving Credit Borrowing. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Loans shall be made upon the Borrower’s notice to the Administrative Agent, which must be given by a Borrowing Notice. Each such Borrowing Notice must be received by the Administrative Agent not later than 12:00 Noon, New York City time (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Loans or of any conversion of Eurodollar Loans to ABR Loans, and (ii) on the requested date of any Borrowing of ABR Loans. Each Borrowing Notice shall specify (1) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Loans, (ii) the requested Borrowing Date, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Class and Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. Each Borrowing of or conversion to ABR Loans shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount). Each Borrowing of, conversion to or continuation of Eurodollar Loans shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each Borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 p.m., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such Borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

Section 2.06. Repayment of Loans; Evidence of Debt . (a) The Borrowers hereby unconditionally, and jointly and severally, promise to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Article 8), (ii) the principal amount of each Initial Term Loan or Refinancing Term Loan, as applicable, of such Term Loan Lender made to such Borrower in installments according to the amortization schedule set forth in Section 2.03 (or on such earlier date on which the Loans become due and payable pursuant to Article 8) and (iii) the principal amount of each Incremental Term Loan of such Incremental Term Loan Lenders made to such Borrower on the Incremental Term Loan Maturity Date (or on such earlier date on which the Loans become due and payable pursuant to Article 8). Each Borrower hereby further agree to pay interest on the unpaid principal amount of the Loans made to it from time to time outstanding from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.13.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower to such Lender resulting from each Loan of such Lender made to such Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from any Borrower and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Section 2.06(c) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

(e) Each Borrower agrees that, upon the request to the Administrative Agent by any Lender, such Borrower will promptly execute and deliver to such Lender a Note of such Borrower evidencing any Term Loans or Revolving Credit Loans, as the case may be, of such Lender, substantially in the forms of Exhibit F-1 or F-2, respectively (a “Term Note” or “Revolving Credit Note”, respectively), with appropriate insertions as to date and principal amount.

Section 2.07. Fees. (a) The Company agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Payment Date and on the Revolving Credit Maturity Date.

(b) If, after the First Amendment Effective Date and on or prior to the six (6) month anniversary of the First Amendment Effective Date, a Repricing Event occurs, the Company shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Loan Lenders, (I) in the case of a Repricing Event described in clause (i) of the definition thereof, a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid or repaid and (II) in the case of a Repricing Event described in clause (ii) of the definition thereof, a fee equal to 1.00% of the aggregate principal amount of the applicable Term Loans outstanding immediately prior to such amendment (without duplication of any fee paid to such Term Loan Lenders under Section 2.07(b)(I). Such amounts shall be due and payable on the date of effectiveness of such Repricing Event.

(c) The Company agrees to pay to the Agents, for their own respective accounts, the fees in the amounts and on the dates agreed to in writing by the Company and the Agents.

Section 2.08. Termination or Reduction of Revolving Credit Commitments. The Company shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, immediately after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments then in effect. A notice of termination of the Revolving Credit Commitments delivered by the Company to the Administrative Agent may be revoked by the Company by written notice to the Administrative Agent on or prior to the date specified for the termination of the Revolving Credit Commitments.

Section 2.09. Optional Prepayments. (a) The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), (x) upon irrevocable notice delivered to the Administrative Agent (i) no later than 12:00 Noon, New York City time, three Business Days prior thereto in the case of Eurodollar Loans and (ii) no later than 12:00 Noon, New York City time, one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Term Loans or Revolving Credit Loans, and whether such prepayment is of Eurodollar Loans or ABR Loans, and (y) at any time on any Business Day with no prior notice, in the case of Revolving Credit Loans that are ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.19, provided, further, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, incurrence of other Indebtedness or consummation of another transaction (such as a Change of Control), in which case such notice may be revoked by the Company (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein (unless such notice is revoked as contemplated above), together with (except in the case of Revolving Credit Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

(b) Each prepayment of Term Loans pursuant to this Section 2.09 shall be applied to the outstanding Term Loans as the Borrower may elect, and absent an election, shall be applied first, pro rata to the installments of Term Loans which are scheduled to mature in the 24-month period immediately following such prepayment and second, to remaining installments of Term Loans pro rata according to the outstanding principal amounts thereof.

Section 2.10. Mandatory Prepayments. (a) Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness shall be incurred by the Company or any of its Restricted Subsidiaries (excluding any Indebtedness permitted under Section 7.02), then not later than the next Business Day following such incurrence, the Loans shall be prepaid by an amount equal to the amount of the Net Cash Proceeds of such incurrence.

(b) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Company or any of its Restricted Subsidiaries receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, not later than the fifth Business Day following the receipt by the Company or such Restricted Subsidiary of such Net Cash Proceeds, on such date, the Loans shall be prepaid by an amount equal to the amount of such Net Cash Proceeds; provided that (i) notwithstanding the foregoing, on each Reinvestment Prepayment Date, the Loans shall be prepaid by an amount equal to the Reinvestment Prepayment Amount (or, in the case of a Reinvestment Prepayment Date described in clause (b) of the definition thereof with respect to only a portion of the relevant Reinvestment Deferred Amount, an amount equal to such portion) with respect to the relevant Reinvestment Event and (ii) any such prepayment shall only be required with the aggregate amount of Net Cash Proceeds from any Asset Sale or Recovery Event received in any fiscal year of the Company in excess of $10,000,000. The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.05.

(c) Unless the Required Prepayment Lenders shall otherwise agree, if, for any fiscal year of the Company commencing with the fiscal year ending January 31, 2019, there shall be Excess Cash Flow (provided, however, that with respect to any fiscal year in which the Spin-Off occurs, Excess Cash Flow shall only be calculated in respect of the portion of such fiscal year subsequent to the Spin-Off), then, on the relevant Excess Cash Flow Application Date, the Loans shall be prepaid by an amount equal to (x) the ECF Percentage of such Excess Cash Flow minus (y) voluntary payments of Term Loans or Revolving Credit Loans (accompanied by an equal permanent reduction of the Revolving Credit Commitments) under Section 2.09 during such fiscal year but only to the extent that such prepayments do not (i) occur pursuant to a refinancing of all or any portion of such Term Loans or Revolving Credit Loans or (ii) utilize the Available Amount. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of the date on which the financial statements of the Company referred to in Section 6.01(a), for the fiscal year with respect to which such prepayment is made, (i) are required to be delivered to the Lenders and (ii) are actually delivered.

(d) In the event of any termination of all the Revolving Credit Commitments, each Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Credit Loans and replace or cause to be canceled (or Cash Collateralize or make other arrangements reasonably satisfactory to the Administrative Agent and each applicable Issuing Lender with respect to) all outstanding Letters of Credit issued by such Issuing Lender. If, after giving effect to any partial reduction of the Revolving Credit Commitments or at any other time, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitment, then the Borrowers shall, on the date of such reduction or at such other time, repay or prepay Revolving Credit Loans and, after the Revolving Credit Loans shall have been repaid or prepaid in full, replace or cause to be canceled (or make other arrangements satisfactory to the Administrative Agent and each Issuing Lender with respect to) Letters of Credit issued by such Issuing Lender in an amount sufficient to eliminate such excess.

(e) Notwithstanding any other provisions of this Section 2.10, (i) to the extent that any or all of the Net Cash Proceeds of any Asset Sale or Recovery Event by a Foreign Subsidiary or Excess Cash Flow estimated in good faith by the Company to be attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law (including financial assistance, corporate benefit restrictions on upstreaming of cash intra group and the fiduciary duties of directors and managers of Foreign Subsidiaries) from being repatriated to the United States or passed on to or used for the benefit of the Company, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.10 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as applicable local law delays or will not permit repatriation thereof to the United States (the Company hereby agreeing to cause the applicable Foreign Subsidiary to use commercially reasonable efforts in compliance with applicable law to effect such repatriation), and once such repatriation to the United States of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under applicable local law, such repatriation to the United States will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days, or such later date as is acceptable to the Administrative Agent, after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans to the extent otherwise required under this Section 2.10, (ii) to the extent that the Company has determined in good faith that repatriation to the United States of any of or all the Net Cash Proceeds of any Disposition by a Foreign Subsidiary or Excess Cash Flow estimated in good faith by the Company to be attributable to Foreign Subsidiaries or passing on to or use thereof for the benefit of the Company could reasonably be expected to cause significant adverse tax consequences to the Company or any of its Restricted Subsidiaries, such Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date 180 days from the date on which any such Net Cash Proceeds so retained would otherwise have been required to be applied to prepayments to the extent otherwise required under Section 2.10(b) or any such Excess Cash Flow would have been required to be applied to prepayments pursuant to Section 2.10(c), the Company applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such prepayments as if such

Net Cash Proceeds or Excess Cash Flow had been received by or was attributable to the Company rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated to the United States (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) and (iii) to the extent that any or all of the Net Cash Proceeds of any Asset Sale or Recovery Event or Excess Cash Flow estimated in good faith by the Company to be attributable to non-Wholly Owned Restricted Subsidiaries are prohibited or delayed by organizational document restrictions to the extent not created in contemplation of such prepayments from being passed on to or used for the benefit of the Company, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.10 but may be retained by the applicable non-Wholly Owned Restricted Subsidiary so long, but only so long, as the organizational documents of such non-Wholly Owned Restricted Subsidiary delays or will not permit funding such prepayment (the Company hereby agreeing to cause the applicable non-Wholly Owned Restricted Subsidiary to use commercially reasonable efforts in compliance with its organizational documents to effect such prepayment), and once such prepayment of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the non-Wholly Owned Restricted Subsidiaries organizational documents, such prepayment of the Loans to the extent otherwise required under this Section 2.10 will be promptly effected (and in any event not later than two Business Days, or such later date as is acceptable to the Administrative Agent, after such organizational restrictions are removed). For the avoidance of doubt, but without limiting the Company’s obligations under this Section 2.10, in no circumstance shall this Section 2.10 require any Foreign Subsidiary to make any dividend of or otherwise repatriate for the benefit of the Company any portion of any Net Cash Proceeds received by such Foreign Subsidiary or Excess Cash Flow attributable to any such Foreign Subsidiary.

(f) All prepayments made pursuant to this Section 2.10 shall be subject to Section 2.19, but shall otherwise be without premium or penalty, and shall be accompanied by accrued interest on the principal amount to be repaid to but excluding the date of payment.

(g) Each prepayment of Loans pursuant to this Section 2.10 shall be applied first, pro rata to the installments of Term Loans which are scheduled to mature in the 24-month period immediately following such prepayment, second, to remaining installments of Term Loans pro rata according to the outstanding principal amounts thereof, third, if no Term Loans are outstanding, to prepay outstanding Revolving Credit Loans to the full extent thereof, and fourth, if no Term Loans or Revolving Credit Loans are outstanding, to Cash Collateralize any outstanding Letters of Credit (up to an aggregate amount equal to the aggregate undrawn face amount of all such Letters of Credit) (it being understood that any such repayment or Cash Collateralization shall not permanently reduce Revolving Credit Commitments). Notwithstanding anything in this Section 2.10(g), any Term Loan Lender may elect not to accept its pro rata portion of any amount prepaid under this Section 2.10 pursuant to procedures reasonably satisfactory to the Administrative Agent (each such Term Loan Lender, a “Declining Lender”), and the Company or applicable Subsidiary Borrower shall retain for its own account such amount (the “Declined Amount”) declined by a Declining Lender.

(h) The Company shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.10, (1) a certificate signed by a Responsible Officer setting forth in reasonable detail the calculation of the amount of such prepayment and (2) at least one Business Day prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.

Section 2.11. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least one Business Day prior irrevocable notice of such election not later than 12:00 Noon, New York City time, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election not later than 12:00 Noon, New York City time (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.01, of the length of the next Interest Period to be applicable to such Loan, provided, that if the Borrower shall fail to give any such required notice as described above, or notify the Administrative Agent of an intent to convert any such Eurodollar Loan to an ABR Loan, at least three Business Days prior to the expiration of the then current Interest Period, at the end of such Interest Period, such Loan shall be continued automatically as a Eurodollar Loan with a three-month Interest Period (unless the then final scheduled termination or maturity date for the relevant Facility would be prior to the end of such three-month Interest Period or such continuation is not permitted pursuant to the following proviso, in which case such Loan shall, absent the consent of the Administrative Agent to the contrary (which may be given or withheld in its sole discretion) then be converted automatically to an ABR Loan); and provided, further, that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

Section 2.12. Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all Borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (a) no more than ten Eurodollar Tranches shall be outstanding at any one time.

Section 2.13. Interest Rates and Payment Dates. (a) Subject to Section 2.13(c), each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin in effect for such day.

(b) Subject to Section 2.13(c), each ABR Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the ABR in effect for such day plus the Applicable Margin in effect for such day.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.13 plus 2.00% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Credit Facility plus 2.00%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2.00% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Credit Facility plus 2.00%), in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.13 shall be payable from time to time on demand.

Section 2.14. Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of each determination of an Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Statutory Reserve Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of demonstrable error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.13(a).

Section 2.15. Inability To Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each Borrower absent demonstrable error) either that Dollar deposits in the principal amounts of the Loans comprising the applicable Borrowing are not generally available in the London interbank market or that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Company and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which it agrees to do upon the circumstances giving rise to the initial notice no longer existing), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall any Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

Section 2.16. Pro Rata Treatment and Payments. (a) Each Borrowing by any Borrower from the Lenders hereunder, each payment by any Borrower on account of any commitment fee or Letter of Credit fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders. Each payment of interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b) Each payment on account of principal of the Term Loans outstanding under the Term Loan Facility shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders. Amounts paid or prepaid in respect of Terms Loans may not be reborrowed.

(c) Each payment (including each prepayment) by any Borrower on account of principal of the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.

(d) The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made first, to ABR Loans under such Facility and second, to Eurodollar Loans under such Facility. Each payment of the Loans (except in the case of Revolving Credit Loans that are ABR Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(e) All payments (including prepayments) to be made by any Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by any Borrower after 1:00 P.M., New York City time, on any Business Day shall be deemed to have been on the next following Business Day. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (1) the Federal Funds Effective Rate and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of demonstrable error. If such Lender’s share of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(g) Unless the Administrative Agent shall have been notified in writing by any Borrower prior to the date of any payment due to be made by any Borrower hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against any Borrower.

(h) This Section 2.16 shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express provisions of this Agreement, including differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders and payments made in connection with an assignment expressly permitted under Section 10.06. This Section 2.16 shall be subject to the provisions of Section 2.20 and Section 2.22.

(i) Upon receipt by the Administrative Agent of payments on behalf of Lenders, the Administrative Agent shall promptly distribute such payments to the Lender or Lenders entitled thereto, in like funds as received by the Administrative Agent.

Section 2.17. Requirements of Law. (a) If any Change in Law:

(i) shall subject any Lender or Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or such Issuing Lender in respect thereof (other than (A) Indemnified Taxes and (B) taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of any Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder or any Issuing Lender; or

(iii) shall impose on any Lender, any Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing is to increase the cost to such Lender or Issuing Lender, by an amount which such Lender or Issuing Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or of maintaining its obligation to make any such Loan or issuing, maintaining or participating in Letters of Credit (or of maintaining its obligation to participate in or issue Letters of Credit), or to reduce any amount received or receivable hereunder in respect thereof (whether principal, interest or any other amount), then, in any such case, the Company shall promptly pay such Lender or Issuing Lender, as the case may be, upon its demand, any additional amounts necessary to compensate such Lender or Issuing Lender, as the case may be, for such increased cost or reduced amount receivable; provided that the Company shall not be required to compensate a Lender or an Issuing Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender or Issuing Lender, as the case may be, notifies the Company of such Lender’s or Issuing Lender’s, as the case may be, intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. If any Lender or Issuing Lender becomes entitled to claim any additional amounts pursuant to this Section 2.17, it shall promptly notify the Company (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender or any Issuing Lender shall have reasonably determined that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital adequacy or liquidity requirements has or shall have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by such Lender, or the Letters of Credit issued by any Issuing Lender to a level below that which such Lender, such Issuing Lender or such holding company reasonably could have expected to achieve but for such Change in Law (taking into consideration such Lender’s, such Issuing Lender’s or such holding company’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender or such Issuing Lender to be material, then from time to time, after submission by such Lender or such Issuing Lender to the Company (with a copy to the Administrative Agent) of a written request therefor, the Company shall pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or holding company, as the case may be, for such reduction; provided that the Company shall not be required to compensate a Lender or an Issuing Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender or such Issuing Lender notifies the Company of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c) A certificate as to any additional amounts payable pursuant to this Section 2.17 submitted by any Lender or any Issuing Lender to the Company (with a copy to the Administrative Agent) shall be conclusive in the absence of demonstrable error. Absent demonstrable error, the Company shall pay such Lender or such Issuing Lender the amount due under this Section 2.17 and shown as due on any such certificate delivered by it within 15 days after its receipt of the same. The obligations of the Company pursuant to this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.18. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for or on account of any taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such tax is a Non-Excluded Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.18), the amounts received with respect to this agreement equal the sum which would have been received had no such deduction or withholding been made.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent will timely reimburse it for such Other Taxes.

(c) Whenever any Non-Excluded Taxes are payable by any Loan Party, as promptly as practicable thereafter such Loan Party shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by such Loan Party showing payment thereof, a copy of the return reporting such payment, or other evidence of such payment. The Loan Parties shall jointly and severally indemnify each Agent and each Lender for (i) the full amount of any Non-Excluded Taxes (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Agent or Lender and (ii) any reasonable out-of-pocket expenses arising therefrom or with respect thereto, provided such Agent or Lender, as the case may be, provides the Company with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(b) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent demonstrable error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) (i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent and at the time or times prescribed by applicable law, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent or prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Company is a “United States Person” as defined in Section 7701(a)(30) of the Code,

(A) any Lender that is a “United States Person” as defined in Section 7701(a)(30) of the Code shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:

(1)

in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed copies of IRS Form W-8ECI;

(3)

in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4)

to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so.

(f) If a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of taxes as to which it has been indemnified by any Loan Party, or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.18, it shall promptly pay over the amount of such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.18 with respect to the Non-Excluded Taxes giving rise to such refund) to such Loan Party, net of all reasonable out-of-pocket expenses of such Lender (including any taxes imposed with respect to such refund) as determined by such Lender in good faith and in its sole discretion, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that each Loan Party, upon request of such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus applicable interest imposed by the relevant Governmental Authority) to such Lender if such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will a Lender be required to pay any amount to any Loan Party pursuant to this paragraph (f) the payment of which would place the Lender in a less favorable net after-tax position than such Lender would have been in if the tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such tax had never been paid. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns to the Company or any other person.

Section 2.19. Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss (other than for lost profits) or expense that such Lender sustains or incurs as a consequence of (a) default by the Borrower in making a Borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such

Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.19 submitted to the Company by any Lender shall be conclusive in the absence of demonstrable error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.20. Illegality. Notwithstanding any other provision herein, if any Change in Law shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement as notified in writing by such Lender to the Administrative Agent and the Company, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.19.

Section 2.21. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of any of Sections 2.17, 2.18(a) or 2.20 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Sections 2.17, 2.18 or 2.20.

Section 2.22. Incremental Credit Extensions. (a) The Company may at any time or from time to time after the Closing Date, by notice to the Administrative Agent, request (i) the establishment of Incremental Term Loan Commitments and/or (ii) during the Revolving Credit Commitment Period, the establishment of Incremental Revolving Credit Commitments; provided that (A) at the time of such request, no Default or Event of Default shall exist and (B) all fees and expenses owing in respect of such Incremental Facility shall have been paid to the Administrative Agent. The aggregate amount of the Incremental Commitments established under this Section 2.22 together with the aggregate original principal amount of all Alternative Incremental Indebtedness incurred under Section 7.02(o) on any date shall not exceed an amount equal to the sum of (x) $100,000,000 plus (y) an additional amount such that, immediately after giving effect to the effectiveness of the applicable Incremental Amendment effectuating such Incremental Term Loans and/or Incremental Revolving Credit Commitments, the First Lien Leverage Ratio shall not exceed 3.00 to 1.00, determined on a pro forma basis (excluding the cash proceeds of such incurrence and assuming that any Incremental Term Loans, Incremental Revolving Credit

Commitments and Alternative Incremental Indebtedness are secured by a Lien on the assets of the Borrower, whether or not so secured) as of the last day of the most recent fiscal quarter for which financial statements are required to have been delivered hereunder, in each case, as if such Incremental Term Loans or Incremental Revolving Credit Commitments, as applicable, had been outstanding, and in the case of any Incremental Revolving Credit Commitment, fully drawn, on the last day of such fiscal quarter for testing compliance therewith.

(b) Each notice from the Company pursuant to this Section 2.22 shall specify (i) the date on which the Company proposes that the Incremental Term Loan Commitments or the Incremental Revolving Credit Commitments, as applicable shall be effective, which shall be a date not less than five (5) Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (ii) the requested amount and proposed terms of the relevant Incremental Term Loan Commitments or Incremental Revolving Credit Commitments, as applicable (it being agreed that (x) any Lender approached to provide any Incremental Term Loan Commitment or Incremental Revolving Credit Commitment may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitment or Incremental Revolving Credit Commitment and (y) any Person that the Company proposes to become an Incremental Lender, (1) if such Person is not then a Lender, must be an Eligible Assignee and (2) in the case of an Incremental Revolving Credit Commitment, must be consented to (such consent not to be unreasonably withheld, delayed or conditioned) by the Administrative Agent and each Issuing Lender if such consent would be required under Section 10.06 for an assignment of Loans or Commitments, as applicable to such Lender or Incremental Lender.

(c) The terms and conditions of any Incremental Revolving Credit Facility shall be, except as otherwise set forth herein, identical to those of the Revolving Credit Commitments and Revolving Credit Loans then outstanding, and shall be treated as a single Class with such Revolving Credit Commitments and Revolving Credit Loans; provided that the upfront fees applicable to any Incremental Revolving Credit Facility shall be as determined by the Company and the Incremental Revolving Credit Lenders providing such Incremental Revolving Credit Facility. The terms and conditions of any Incremental Term Loan Facility and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Amendment, identical to those of the Term Loans then outstanding. The Incremental Term Loan Facility (i) shall rank pari passu in right of payment and security with the Revolving Credit Loans and the Term Loans, (ii) shall not have, except in the case of an Incremental Term Loan Facility effected as an increase to an existing Class of Term Loans, a

Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Terms Loans with the latest Maturity Date, (iii) shall not mature earlier than the Term Loan Maturity Date, (iv) may contain terms and conditions materially different from those of the Term Loans to the extent (A) such differences are reasonably acceptable to the Administrative Agent and (B) such terms and conditions (including but not limited to excess cash flow sweep in the case of an Incremental Term Loan B Facility, covenants and defaults) (w) may, solely in the case of an Incremental Term Loan A Facility, consist of a financial maintenance covenant applicable to such Incremental Term Loan A Facility that is not more onerous or restrictive than the Financial Covenant at such time and (x) except as set forth in the foregoing clause (w), shall not be, taken as a whole, materially more restrictive or burdensome to the Loan Parties than the terms and conditions applicable to the Term Loan Facility, as reasonably determined by the Company unless the Company enters into an amendment to this Agreement with the Administrative Agent (which amendment shall not require the consent of any other Lender) to add such more restrictive terms for the benefit of the Lenders, (y) shall be added by way of an amendment (which shall not require the consent of any Lender) to this Agreement to incorporate such restrictive or burdensome terms to be applicable to the Term Loan Facility or (z) shall be applicable only to periods after the latest Term Loan Maturity Date of the Term Loan Facility existing at the time of incurrence of such Incremental Term Loan Facility. The interest rates and amortization schedule applicable to the Incremental Term Loans shall be determined by the Company and the lenders thereof; provided that (i) in the case of an Incremental Term Loan Facility, if the Effective Yield for such Incremental Term Loans as of the date of incurrence of such Incremental Term Loans exceeds the sum of the Effective Yield then applicable to any tranche of outstanding Term Loans under the Term Loan Facility by more than 0.50% (the amount of such excess being referred to herein as the “Term Loan Yield Differential”), then the Applicable Margin then in effect for such Term Loans under the Term Loan Facility shall automatically be increased by the Term Loan Yield Differential (at each level in the pricing grid) less 0.50%, effective upon the making of the Incremental Term Loans. Any Incremental Term Loan Commitments established pursuant to an Incremental Amendment that have identical terms and conditions, and any Incremental Term Loans made thereunder, shall be designated as a separate series (each a “Series”) of Incremental Term Loan Commitments and Incremental Term Loans for all purposes of this Agreement.

(d) Incremental Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed (in the case of such amendment to this Agreement) by the Company, each Lender agreeing to provide such Commitment, if any, each Incremental Term Loan Lender (if any) or Incremental Revolving Credit Lender (if any), as applicable, and the Administrative Agent.

(e) Any Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof and determined after giving effect to any extension of credit thereunder of each of the conditions set forth in Section 5.02 (it being understood that all references to “the date of such extension of credit” or similar language in such Section 5.02 shall be deemed to refer to the effective date of such Incremental Amendment), of the payment of any fees payable in connection therewith and such other conditions as the parties thereto shall agree; provided that if the proceeds of such Incremental Loans are being used to finance a Limited Condition Acquisition, (x)(i) the reference in Section 5.02(a) to the accuracy of the representations and warranties shall solely refer to the accuracy of the representations and warranties that constitute Specified Representations and (ii) the reference to “Material Adverse Effect” in the Specified Representations shall be understood for this purpose to refer to “Material Adverse Effect” or similar definition as defined in the definitive acquisition agreement governing such Limited Condition Acquisition and (y) the reference in Section 5.02(b) to no Default or Event of Default shall solely refer to an Event of Default under clause (a) or (f) of Article 8. The Borrowers may use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.

(f) Upon each increase in the Revolving Credit Commitments pursuant to this Section 2.22, (i) each Lender with a Revolving Credit Commitment immediately prior to such increase will automatically and without further act be deemed to have assigned to each Incremental Revolving Credit Lender in respect of such increase, and each Incremental Revolving Credit Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, immediately after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Lender with a Revolving Credit Commitment (including each Incremental Revolving Credit Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders with Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment and (ii) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such increase in the Revolving Credit Commitments be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.19. The Administrative Agent and the Lenders hereby agree that the minimum Borrowing, pro rata Borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(g) This Section 2.22 shall supersede any provisions in Section 10.01 to the contrary.

Section 2.23. Additional Loan Parties.

(a) Restricted Subsidiary Borrowers. (i) The Company may at any time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any Restricted Subsidiary Guarantor that is a Domestic Subsidiary (an “Applicant Borrower”) as a Restricted Subsidiary Borrower to receive Loans hereunder by delivering to the Administrative Agent a duly executed notice and agreement in substantially the form of Exhibit K (a “Restricted Subsidiary Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming a Restricted Subsidiary Borrower the Administrative Agent shall have received such supporting resolutions, incumbency certificates, opinions of counsel, all documentation and other information reasonably requested by any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation and other documents or information, in form and substance reasonably satisfactory to the Administrative Agent and, in the case of opinions of counsel, from counsel reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent in its sole discretion and Notes signed by such new Borrowers to the extent any Lenders so require. If the Administrative Agent consents to an Applicant Borrower becoming a Restricted Subsidiary Borrower (such consent not to be unreasonably withheld, delayed or conditioned), then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit J (a “Restricted Subsidiary Borrower Notice”) to the Company and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Restricted Subsidiary Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Restricted Subsidiary Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Restricted Subsidiary Borrower otherwise shall be a Borrower for all purposes of this Agreement.

(ii) The Obligations of the Company and each Restricted Subsidiary Borrower shall be joint and several in nature.

(iii) Each Restricted Subsidiary of the Company that becomes a “Restricted Subsidiary Borrower” pursuant to this Section 2.23 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (a) the giving and receipt of notices, (b) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (c) if the Company so elects, the receipt of the proceeds of any Loans made by the Lenders to any such Restricted Subsidiary Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Restricted Subsidiary Borrower.

(iv) The Company may from time to time, upon not less than 15 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Restricted Subsidiary Borrower’s status as such, provided that there are no outstanding Loans payable by such Restricted Subsidiary Borrower or outstanding Letters of Credit issued for the account of such Restricted Subsidiary Borrower, or other amounts payable by such Restricted Subsidiary Borrower on account of any Loans made to it or Letters of Credit issued for its account, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Restricted Subsidiary Borrower’s status as such. For the avoidance of doubt, the termination of a Restricted Subsidiary Borrower’s status as such shall not affect its status as a Restricted Subsidiary Guarantor.

(b)	This Section 2.23 shall supersede any provisions in Section 10.01 to the contrary.

(c)	Neither Spinco nor any Subsidiaries thereof may be designated as a “Restricted Subsidiary Borrower” hereunder.

Section 2.24. Cash Collateral. At any time that there shall exist a Defaulting Lender, within three Business Days following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent) the Company shall Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.25(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount reasonably satisfactory to each Issuing Lender (but in no event greater than the applicable Fronting Exposure).

(a) Grant of Security Interest. The Company, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Collateral Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below.

(b) Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 2.24 or Section 2.25 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein or in any other Loan Document.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.24 and shall promptly be returned to the Person providing such Cash Collateral following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.25, the Person providing Cash Collateral and each Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; and provided, further that to the extent that such Cash Collateral was provided by the Company, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

Section 2.25. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent or the Collateral Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent or the

Collateral Agent from a Defaulting Lender pursuant to Section 10.07(b) shall be applied at such time or times as reasonably determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and the Collateral Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.24; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.24; sixth, to the payment of any amounts owing to the Lenders or the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Revolving Credit Percentages under the applicable Facility without giving effect to Section 2.25(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.25(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any fee otherwise required by Section 2.07 for any period during which that Lender is a Defaulting Lender (and no Borrower shall be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive L/C Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.24.

(C) With respect to any commitment fee or L/C Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Company or the relevant Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.25(a)(iv), (y) pay to each Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (provided, however, that notwithstanding anything herein to the contrary, the Company shall not be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Extensions of Credit of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. ~~No~~Subject to Section 10.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in Section 2.25(a)(iv) cannot, or can only partially, be effected, the Company shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.24.

(b) Defaulting Lender Cure. If the Company, the Administrative Agent and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.25(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is reasonably satisfied that it will have no Fronting Exposure immediately after giving effect thereto.

Section 2.26. Refinancing Facilities. (a) The Company may, by written notice to the Administrative Agent from time to time, request (i) Refinancing Debt or (ii) Refinancing Revolving Credit Commitments to refinance all or a portion of any existing Class of Term Loans or Revolving Credit Commitments (the “Refinanced Loans and Commitments”) in an aggregate principal amount not to exceed the aggregate principal amount of the Refinanced Loans and Commitments plus any accrued interest plus the amount of any reasonable tender or redemption premium paid in connection therewith or any penalty or premium required to be paid under the Refinanced Loans and Commitments and any reasonable costs, fees and expenses incurred in connection with the issuance of such new Indebtedness and the refinancing of such Refinanced Loans and Commitments. Such notice shall set forth (i) the amount of the applicable Refinanced Loans and Commitments (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such other amount as is reasonably acceptable to the Administrative Agent) and (ii) the date on which the applicable Refinancing Amendment is to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice (or such longer or shorter periods as the Administrative Agent shall agree)). Refinancing Debt and Refinancing Revolving Credit Commitments may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Refinancing Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to such Lender’s or Additional Refinancing Lender’s making such Refinancing Debt or Refinancing Revolving Credit Commitments if such consent would be required under Section 10.06 for an assignment of Loans to such Lender or Additional Refinancing Lender.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof (each, a “Refinancing Facility Closing Date”) of each of the conditions set forth in Section 5.02 (it being understood that all references to “the date of such extension of credit” or similar language in such Section 5.02 shall be deemed to refer to the effective date of such Refinancing Amendment), of the payment of any fees payable in connection therewith and such other conditions as the parties thereto shall agree. The terms of the Refinancing Debt and Refinancing Revolving Credit Commitments shall comply with Section 2.26(c). Substantially concurrently with the incurrence of any such Refinancing Debt or Refinancing Revolving Credit Commitments, 100% of the Net Cash Proceeds thereof shall be applied to repay the Refinanced Loans and Commitments (including accrued interest, fees and premiums (if any) payable in connection therewith).

(c) The Refinancing Debt and Refinancing Revolving Credit Commitments (i) shall rank pari passu or junior in right of payment and of security with the Term Loans and Revolving Credit Loans or be unsecured and none of the obligors or guarantors with respect thereto shall be a Person that is not a Loan Party, (ii) shall not be secured by any assets other than Collateral, (iii) with respect to any Refinancing Debt, shall not mature earlier than the Term Loan Maturity Date of the Class of Term Loans so refinanced or have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans so refinanced, (iv) with respect to the Refinancing Revolving Credit Commitments, shall not mature earlier than the Revolving Credit Maturity Date, and (v) shall have terms and conditions, taken as a whole, no more favorable (as reasonably determined by the Borrower) to the lenders or investors providing the Refinancing Debt or Refinancing Revolving Credit Commitments, as applicable, to the relevant Refinanced Loans and Commitments (in each case, excluding with respect to the interest rate margin, premiums and other pricing terms and voluntary prepayments) unless the Company enters into an amendment to this Agreement with the Administrative Agent (which amendment shall not require the consent of any other Lender) to add such more favorable terms for the benefit of the Lenders; provided that this clause (v) shall not apply to covenants or other provisions applicable only to periods after the Term Loan Maturity Date, Incremental Term Loan Maturity Date and Revolving Credit Maturity Date. The interest rate margin, rate floors, fees, original issue discount and premiums applicable to the Refinancing Debt and Refinancing Revolving Credit Commitments shall be determined by the Company and the applicable lenders or investors providing such Refinancing Debt and Refinancing Revolving Credit Commitments. To the extent the terms of the Refinancing Amendment are inconsistent with the terms set forth herein (except as set forth in this paragraph (c)), such terms shall be reasonably satisfactory to the Administrative Agent.

(d) In connection with any Refinancing Debt and Refinancing Revolving Credit Commitments incurred pursuant to this Section 2.26, the Company, the Administrative Agent and each applicable Lender or Additional Refinancing Lender shall execute and deliver to the Administrative Agent a Refinancing Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Debt or Refinancing Revolving Credit Commitments. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Company, to effect the provisions of this Section 2.26, including any amendments necessary to establish the applicable Refinancing Debt as a new class or tranche of Term Loans, or, if contemplated by such Refinancing Amendment and not inconsistent with the provisions hereof, an increase in any existing class of Term Loans or Revolving Credit Commitments, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Company in connection with the establishment of, or increases in, such classes or tranches (including to preserve the pro rata treatment of the refinanced and non-refinanced tranches), in each case on terms consistent with this Section 2.26. The Administrative Agent and the Lenders hereby agree that the minimum Borrowing, pro rata Borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

ARTICLE 3

LETTERS OF CREDIT

Section 3.01. L/C Commitment. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.04(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrowers and other Restricted Subsidiaries on any Business Day, during the period from and including the Closing Date to the earlier of (v) the date that is 10 days prior to the Revolving Credit Maturity Date and (w) the termination of the Revolving Credit Commitments in accordance with the terms hereof, in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, immediately after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment, (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero or (iii) the Revolving Extensions of Credit of any Lender would exceed such Lender’s Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars or any Designated Alternative Currency and (ii) unless the applicable Issuing Lender otherwise agree in its sole discretion, expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Maturity Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall not (absent the consent of the applicable Issuing Lender to the contrary) extend beyond the date referred to in clause (y) above). Letters of Credit may be standby Letters of Credit or trade Letters of Credit, as specified in the applicable Application.

(b) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

Section 3.02. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request. Concurrently with the delivery of an Application to an Issuing Lender, the Borrower shall deliver a copy thereof to the Administrative Agent. Upon receipt of any Application, an Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by an Issuing Lender of a Letter of Credit, such Issuing Lender shall furnish a copy of such Letter of Credit to the Company. Each Issuing Lender shall promptly give notice to the Administrative Agent of the issuance of each Letter of Credit issued by such Issuing Lender (including the face amount thereof), and shall provide a copy of such Letter of Credit to the Administrative Agent as soon as possible after the date of issuance.

Section 3.03. Fees and Other Charges. (a) The Company will pay a fee (an “L/C Fee”) on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Company shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by it of 0.125% per annum, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

Section 3.04. L/C Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and each L/C Disbursement made by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if such Issuing Lender makes any L/C Disbursement in respect of a Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to such L/C Participant’s Revolving Credit Percentage of such L/C Disbursement, or any part thereof, that is not so reimbursed. Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, abatement, withholding, reduction, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b) If any amount (a “Participation Amount”) required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.04(a) in respect of any unreimbursed portion of any L/C Disbursement made by such Issuing Lender under any Letter of Credit is not paid to such Issuing Lender within three Business Days after the date such payment is due, such Issuing Lender shall so notify the Administrative Agent, which shall promptly notify the L/C Participants, and each L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, on demand (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to the product of (i) such Participation Amount, times (ii)the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any Participation Amount required to be paid by any L/C Participant pursuant to Section 3.04(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such Participation Amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Credit Facility. A certificate of the Administrative Agent submitted on behalf of an Issuing Lender to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of demonstrable error.

(c) Whenever, at any time after an Issuing Lender has made any L/C Disbursement in respect of a Letter of Credit issued by such Issuing Lender and has received from the Administrative Agent any L/C Participant’s pro rata share of such payment in accordance with Section 3.04(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Company or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant (and thereafter the Administrative Agent will promptly distribute to such L/C Participant) its pro rata share thereof; provided, however, that if any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender (and thereafter the Administrative Agent shall promptly return to such Issuing Lender) the portion thereof previously distributed by such Issuing Lender.

Section 3.05. Reimbursement Obligation of the Borrowers. The Borrowers agree to reimburse each Issuing Lender, by the next Business Day following the date on which such Issuing Lender notifies the Borrower of the date and amount of an L/C Disbursement made by such Issuing Lender, for the amount of (a) such L/C Disbursement and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such L/C Disbursement (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.13(b) and (ii)thereafter, Section 2.13(c). If any Borrower fails to so reimburse such Issuing Lender, (i) such Borrower shall be deemed to have requested a Borrowing pursuant to Section 2.05 of ABR Loans in the amount of such L/C Disbursement without regard to the minimum and multiples specified in Section 3.05 for the principal amount of ABR Loans, but subject to the unutilized portion of the Revolving Credit Commitments, the making of any such Borrowing to be subject to the conditions set forth in Section 1.01(a) (other than Section 5.02(a) and (c)); provided that if such conditions are not satisfied, the procedures specified in Section 3.04 for funding by L/C Participants shall apply and (ii) the Lenders under the Revolving Credit Facility (other than with respect to any draws on any Letters of Credit after the fifth Business Day prior to the Revolving Credit Maturity Date) shall be irrevocably obligated to reimburse such Issuing Lender pro rata based upon the Lenders’ respective Revolving Credit Commitments. The Borrowing Date with respect to such Borrowing shall be the first date on which a Borrowing of Revolving Credit Loans could be made, pursuant to Section 2.05, if the Administrative Agent had received a notice of such Borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

Section 3.06. Obligations Absolute. The Borrowers’ obligations under this Article 3 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(a) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(b) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(c) the existence of any claim, setoff, defense or other right that any Borrower, any other party guaranteeing, or otherwise obligated with, any Borrower, any Restricted Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, the applicable Issuing Lender, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(d) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e) payment by the applicable Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(f) any other act or omission to act or delay of any kind of the applicable Issuing Lender, the Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.

Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrowers under this Article 3 will not be excused by the gross negligence or willful misconduct of the applicable Issuing Lender. However, the foregoing shall not be construed to excuse the applicable Issuing Lender from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Lender’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is further understood and agreed that the applicable Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit issued by such Issuing Lender (i) such Issuing Lender’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute gross negligence or willful misconduct of such Issuing Lender.

Section 3.07. Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Company and the Administrative Agent of the date and amount thereof. The responsibility of the relevant Issuing Lender to the Company in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

Section 3.08. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article 3, the provisions of this Article 3 shall apply.

Section 3.09. Resignation. Any Issuing Lender may resign at any time by giving 30 days’ prior written notice to the Administrative Agent, the Lenders and the Company, and may be removed at any time by the Company by notice to such Issuing Lender, the Administrative Agent and the Lenders. Upon the acceptance of any appointment as an Issuing Lender hereunder by a Lender that shall agree to serve as a successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of such retiring Issuing Lender. At the time such removal or resignation shall become effective, the Company shall pay all accrued and unpaid fees owing to the retiring Issuing Lender pursuant to Section 3.03(b). The acceptance of any appointment as an Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Company and the Administrative Agent, and, from and after the effective date of such agreement, (1) such successor Lender shall have all the rights and obligations of such previous Issuing Lender under this Agreement and the other Loan Documents and (2) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation or removal of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.

Section 3.10. Additional Issuing Lenders. The Company may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing lender under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing lender. Any Lender designated as an issuing lender pursuant to this Section 3.10 shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender and such Lender.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Company hereby represents and warrants to each Agent and each Lender that:

Section 4.01. Financial Condition. (a) The Company has heretofore furnished to Administrative Agent and Lenders (i) the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the fiscal years ended January 31, 2015, 2016 and 2017, setting forth in each case in comparative form the corresponding figures for the immediately preceding fiscal year (except that, in the case of such balance sheet, such comparison shall be to the last day of the prior fiscal year), reported on by and accompanied by an unqualified report from Deloitte & Touche LLP and (ii) the unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Company as of and for the fiscal quarter ended April 30, 2017, setting forth in comparative form the corresponding figures for the equivalent period of the immediately preceding fiscal year (except that, in the case of such balance sheet, such comparison shall be to the last day of such period).

(b) All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the respective periods involved.

Section 4.02. No Change. Since January 31, 2017 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.03. Corporate Existence; Compliance with Law. Each of the Company and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such concepts are applicable under the law of such jurisdiction), except with respect to the good standing of its Foreign Subsidiaries that do not constitute a material portion of the business of the Company and its Restricted Subsidiaries, taken as a whole, and where such failure to be in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction (to the extent such concepts are applicable under the law of such jurisdiction) where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.04. Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder in accordance with the terms and conditions hereof. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the Borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.04, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.18 and filings required under the Exchange

Act in respect of the transactions contemplated hereby, and (iii) consents, authorizations, filings and notices required under the laws of the jurisdiction of organization of any Foreign Subsidiary in respect of the grant of a security interest in respect of its Capital Stock pursuant to the Guarantee and Collateral Agreement or any other Security Document. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute (in each case, assuming due execution by the parties other than the Loan Parties party thereto), a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 4.05. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the Borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of the Company or any of its Restricted Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such material Contractual Obligation (other than the Liens created by the Security Documents).

Section 4.06. No Material Litigation. Except as described on Schedule 4.06, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened in writing by or against the Company or any of its Restricted Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

Section 4.07. No Default. Neither the Company nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 4.08. Ownership of Property; Liens. Each of the Company and its Restricted Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material tangible Property, and none of such Property is subject to any Lien except as permitted by Section 7.03.

Section 4.09. Intellectual Property . Except as described on Schedule 4.09, the Company and each of its Restricted Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted in all material respects. Except as described on Schedule 4.09, no claim has been asserted in writing to the Company or any of its Restricted Subsidiaries and is pending by any

Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company know of any valid basis for any such claim, in each case, that could reasonably be expected to have a Material Adverse Effect. Except as described on Schedule 4.09, the use of Intellectual Property by the Company and its Restricted Subsidiaries does not infringe on the Intellectual Property rights of any Person in any manner that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 4.10. Taxes. Each of the Company and its Restricted Subsidiaries has filed or caused to be filed all Federal and state income tax returns and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any material assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority, except (i) any amount the validity of which is currently being contested in good faith and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Restricted Subsidiaries, as the case may be or (ii) where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 4.11. Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates Regulation U.

Section 4.12. Labor Matters. There are no strikes or other labor disputes against the Company or any of its Restricted Subsidiaries pending or, to the knowledge of the Company, threatened in writing that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Company and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Company or any of its Restricted Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Company or the relevant Restricted Subsidiary.

Section 4.13. ERISA. Neither a Reportable Event nor an ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any applicable Plan that is not a Multiemployer Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, except for a Reportable Event or ERISA Event or an instance of non-compliance that could not reasonably be expected to have a Material Adverse Effect. No termination of a Single Employer Plan has occurred other than pursuant to a standard termination under Title IV of ERISA, and no Lien in favor of the PBGC or a

Plan has arisen on the assets of the Company and remains in force, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount that could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect, and neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA that could reasonably be expected to have a Material Adverse Effect if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is Insolvent.

Section 4.14. Investment Company Act. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 4.15. Restricted Subsidiaries. (a) The Restricted Subsidiaries listed on Schedule 4.15(a) constitute all the Restricted Subsidiaries of the Company as of the Closing Date. Schedule 4.15(a) sets forth as of the Closing Date the name and jurisdiction of formation of each Restricted Subsidiary and, as to each Restricted Subsidiary, the percentage of each class of Capital Stock owned by each Loan Party.

(b) As of the Closing Date there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than warrants, options, restricted stock units, restricted stock, phantom stock units, stock appreciation rights or other similar securities or rights granted to current or former employees, officers, consultants or directors and directors’ qualifying shares) of any nature relating to (i) any Capital Stock of any Wholly-Owned Restricted Subsidiary and (ii) in the case of a non-Wholly Owned Restricted Subsidiary, any Capital Stock of any non-Wholly Owned Restricted Subsidiary solely with respect to the Capital Stock owned, directly or indirectly, by the Company, in each case, except as disclosed on Schedule 4.15(b).

Section 4.16. Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) The Company and its Restricted Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits and (iv) reasonably believe that: each of their required Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense;

(b) Materials of Environmental Concern are not present at, on, under, in, from or about any real property now or formerly owned, leased or operated by the Company or any of its Restricted Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Company or any of its Restricted Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Company or any of its Restricted Subsidiaries, or (ii) interfere with the Company’s or any of its Restricted Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Company or any of its Restricted Subsidiaries;

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Company or any of its Restricted Subsidiaries is, or to the knowledge of the Company or any of its Restricted Subsidiaries will be, named as a party that is pending or, to the knowledge of the Company or any of its Restricted Subsidiaries, threatened;

(d) Neither the Company nor any of its Restricted Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern;

(e) Neither the Company nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law; and

(f) Neither the Company nor any of its Restricted Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

Section 4.17. Accuracy of Information, Etc. No statement or information contained in this Agreement, any other Loan Document, the Lender Presentation or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, all taken as a whole, by or on behalf of any Loan Party for use in connection with the negotiation of this Agreement or the other Loan Documents (as modified or supplemented by other information so furnished), contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Lender Presentation, as of the Closing Date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect, when taken as a whole; provided, however, that with respect to projected financial information and information of a general or industry specific nature, the Company represents only that such information has been prepared in good faith based on assumptions believed by the Company to be reasonable at the time made (it being recognized that such information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such information may differ from the projected results set forth therein by a material amount).

Section 4.18. Security Documents. (a) The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. Subject to Section 4.02(b) of the Guarantee and Collateral Agreement, in the case of the Pledged Stock represented by certificates described in the Guarantee and Collateral Agreement, when any stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement (other than Intellectual Property (as defined in the Guarantee and Collateral Agreement)), when financing statements in appropriate form are duly completed and filed in the offices specified on Schedule 4.18(a) and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement have been completed, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party to the Guarantee and Collateral Agreement in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.03), in each case to the extent security interests in such Collateral may be perfected by delivery of such certificates representing Pledged Stock or such filings.

(b) Upon the recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Company and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified on Schedule 4.18(a), the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party to the Guarantee and Collateral Agreement in the Recordable Intellectual Property in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior and superior in right to any other Person, other than with respect to Liens expressly permitted by Section 7.03.

(c) Each Mortgage (when duly executed and delivered) shall be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on, and security interest in, all right, title and interest of the Loan Parties in and to the Mortgaged Property described therein and proceeds thereof; and when such Mortgage is filed in the recording office designated by the Company, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in and to the Mortgaged Property described therein and the proceeds thereof, as security for the Obligations (as defined in such Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by such Mortgage or Section 7.03). Schedule 4.18(c) lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Company or any of its Domestic Subsidiaries that has a value, in the reasonable opinion of the Company, in excess of $10,000,000.

Section 4.19. Solvency. As of the Closing Date, the Loan Parties, taken as a whole on a consolidated basis, are, and immediately after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith, will be, Solvent.

Section 4.20. Anti-Corruption Laws and Sanctions. The Company has implemented and maintains in effect policies and procedures intended to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (in their respective capacities as such) with Anti-Corruption Laws and applicable Sanctions, and the Company, its Subsidiaries and their respective directors and officers (in their respective capacities as such) and to the knowledge of the Company, its employees and agents (in their respective capacities as such), are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Company, any Subsidiary or to the knowledge of the Company or such Subsidiary any of their respective directors, officers or employees (in their respective capacities as such), or (b) to the knowledge of the Company, any agent of the Company or any Subsidiary (in such agent’s capacity as such) that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person described in clause (a) of the definition thereof (or a Person owned or controlled by any Person described in such clause (a)), or a Sanctioned Person as described in clause (b) of the definition thereof, in either case, in violation in any material respect of Sanctions. No Borrowing or Letter of Credit or use of proceeds therefrom will violate Anti-Corruption Laws or applicable Sanctions.

Section 4.21. ~~EEA~~Affected Financial Institutions. No Loan Party is an ~~EEA~~Affected Financial Institution.

Section 4.22. Insurance. The Company and its Restricted Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in the Company’s judgment in accordance with normal industry practice, and, as of the Closing Date, such insurance is in full force and effect and all premiums then due in respect thereof have been paid.

Section 4.23. Use of Proceeds. The Borrowers will use the proceeds of the Loans and will request the issuance of Letters of Credit only for purposes not inconsistent with Section 6.10.

Section 4.24. Subordination of Permitted Convertible Indebtedness. The Obligations hereunder constitute “Designated Senior Indebtedness” (or any comparable term) for all purposes of any subordinated Permitted Convertible Indebtedness, any other subordinated Indebtedness of the Company or any Restricted Subsidiary Guarantor and any Permitted Refinancing thereof.

ARTICLE 5

CONDITIONS PRECEDENT

Section 5.01. Conditions to Initial Extension of Credit. The agreement of each Lender to make extensions of credit on the Closing Date requested to be made by it is subject to the satisfaction or waiver, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Agreement; Guarantee and Collateral Agreement. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the Loan Parties party hereto, the Administrative Agent and each Lender listed on Schedule 1.01A and (ii) the Guarantee and Collateral Agreement, executed and delivered by the Loan Parties party thereto.

(b) Authority Documents. The Administrative Agent shall have received the following:

(i) Certificate of Incorporation or Formation. A certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation or certificate of formation of each Loan Party that is a corporation or a limited liability company certified by the relevant authority of the jurisdiction of organization of such Loan Party.

(ii) Resolutions. Copies of resolutions of the board of directors or other comparable managing body of each Loan Party approving and adopting the Loan Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by an officer, manager, member or managing member of such Loan Party as of the Closing Date to be true and correct and in force and effect as of such date.

(iii) Bylaws. A copy of the bylaws and/or operating agreement of each Loan Party certified by an officer, manager, member or managing member of such Loan Party as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing Certificates. A long form (if applicable) good standing certificate for each Loan Party from its jurisdiction of organization.

(v) Incumbency Certificate. An incumbency certificate of each Loan Party certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

(c) Security Interests.

(i) The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.03 or discharged on or prior to the Closing Date (or provision for such discharge made) pursuant to documentation satisfactory to the Administrative Agent.

(ii) The Administrative Agent shall have received a completed Perfection Certificate in form and substance reasonably satisfactory to the Administrative Agent, dated the Closing Date and signed by a Responsible Officer of the Company, together with all attachments contemplated thereby.

(iii) The Administrative Agent shall have received (A) copies of financing statements, filed or duly prepared for filing under, the UCC in all domestic jurisdictions necessary to perfect and protect the Liens created under the Security Documents, covering the Collateral described in the Security Documents and (B) copies of the patent, trademark and copyright security agreements, executed and delivered by each party thereto, filed or duly prepared for filing in the United States Patent and Trademark Office, or the United States Copyright Office, as applicable, in each case covering the applicable Collateral described therein.

(d) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.05.

(e) Legal Opinions of Counsel. The Administrative Agent shall have received an opinion (or opinions) of counsel for the Loan Parties dated the Closing Date and addressed to the Administrative Agent and the Lenders in form and substance reasonably satisfactory to the Administrative Agent.

(f) Fees. The Administrative Agent and the Lenders shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least two Business Days before the Closing Date. All such amounts have been paid or will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(g) Financial Statements. The Administrative Agent shall have received copies of the financial statements referred to in Section 4.01 hereof.

(h) KYC Requirements. Before the end of the third Business Day prior to the Closing Date, the Administrative Agent shall have received all documentation and other information, which has been requested by the Administrative Agent of the Company in writing at least ten (10) days prior to the Closing Date, required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(i) Solvency Certificate. The Administrative Agent shall have received a certificate from an Responsible Officer of the Company to the effect that immediately after giving effect to the consummation of the transactions contemplated in the Loan Documents, the Company, on a consolidated basis with its Subsidiaries is Solvent.

Section 5.02. Conditions to each Extension of Credit. The agreement of each Lender to make any extension of credit (other than pursuant to Section 3.05 or a continuation or conversion of a Loan in accordance with the terms of this Agreement) requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on and as of such date as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) as of such date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Notice. The Administrative Agent shall have received a notice requesting such extension of credit to the extent required hereunder.

Each Borrowing (other than pursuant to Section 3.05 or a continuation or conversion of a Loan in accordance with the terms of this Agreement) by and issuance of a Letter of Credit on behalf of any Borrower hereunder shall constitute a representation and warranty by the Company as of the date of such extension of credit that the conditions contained in paragraphs (a) and (b) of this Section 5.02 have been satisfied. Notwithstanding the foregoing, for the avoidance of doubt, in the case of an extension of credit pursuant to an Incremental Loan in connection with a Limited Condition Acquisition, the foregoing provisions shall be superseded by the provisions of Section 2.22 and the relevant Borrowing by any Borrower hereunder shall constitute a representation and warranty by the Company as of the date of such extension of credit that the conditions contained in Section 2.22(e) have been satisfied.

ARTICLE 6

AFFIRMATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (and has not been Cash Collateralized) or any Loan is owing to any Lender or any Agent hereunder or under any other Loan Document, the Company shall and shall cause its Restricted Subsidiaries to:

Section 6.01. Financial Statements. Furnish to the Administrative Agent (on behalf of the Lenders):

(a) within 90 days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (except for qualifications resulting from any pending maturity of Indebtedness under the Existing Convertible Notes (including any Permitted Refinancings thereof), any pending maturity of Indebtedness under this Agreement or any actual or potential non-compliance with financial covenants herein or therein), by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing;

(b) not later than 45 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Company, the unaudited consolidated (i) balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter, (ii) statements of income for such quarter and the portion of the fiscal year through the end of such quarter and (iii) statements of cash flows for the portion of the fiscal year through the end of such quarter, setting forth in the case of clause (i) in comparative form the figures as of the end of the previous fiscal year and in the case of clauses (ii) and (iii) in comparative form the figures for the corresponding periods in the previous fiscal year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end and audit adjustments and the absence of footnotes); and

(c) if any Restricted Subsidiary has been designated as an Unrestricted Subsidiary, concurrently with the delivery of financial statements under clause (a) or (b) above, financial statements (in substantially the same form as the financial statements delivered pursuant to clauses (a) and (b) above) prepared on the basis of consolidating the accounts of the Company and its Subsidiaries and treating any Unrestricted Subsidiaries as if they were not consolidated with the Company or accounted for on the basis of the equity method but rather account for an investment and otherwise eliminating all accounts of Unrestricted Subsidiaries, together with an explanation of reconciliation adjustments in reasonable detail;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

Section 6.02. Certificates; Other Information. Furnish to the Administrative Agent (on behalf of the Lenders):

(a) [Reserved];

(b) (i) concurrently with the delivery of any financial statements pursuant to Section 6.01, (x) a certificate of a Responsible Officer stating that, to such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (y) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Company and its Restricted Subsidiaries with the Financial Covenant as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be and setting forth in reasonable detail the amount of (and the calculations required to establish the amount of) the Available Amount at the end of such fiscal quarter or year, as the case may be (which calculations also include the amount of transactions effected pursuant to Section 7.05(e), Section 7.06(h), Section 7.07(o) or 7.08(a) (in each case, to the extent utilizing the Available Amount), (ii) concurrently with the delivery of any financial statement pursuant to Section 6.01(a) or such later date as is acceptable to the Administrative Agent in its sole discretion, to the extent not previously disclosed to the Administrative Agent, a listing of any Recordable Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date) (and concurrently with or promptly after delivery of such certificate or such later date as is acceptable to the Administrative Agent in its sole discretion, the Company shall deliver or cause to be delivered signed Intellectual Property Security Agreements with respect to any Recordable Intellectual Property listed thereon) and (iii) in the case of a certificate delivered concurrently with the delivery of the financial statements referred to in Section 6.01(a), beginning with the fiscal year ending January 31, 2019, such certificate shall also set forth the Company’s calculation of Excess Cash Flow;

(c) no later than 90 days after the end of each fiscal year of the Company (or such later date as is acceptable to the Administrative Agent in its sole discretion), a reasonably detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of material underlying assumptions applicable thereto) with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on estimates, information and assumptions believed by the Company to be reasonable at the time of preparation thereof;

(d) within 45 days (or, in the case of the fourth fiscal quarter of any fiscal year, 90 days) after the end of each fiscal quarter of the Company, a narrative discussion and analysis of the financial condition and results of operations of the Company and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the comparable periods of the previous fiscal year;

(e) within five Business Days after the same (or such later date as is acceptable to the Administrative Agent in its sole discretion) are sent, copies of all financial statements and reports that the Company generally sends to the holders of any class of its debt securities or public equity securities and, within five Business Days (or such later date as is acceptable to the Administrative Agent in its sole discretion) are sent after the same are filed, copies of all financial statements and reports that the Company may make to, or file with, the SEC;

(f) promptly after the request by any Lender through the Administrative Agent, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;

(g) to the extent required under Section 6.05, annual renewals of any flood insurance policy or force-placed flood insurance policy; ~~and~~

(h) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Company or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request; provided that neither the Company nor any of its Restricted Subsidiaries shall be required to furnish information that the Company in its good faith judgment believes (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by a Requirement of Law or a Contractual Obligation or (iii) is subject to attorney client or similar privilege or constitutes attorney work product (it being understood and agreed that this Section 6.02(h) shall not be applied to augment the periodic reporting obligations of the Company under this Agreement)~~.~~; and

(i) promptly after such report is filed with the SEC, the Form 20-F relating to the Spin-Off.

As to any information contained in materials furnished pursuant to Section 6.02(e), the Company shall not be separately required to furnish such information under paragraph (b) or (d) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in paragraphs (b) and (d) above at the times specified therein. Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b), (d) ~~or~~, (e) or (i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet; or (ii) on which such documents are posted on a United States government website or on the Company’s behalf on an Internet or intranet website, if any, in each case, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 6.03. Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except (i) where the amount or validity thereof is currently being contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Restricted Subsidiaries, as the case may be or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.04. Conduct of Business and Maintenance of Existence; Compliance. (a) Preserve, renew and keep in full force and effect its organizational existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, (i) as otherwise permitted by Section 7.04 or (ii) to the extent that failure to do so, in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law (including, without limitation ERISA, the USA PATRIOT Act, Anti-Corruption Laws and all applicable Environmental Laws) (i) in the case of the USA PATRIOT Act and Anti-Corruption Laws, in all material respects and (ii) in the case of all Contractual Obligations and all other Requirements of Law (other than the USA PATRIOT Act or applicable Anti-Corruption Laws), except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Notwithstanding anything herein to the contrary, nothing in this Section 6.04 shall be construed to restrict the Spin-Off to the extent the Spin-Off is otherwise permitted pursuant to the terms of this Agreement.

Section 6.05. Maintenance of Property; Insurance. (a) Keep all material Property and systems necessary in its business in good working order and condition, ordinary wear and tear excepted and except to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (b) maintain with financially sound and reputable insurance companies insurance in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business (including the use of self-insurance) and (c) notwithstanding anything herein to the contrary, with respect to each Mortgaged Property, if at any time the area in which the buildings and other improvements (as described in the applicable Mortgage) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Collateral Agent may from time to time reasonably require, and otherwise to ensure compliance with the NFIP as set forth in the Flood Laws.

Section 6.06. Inspection of Property; Books and Records; Discussions; Maintenance of Ratings. (a) (i) Keep proper books of records and account in which true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (ii) subject to the limitations set forth in Section 6.02(h), permit, upon reasonable prior notice, the Administrative Agent or any representatives thereof and, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and representatives of the Administrative Agent or any Lender (through the Administrative Agent), to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Restricted Subsidiaries with officers and employees of the Company and its Restricted Subsidiaries; provided that unless an Event of Default shall have occurred and be continuing, (x) the Administrative Agent and its representatives shall not have the right to make visits or inspections on more than one occasion during any fiscal year and (y) no more than one visit by the Administrative Agent or its representatives or the representative of any Lender in any fiscal year shall be at the expense of the Company. The Administrative Agent and the Lenders agree to use reasonable efforts to coordinate and manage the exercise of their rights under this Section 6.06 so as to minimize any disruption to the business of the Company and its Restricted Subsidiaries resulting therefrom.

(b) Use commercially reasonable efforts to cause the Facilities to be continuously rated by S&P and Moody’s on a public basis, and use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Company, but, in each case, not any specific rating.

Section 6.07. Notices. Promptly give notice to the Administrative Agent (on behalf of the Lenders) after any Responsible Officer’s knowledge of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default by the Company or any Restricted Subsidiary under any Contractual Obligation thereof or (ii) litigation or proceeding existing between the Company or any of its Restricted Subsidiaries and any Governmental Authority, that in the case of either (i) or (ii) of this clause (b) could reasonably be expected to have a Material Adverse Effect;

(c) [Reserved];

(d) the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan that is a Single Employer Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan on the assets of the Company or any withdrawal by the Company or any Commonly Controlled Entity from, or the termination, reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, reorganization or Insolvency of, any Plan or Multiemployer Plan, that in the case of either (i) or (ii) of this clause (d) could reasonably be expected to have a Material Adverse Effect;

(e) any litigation or proceeding to which the Company or any of its Restricted Subsidiaries is a party and which relates to any Loan Document; and

(f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.07 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action, if any, the Company or the relevant Restricted Subsidiary then proposes to take with respect thereto.

Section 6.08. Additional Collateral, Etc. (a) With respect to any Property acquired after the Closing Date by the Company or any of its Restricted Subsidiaries (other than (1) any interest in real property or any Property described in paragraph (2) of this Section 6.08, (3) any Property subject to a Lien permitted by Section 7.03(g), (4) Property acquired by an Excluded Domestic Subsidiary, (5) Property acquired by a Foreign Subsidiary, (6) any Excluded Asset and (7) Capital Stock in a Foreign Subsidiary or Immaterial Restricted Subsidiary) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement and such other documents (including intellectual property security agreements) as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such Property (to the extent such Property is of a type that would constitute Collateral as described in the Guarantee and Collateral Agreement) and (ii) take all actions necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject, except in the case of the pledge of any Restricted Subsidiary Capital Stock, to Liens permitted by Section 7.03) in such Property (to the extent required by the Guarantee and Collateral Agreement), including without limitation, the filing of Uniform Commercial Code financing statements and equivalent filings in other jurisdictions and/or intellectual property security agreements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Collateral Agent.

(b) With respect to any fee simple interest in any real property having a value (together with improvements thereof) of at least $10,000,000 acquired after the Closing Date by the Company or any of its Restricted Subsidiaries (other than any such real property owned by an Excluded Domestic Subsidiary, a Foreign Subsidiary or subject to a Lien permitted by Section 7.03(g)), promptly (i) execute and deliver a first priority Mortgage in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property, (ii) if requested by the Collateral Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Collateral Agent) as well as if then requested by the Collateral Agent a recent or current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Collateral Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Collateral Agent and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent. No later than three Business Days prior to the date on which a Mortgage is executed and delivered pursuant to this Section 6.08(a), in order to comply with the Flood Laws, the Collateral Agent shall have received the following documents (collectively, the “Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the Company (“Company Notice”) and (if applicable) notification to the Company that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the Company’s receipt of the Company Notice (e.g. countersigned Company Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Company Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Company’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Collateral Agent (any of the foregoing being “Evidence of Flood Insurance”).

(c) With respect to any new Restricted Subsidiary (other than a Foreign Subsidiary or an Immaterial Restricted Subsidiary) created or acquired after the Closing Date (which, for the purposes of this paragraph, shall include any existing Restricted Subsidiary that ceases to be either a Foreign Subsidiary or Immaterial Restricted Subsidiary), by the Company or any of its Restricted Subsidiaries (other than by an Excluded Domestic Subsidiary), promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Restricted Subsidiary that is owned by the Company or any of its Restricted Subsidiaries, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Restricted Subsidiary, as the case may be, (iii) cause such new Restricted Subsidiary, unless an Excluded Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected first priority security interest (subject, except in the case of the pledge of any Restricted Subsidiary Capital Stock, to Liens permitted by Section 7.03) in the Collateral described in the Guarantee and Collateral Agreement of such new Restricted Subsidiary to the extent required by the Guarantee and Collateral Agreement, including, without limitation, the filing of Uniform Commercial Code financing statements and equivalent filings in other relevant jurisdictions and intellectual property security agreements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, or by law or as may be requested by the Collateral Agent, and (iv) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(d) With respect to any new Foreign Subsidiary (other than any Immaterial Restricted Subsidiary) created or acquired after the Closing Date by the Company or any Restricted Subsidiary (which, for the purposes of this paragraph, shall include any existing Foreign Subsidiary that ceases to be an Immaterial Restricted Subsidiary) other than any Foreign Subsidiary or Excluded Domestic Subsidiary, promptly (i) execute and deliver to the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Restricted Subsidiary that is owned by the Company or any of its Restricted Subsidiaries (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Foreign Subsidiary or CFC Holding Company be required to be so pledged), (ii) deliver to the Collateral Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Restricted Subsidiary, as the case may be, and take such other action as may be necessary or advisable to perfect the Lien of the Collateral Agent thereon, and (iii) if requested by the Collateral Agent, deliver to the Collateral Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Collateral Agent.

(e) Notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, no Loan Party shall be required to (i) obtain any control agreements or take any other steps requiring perfection by “control” (except to the extent perfected through the filing of a UCC financing statement or delivery of stock certificates/pledged notes and powers/allonges) or (ii) take any action under the law of any non-United States jurisdiction to create or perfect a security interest in any assets, including any intellectual property registered in any non-United States jurisdiction (and no security agreement or pledge agreements governed under the laws of any non-United States jurisdiction shall be required).

Section 6.09. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent or the Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Collateral Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Company or any Restricted Subsidiary which is deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, the Collateral Agent or any Lender of any power, right, privilege or remedy pursuant to and in accordance with the terms of this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Company will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent or such Lender may be required to obtain from the Company or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Section 6.10. Use of Proceeds. The proceeds of the Initial Term Loans and Revolving Credit Loans shall be used for working capital and general corporate purposes of the Company and its Restricted Subsidiaries (including refinancing the Company’s Existing Credit Agreement, Permitted Acquisitions and permitted stock repurchases). The proceeds of the Letters of Credit shall be used to support obligations of the Company and its Restricted Subsidiaries.

Section 6.11. Environmental Compliance. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (a) comply in all material respects with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply and maintain, any and all Environmental Permits and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

Section 6.12. Compliance with Anti-Corruption Laws and Sanctions. Maintain in effect and enforce policies and procedures intended to ensure compliance by the Company, its Subsidiaries and their respective directors, officers, employees and agents (in each case in their respective capacities as such) with Anti-Corruption Laws and applicable Sanctions.

Section 6.13. Designation of Restricted Subsidiaries. The Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by delivering to the Administrative Agent a certificate of an Responsible Office of the Company specifying such designation and certifying that the conditions to such designation set forth in this Section 6.13 are satisfied; provided that:

(a) both immediately before and immediately after any such designation, no Event of Default shall have occurred and be continuing;

(b) if the Financial Covenant is then in effect, the Company shall be in compliance with the Financial Covenant, as of the last day of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b);

(c) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, each subsidiary of such Restricted Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 6.13; and

(d) in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, each subsidiary of such Unrestricted Subsidiary has been, or concurrently therewith will be, designated as a Restricted Subsidiary in accordance with this Section 6.13.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company in such Restricted Subsidiary on the date of designation in an amount equal to the fair market value of the Company’s Investment therein (as determined reasonably and in good faith by the Company). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary existing at such time.

ARTICLE 7

NEGATIVE COVENANTS

The Company hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding (and has not been Cash Collateralized) or any Loan is owing to any Lender or any Agent hereunder or under any other Loan Document, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01. Financial Condition Covenants. Prior to the Revolving Credit Maturity Date, solely with respect to the Revolving Credit Facility, beginning with the Test Period ending October 31, 2017, permit the Consolidated Net Leverage Ratio as of the last day of any Test Period to exceed 4.50 to 1.00.

Section 7.02. Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Company to any Restricted Subsidiary and of any Restricted Subsidiary Guarantor to the Company or any other Restricted Subsidiary;

(c) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing thereof, in an aggregate principal amount not to exceed at any one time outstanding the greater of (x) $25,000,000 and (y) 1.2% of the Consolidated Total Assets of the Company as determined as of the last day of the most recent fiscal period for which financial statements have been delivered hereunder prior to such incurrence;

(d) Indebtedness outstanding on the Closing Date and listed on Schedule 7.02(d) and any Permitted Refinancing thereof;

(e) Guarantee Obligations of the Company or any of its Restricted Subsidiaries in respect of Indebtedness permitted under this Section 7.02 and of other obligations permitted hereunder;

(f) Indebtedness of any Restricted Subsidiary which is not a Restricted Subsidiary Guarantor to any other Restricted Subsidiary which is not a Restricted Subsidiary Guarantor;

(g) Indebtedness of any Restricted Subsidiary which is not a Restricted Subsidiary Guarantor to the Company or any Restricted Subsidiary Guarantor to the extent constituting Investments in such Restricted Subsidiary permitted under Section 7.07(i), (n) or (o);

(h) Indebtedness consisting of unpaid insurance premiums owing to insurance companies and insurance brokers incurred in connection with the financing of insurance premiums in the ordinary course of business;

(i) Indebtedness of any Restricted Subsidiary that is not a Restricted Subsidiary Guarantor; provided that the aggregate principal amount of Indebtedness outstanding at any one time pursuant to this clause shall not exceed the greater of (x) $65,000,000 and (y) 2.75% of the Consolidated Total Assets of the Company as determined as of the last day of the most recent fiscal period for which financial statements have been delivered hereunder prior to such incurrence;

(j) unsecured or subordinated Indebtedness of the Company and any Permitted Refinancing thereof, so long as (i) such Indebtedness and any Permitted Refinancing thereof has no scheduled principal payments, prepayments or maturity, or any mandatory prepayment, redemption or repurchase provisions or sinking fund obligations (except (x) customary ones, including in the context of asset sales, casualty events or a change of control or (y) those that are customarily included with respect to Permitted Convertible Indebtedness if the Net Cash Proceeds from the issuance and sale of such Permitted Convertible Indebtedness (unless such Indebtedness is a Permitted Refinancing of Permitted Convertible Indebtedness incurred under this clause (y)) are applied by the Company to prepay Loans pursuant to Section 2.09 by not later than the third Business Day following incurrence thereof), in each case prior to the date that is 90 days following the later of the Term Loan Maturity Date and the latest Incremental Term Loan Maturity Date; and (ii) the other terms and conditions of such Indebtedness and any Permitted Refinancing thereof (excluding pricing, premiums and optional prepayment or optional redemption provisions), when taken as a whole, are not, in the good faith judgment of the Company, materially more restrictive on the Company and the Restricted Subsidiaries than the terms and conditions applicable hereunder (it being understood that the inclusion of customary delisting prong of the fundamental change definition in the Permitted Convertible Indebtedness shall not be deemed to be materially more restrictive) unless the Company enters into an amendment to this Agreement with the Administrative Agent (which amendment shall not require the consent of any other Lender) to add such more restrictive terms for the benefit of the Lenders; provided that at the time of the incurrence of such Indebtedness (x) no Default or Event of Default exists or will exist immediately after giving effect to incurrence of such Indebtedness or the use of proceeds thereof and (y) the Company would at the time of incurrence thereof be in compliance with the Financial Covenant, determined on a pro forma basis as of the last day of the most recently ended fiscal quarter for which the Company’s consolidated financial statements have been delivered hereunder; provided further that (A) notwithstanding anything herein to the contrary, such Indebtedness shall not at any time benefit from any guarantee other than an unsecured or subordinated guarantee by one or more Restricted Subsidiary Guarantors and (B) if subordinated, such Indebtedness and each such guarantee shall be subordinated in right of payment to the Obligations on terms and pursuant to documentation reasonably satisfactory to the Administrative Agent;

(k) Permitted Acquisition Indebtedness; provided that at the time of, and giving pro forma effect, to the applicable Permitted Acquisition, the Company would be in compliance with the Financial Covenant, determined on a pro forma basis as of the last day of the most recently ended fiscal quarter for which the Company’s consolidated financial statements have been delivered hereunder prior to, in the case of a Limited Condition Acquisition, the date the definitive acquisition agreement for such Limited Condition Acquisition is entered into, and, in the case of any other Permitted Acquisition, the date thereof, and any Permitted Refinancing thereof;

(l) Indebtedness under Hedge Agreements permitted under Section 7.15;

(m) Indebtedness (i) arising under workers’ compensation claims, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid and surety bonds and completion guaranties and similar arrangements or arising under any indemnity agreement relating thereto or (ii) in respect of any bank guarantees or letters of credit (other than Letters of Credit) issued for the account of any Foreign Subsidiary to secure such Foreign Subsidiary’s obligations (any such bank guarantee or letter of credit, a “Vendor Contract Letter of Credit”), in each case incurred or entered into in the ordinary course of business;

(n) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Company or any Restricted Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid;

(o) Alternative Incremental Indebtedness and any Permitted Refinancing thereof;

(p) additional Indebtedness of the Company or any of its Restricted Subsidiaries in an aggregate principal amount (for the Company and all Restricted Subsidiaries) not to exceed at any one time outstanding the greater of (x) $36,000,000 and (y) 1.5% of the Consolidated Total Assets of the Company as determined as of the last day of the most recent fiscal period for which financial statements have been delivered hereunder prior to such incurrence;

(~~p~~q) to the extent constituting Indebtedness, indemnification and non-compete obligations or adjustments in respect of the purchase price (including earn-outs and other contingent deferred payments) in connection with any Permitted Acquisition or sale or disposition permitted by Section 7.05;

(~~q~~r) Indebtedness representing deferred compensation to employees of the Company and its Restricted Subsidiaries incurred in the ordinary course of business; ~~and~~

(~~r~~s) Indebtedness incurred in the ordinary course of business in connection with cash pooling arrangements and cash management incurred in the ordinary course of business in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts, but only to the extent, with respect to any such arrangements, that the total amount of deposits subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto.;

(t) Indebtedness incurred by Spinco; provided (i) such Indebtedness is incurred substantially simultaneously with the Spin-Off, (ii) such Indebtedness is not guaranteed, directly or indirectly, by the Company or any of its Restricted Subsidiaries (other than Spinco) and (iii) no Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred; and

(u) any Permitted Warrant Transaction to the extent such Permitted Warrant Transaction constitutes Indebtedness.

The accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Capital Stock in the form of additional shares of Disqualified Capital Stock, accretion or amortization of original issue discount or liquidation preferences and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the Exchange Rate or currencies will not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.02. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Company dated such date prepared in accordance with GAAP.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Further, for purposes of determining compliance with this Section 7.02, if an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Indebtedness (or any portion thereof) permitted by this Section 7.02, the Company may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.02 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 7.02.

Section 7.03. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or that are being contested in good faith, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b) Liens of landlords arising by statute, inchoate, statutory or construction liens and liens of suppliers, mechanics, carriers, materialmen, warehousemen, producers, operators or workmen and other Liens imposed by law, in each case created in the ordinary course of business for amounts not more than 60 days past due or that are being contested in good faith;

(c) Liens in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) Liens to secure (i) obligations in respect of Vendor Contract Letters of Credit (as defined in Section 7.02(m)) (which pledges or deposits shall be limited to property of Foreign Subsidiaries) or (ii) the performance of or in connection with bids, contracts (other than for borrowed money), sales, leases (other than in respect of Capital Lease Obligations), statutory obligations, surety, appeal and customs bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(f) Liens in existence on the Closing Date listed on Schedule 7.03(f), securing Indebtedness permitted by Section 7.02(d), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the principal amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Company or any Restricted Subsidiary permitted by Section 7.02(c), provided that (i) such Liens are created within 180 days of the acquisition of such fixed or capital assets, (ii) such Liens do not encumber any Property other than the Property financed by such Indebtedness, and (iii) except in the case of any Permitted Refinancing thereof, the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and the financing thereof;

(h) Liens securing Indebtedness permitted pursuant to Section 7.02(k) and Liens existing on any property or asset of an Unrestricted Subsidiary immediately before its designation as a Restricted Subsidiary under Section 6.13(d); provided that (i) any such Lien may not extend to any other Property of the Company or any Restricted Subsidiary other than the applicable Permitted Acquisition Target and Restricted Subsidiaries thereof or the applicable Unrestricted Subsidiary and Restricted Subsidiaries thereof immediately before its designation as a Restricted Subsidiary under Section 6.13(d), as applicable and (ii) any such Lien was not created in anticipation of or in connection with the Permitted Acquisition pursuant to which such Person became a Restricted Subsidiary of the Company or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary;

(i) Liens securing subordinated Indebtedness of the Company incurred pursuant to Section 7.02(j) and subject to intercreditor arrangements satisfactory to the Administrative Agent;

(j) any Liens (i) created pursuant to the Security Documents or (ii) granted in favor of an Issuing Lender pursuant to arrangements designed to eliminate such Issuing Lender’s risk with respect to any Defaulting Lender’s or Defaulting Lenders’ participation in the Letters of Credit, as contemplated by Section 2.24;

(k) any interest or title of a lessor under any operating lease entered into by the Company or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased and improvements thereon;

(l) any Lien securing Alternative Incremental Indebtedness subject to the limitations described in the definition of “Alternative Incremental Indebtedness” or Permitted Refinancing of Indebtedness secured by any Lien permitted by paragraph (f), (g), (h) or (i) above;

(m)	Liens arising out of judgments or awards not constituting an Event of Default under paragraph (h) of Article 8;

(n) Liens securing Indebtedness incurred to finance deferred insurance premiums incurred pursuant to Section 7.02(h), provided that such Liens shall be permitted only with respect to unearned premiums and dividends which may become payable under the relevant insurance policies and loss payments which reduce the unearned premiums under such insurance policies;

(o) any Lien that is customary in the banking industry and constituting a right of set-off, revocation, refund or chargeback under a deposit agreement or under the Uniform Commercial Code of a bank or other financial institution where deposits are maintained by the Company or any Restricted Subsidiary;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) Liens securing Indebtedness incurred pursuant to Section 7.02(i); provided no assets of the Company or any Restricted Subsidiary Guarantor are subject thereto;

(r) Liens not otherwise permitted by this Section 7.03 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Company and all Restricted Subsidiaries) the greater of (x) $20,000,000 and (y) 1.0% of the Consolidated Total Assets of the Company as determined as of the last day of the most recent fiscal period for which financial statements have been delivered hereunder prior to the grant of such Lien at any one time;

(s) Liens granted by Foreign Subsidiaries in connection with banking relationships entered into by them in the ordinary course of business;

(t) minor imperfections in title that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Company or any Restricted Subsidiary;

(u) with respect to any Foreign Subsidiary, other Liens arising mandatorily by Requirement of Law under the laws of the jurisdiction under which such Foreign Subsidiary is organized;

(v) Liens upon Capital Stock of Unrestricted Subsidiaries;

(w) protective Uniform Commercial Code filings with respect to personal property leased by, or consigned to, any of the Company or its Restricted Subsidiaries;

(x) Liens of sellers of goods to the Company or its Restricted Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(y) leases, licenses, subleases or sublicenses on the property covered thereby;

(z) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business permitted by this Agreement;

(aa) Liens consisting of an agreement to dispose of any property in a Disposition permitted hereunder, to the extent that such Disposition would have been permitted on the date of the creation of such Lien;

(bb) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(cc) Liens on property subject to any sale and leaseback transaction permitted hereunder and general intangibles related thereto; ~~and~~

(dd) transfer restrictions, purchase options, calls or similar rights of third-party joint venture partners with respect to Capital Stock of non-Wholly Owned Restricted Subsidiaries~~.~~;

(ee) Liens on cash and Cash Equivalents to secure the Existing Convertible Notes if (i) such Liens are on terms at the time granted, to the extent material to the interests of the Lenders, reasonably satisfactory to the Administrative Agent (it being understood that such Lien is in part for the benefit of the Lenders and shall not be released prior to payment in full of all amounts owing under the Existing Convertible Notes without the consent of the Required Lenders and (ii) the amount of cash and Cash Equivalents so deposited does not exceed an amount equal to (x) the amount permitted as of the Second Amendment Effective Date under Section 7.08 to be used by the Company to repay the Existing Convertible Notes less (y) the amount of Payments (as defined in Section 7.08) made in reliance on the Available Amount between the Second Amendment Effective Date and the date such cash collateral is so pledged); and

(ff) Liens securing Indebtedness permitted by Section 7.2(t); provided that such Liens do not encumber property of the Company or any Restricted Subsidiary thereof other than Spinco.

For purposes of determining compliance with this Section 7.03, if a Lien meets, in whole or in part, the criteria of one or more of the categories of Liens (or any portion thereof) permitted in this Section 7.03, the Company may, in its sole discretion, classify or divide such Lien (or any portion thereof) in any manner that complies with this Section 7.03 and will be entitled to only include the amount and type of such Lien or liability secured by such Lien (or any portion thereof) in one of the above clauses and such Lien will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

Section 7.04. Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business (in one transaction or in a series of related transactions), except that:

(a) (i) any Restricted Subsidiary of the Company may be merged or consolidated with or into the Company (provided that the Company shall be the continuing or surviving entity) or any other Loan Party (provided that the continuing or surviving entity is (x) a Loan Party or (y) organized in the United States and shall be or become a Loan Party, and the Company shall comply with Section 6.08 in connection therewith promptly after the consummation of such transaction (provided that in the case of a merger or consolidation involving a Restricted Subsidiary Borrower, the surviving entity shall be a Borrower)) and (ii) any Restricted Subsidiary that is not a Restricted Subsidiary Guarantor may be merged or consolidated with or into any other Restricted Subsidiary which is not a Restricted Subsidiary Guarantor;

(b) the Company or any Restricted Subsidiary of the Company may Dispose of any or all of its assets (upon voluntary liquidation, winding up, dissolution or otherwise; provided that the Company may not liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution)) to any Loan Party or, in the case of any Restricted Subsidiary that is not a Restricted Subsidiary Guarantor, to any other Restricted Subsidiary (and, in any such case, other than in the case of the Company, liquidate, wind up or dissolve in connection therewith);

(c) any Permitted Acquisition may be structured as a merger with or into the Company (provided that the Company shall be the continuing or surviving corporation), with or into any other Loan Party (provided that the continuing or surviving corporation of any such merger shall be (x) a Loan Party or (y) organized in the United States and shall be or shall promptly become a Loan Party, and the Company shall comply with Section 6.08 in connection therewith (provided that if any merging entity is a Restricted Subsidiary Borrower the surviving entity of any such merger shall be a Borrower) or with or into any other Restricted Subsidiary; ~~and~~

(d) any Disposition of a Restricted Subsidiary permitted by Section 7.05 may be made in the form of a merger~~.~~; and

(e) the Company and its Restricted Subsidiaries may consummate the transactions contemplated by and in connection with the Spin-Off to the extent the Spin-Off is permitted pursuant to Section 7.05(l).

Section 7.05. Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Wholly Owned Restricted Subsidiary, sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of property that the Company (or any Restricted Subsidiary of the Company) reasonably determines is no longer useful in its business, has become obsolete, damaged or surplus or is replaced in the ordinary course of business, including the lease or sublease of excess or unneeded real property not constituting a sale and leaseback;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 7.04(b); provided that promptly after any such Disposition of any Property to a Loan Party, all actions reasonably required by the Administrative Agent shall be taken to insure the perfection of the Liens created by the Security Documents on such Property;

(d) the transfer or issuance of any Restricted Subsidiary’s Capital Stock (other than any Loan Party) to any Restricted Subsidiary or the transfer or issuance of any Loan Party’s Capital Stock to any other Loan Party;

(e) the sale, lease or transfer of Property or assets from (i) a Loan Party to another Loan Party; provided that promptly after any such sale, lease or transfer, all actions reasonably required by the Administrative Agent shall be taken to insure the continued perfection of the Liens created by the Security Documents on such Property and assets, (ii) a Restricted Subsidiary that is not a Loan Party to the Company or any other Restricted Subsidiary or (iii) a Loan Party to a Restricted Subsidiary that is not a Loan Party; provided, for the purposes of subclause (iii) of this clause (e), the aggregate amount of such sales, leases or transfers shall not exceed the sum of (1) $50,000,000 in any fiscal year (the “Permitted Disposition Amount”), plus (2) all of the unused Permitted Disposition Amount from the immediately preceding fiscal year (it being agreed that any such carried over amount shall be deemed used first in such immediately subsequent fiscal year), plus (3) all of the Permitted Disposition Amount from the immediately subsequent fiscal year (it being agreed that any such allocated amount shall be deemed used last in such immediately preceding fiscal year) plus (4) the Available Amount at such time (as determined immediately before giving effect to the making of such Disposition);

(f) discounts, adjustments or forgiveness of accounts receivable and other contract claims in the ordinary course of business or in connection with collection or compromise thereof;

(g) the Disposition of assets in any fiscal year having an aggregate fair market value (as determined in good faith by the Company) not to exceed 12.5% of the Consolidated Total Assets of the Company as determined as of the end of the immediately preceding fiscal year; provided that at least 75% of the consideration for such Disposition is in the form of cash or Cash Equivalents (it being understood that for purposes of this clause (g) the following shall be deemed to be cash and Cash Equivalents (x) any liabilities relating to any asset or of any Restricted Subsidiary that is subject to such Disposition (other than liabilities that are expressly subordinated to the Obligations) to the extent that the Company and its Restricted Subsidiaries are released from any liability thereunder, (y) any note or security that is sold for cash and Cash Equivalents by the Company or the applicable Restricted Subsidiary within 180 days following the date of receipt thereof and (z) Designated Non-Cash Consideration in an aggregate amount for all such Dispositions not to exceed $20,000,000 at any time outstanding (without giving effect to any write-down or write-off thereof));

(h) Dispositions constituting Liens permitted by Section 7.03, Dispositions constituting Restricted Payments permitted by Section 7.06 and Dispositions constituting Investments permitted by Section 7.07;

(i) any Recovery Event;

(j) Dispositions resulting from any taking or condemnation of any property of the Company or any of its Restricted Subsidiaries; ~~and~~

(k) assignments and licenses of intellectual property of the Company and its Restricted Subsidiaries in the ordinary course of business and abandonment or lapse of intellectual property that is, in the reasonable business judgment of the Company or its Restricted Subsidiary, no longer used in or useful in the conduct of their respective businesses~~.~~; and

(l) the Spin-Off; provided that (i) immediately after giving effect to the Spin-Off, no Event of Default shall have occurred and be continuing or would result therefrom and (ii) after giving effect to the Spin-Off, the Company shall be in compliance with the Financial Covenant on a pro forma basis.

Section 7.06. Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, termination or other acquisition of, any Capital Stock of the Company or any Restricted Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, in each case either directly or indirectly, whether in cash or property or in obligations of the Company or any Restricted Subsidiary (collectively, “Restricted Payments”), except that:

(a) (i) any Restricted Subsidiary may make Restricted Payments to any Loan Party and (ii) any Restricted Subsidiary that is not a Loan Party may make Restricted Payments to any other Restricted Subsidiary;

(b) the Company may make Restricted Payments in the form of Qualified Capital Stock of the Company;

(c) the Company may purchase the Company’s Qualified Capital Stock, Qualified Capital Stock options, restricted stock, restricted stock units and similar securities from present or former officers, directors or employees (or their estates, heirs, trusts, spouses or former spouses) of the Company or any Restricted Subsidiary upon the death, disability, retirement or termination of employment of such officer, director or employee or otherwise, provided that the aggregate amount of payments made pursuant to this paragraph (c) (net of any proceeds received by the Company in connection with resales of any Qualified Capital Stock, Qualified Capital Stock options, restricted stock, restricted stock units and similar securities) shall not exceed $8,250,000 after the Closing Date plus the net cash proceeds of any “key-man” life insurance policies of the Company or any Restricted Subsidiary that have not been used to make any repurchases, redemptions or payments under this Section 7.06(c);

(d) the Company may make Restricted Payments in connection with the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company upon or in connection with the exercise or vesting of warrants, options, restricted stock units or similar rights if such Capital Stock constitutes all or a portion of the exercise price or is surrendered (or deemed surrendered) in connection with satisfying any income tax obligation incurred in connection with such exercise or vesting;

(e) the Company may make cash payments (i) solely in lieu of the issuance of fractional shares in connection with the exercise of warrants, options, restricted stock units or other securities convertible into or exchangeable for Capital Stock of the Company; provided that any such cash payment shall not be for the purpose of evading the limitations of this Section 7.06 and (ii) to officers, directors, employees and consultants in respect of phantom stock, to the extent considered a Restricted Payment;

(f) any non-Wholly Owned Restricted Subsidiary may make Restricted Payments, to the extent a Restricted Payment is made, ratably (or on a more favorable basis from the perspective of the Company) to other Persons that own the applicable class of Common Stock in such non-Wholly Owned Restricted Subsidiary;

(g) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company may make Restricted Payments in connection with the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company; provided that the aggregate amount of payments made pursuant to this Section 7.06(g) in any fiscal year shall not exceed the sum of (x) $20,000,000 and (y) the aggregate amount of cash paid to the Company for its account in such fiscal year upon the exercise or vesting of warrants, options, restricted stock units or similar rights by officers, directors or employees of the Company or its Restricted Subsidiaries in such fiscal year (it being agreed that if any portion of such permitted amount is not used in any fiscal year, then 50% of such unused portion may be used in any subsequent fiscal year and any such carried over amount shall be deemed used first in such subsequent fiscal year);

(h) the Company may make additional cash Restricted Payments pursuant to this clause (h) in an aggregate amount not to exceed the Available Amount at such time (as determined immediately before giving effect to the making of such Restricted Payment) so long as (A) no Default or Event of Default then exists or would result therefrom and (B) the Company would at the time of and immediately after giving effect to such Restricted Payment be in compliance with the Financial Covenant, determined on a pro forma basis giving effect to such Restricted Payment as of the last day of the most recently ended fiscal quarter for which the Company’s consolidated financial statements have been delivered hereunder;

(i) the Company may enter into any Permitted Bond Hedge Transaction;

(j) the Company may deliver Qualified Capital Stock of the Company to holders upon conversion or exchange of any convertible preferred stock of the Company;

(k) the Company may make Restricted Payments to the extent constituting Investments permitted by Section 7.07;

(l) the Company may purchase fractional shares of its Common Stock arising out of stock dividends, splits, combinations or business combinations (provided such transaction shall not be for the purpose of evading this limitation); ~~and~~

(m) the Company and its Restricted Subsidiaries may make other Restricted Payments using the proceeds of a substantially concurrent offering of Capital Stock (other than Disqualified Capital Stock) of the Company; provided that such proceeds shall not be included in the Available Amount.;

(n) the Company may make Restricted Payments in respect of Permitted Convertible Indebtedness to the extent permitted under Section 7.08; and

(o) the Company and its Subsidiaries may make Restricted Payments of Capital Stock of Spinco to effect the Spin-Off.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 7.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 7.06 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision).

Section 7.07. Limitation on Investments. Make or hold any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase or hold any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make or permit to exist any other investment by the Company or any of its Restricted Subsidiaries in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.02(b), (e), (f), (g) or (i);

(d) loans and advances to employees of the Company or any Restricted Subsidiaries of the Company in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Company and Restricted Subsidiaries of the Company not to exceed $2,200,000 at any one time outstanding;

(e) Hedge Agreements permitted under Section 7.15;

(f) Investments in the business of the Company and its Restricted Subsidiaries made by the Company or any of its Restricted Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(g) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.07(c)) by (i) any Loan Party in any other Loan Party or (ii) any Restricted Subsidiary that is not a Loan Party in any Loan Party or other Restricted Subsidiary;

(h) Investments in connection with Permitted Acquisitions (including the formation of Subsidiaries in connection therewith);

(i) Investments by the Company and its Restricted Subsidiaries in Restricted Subsidiaries that are not Loan Parties in an aggregate amount (valued at cost) not to exceed, after the Closing Date, the greater of (x) $96,000,000 and (y) 4.00% of Consolidated Total Assets of the Company as determined as of the last day of the most recent fiscal period for which financial statements have been delivered hereunder prior to the making thereof;

(j) any Investment resulting from receipt of non-cash consideration for a Disposition that was made pursuant to and in compliance with Section 7.05;

(k) Investments received as part of the settlement of litigation or in satisfaction of extensions of credit to any financially troubled Person or other disputes with customers or suppliers and investments consisting of the prepayment of suppliers and service providers on customary terms in the ordinary course of business;

(l) Investments received in settlement of amounts due to the Company or any Restricted Subsidiary of the Company effected in the ordinary course of business;

(m) Investments in accounts, contract rights and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired from the sale of Inventory in the ordinary course of business consistent with the past practice of the Company and its Restricted Subsidiaries;

(n) Investments by the Company or any of its Restricted Subsidiaries in an aggregate amount (valued at cost) not to exceed, after the Closing Date, the greater of (x) $96,000,000 and (y) 4.00% of Consolidated Total Assets of the Company as determined as of the last day of the most recent fiscal period for which financial statements have been delivered hereunder prior thereto;

(o) Investments in an aggregate amount not to exceed at any time outstanding (determined without regard to any write-downs or write-offs of such Investments) the Available Amount at such time (as determined immediately before giving effect to the making of such Investment) so long as (A) no Default or Event of Default then exists or would result therefrom and (B) the Company would at the time of and immediately after giving effect to such Investment be in compliance with the Financial Covenant, determined on a pro forma basis giving effect to such Investment as of the last day of the most recently ended fiscal quarter for which the Company’s consolidated financial statements have been delivered hereunder prior to such Investment;

(p) Investments in Verint Systems GMBH in an aggregate amount (valued at cost) not to exceed the greater of (x) $31,000,000 and (y) 1.3% of Consolidated Total Assets of the Company as determined as of the last day of the most recent fiscal period for which financial statements have been delivered hereunder after the Closing Date prior to such Investment;

(q) cash contributions by the Company and its Restricted Subsidiaries to Verint Technology UK Limited (“VTUK”) to the extent that (x) VTUK reasonably promptly after receipt of such cash applies such cash to pay accrued interest on (i) that certain Unsecured Loan Stock 2016 dated October 31, 2011, issued by VTUK with the Tranche A original principal amount of $120,000,000 and the Tranche B original principal amount of $30,000,000, (ii) that certain Series 1 Unsecured Loan Stock 2016 dated October 31, 2011 issued by VTUK in the original principal amount of $50,000,000 or (iii) any permitted refinancings, refundings, renewals or extensions of the foregoing (collectively, the “Loan Stock”) and (y) the Restricted Subsidiary that is the recipient of such interest reasonably promptly after receipt of any accrued interest on the Loan Stock from VTUK pursuant to clause (x), distributes or dividends such amounts to a Loan Party (it being agreed that any such distribution or dividend of cash shall be made no later than 14 days after the date on which the applicable contribution was made to VTUK); and

(r) additional Investments by any Loan Party in any Restricted Subsidiary that is not a Loan Party; provided that (w) the aggregate amount of such Investments shall not exceed $100,000,000 at any time outstanding (without giving effect to any write-off thereof), (x) no Default or Event of Default shall have occurred and be continuing at the time of such Investment or shall result therefrom, (y) any such Investment shall be returned to a Loan Party no later than 14 days after the date on which the applicable Investment was made and (z) such Investment shall be for the primary purpose of bona fide tax planning or bona fide cash management and shall not be for the purpose of circumventing any covenant set forth in this Agreement;

(s) Investments by the Company in any Permitted Bond Hedge Transaction;

(t) guarantees of Indebtedness permitted under Section 7.02 and other obligations (other than Indebtedness) of the Borrower and its Restricted Subsidiaries so long as such obligations are not otherwise prohibited hereunder;

(u) Investments in non-Wholly Owned Restricted Subsidiaries and other joint ventures in an aggregate amount not to exceed the greater of (x) $96,000,000 and (y) 4.00% of Consolidated Total Assets of the Company as determined as of the last day of the most recent fiscal period for which financial statements have been delivered hereunder prior to such Investment;

(v) operating deposit accounts with depository institutions and other ordinary course cash management;

(w) purchases of inventory and other assets to be sold or used in the ordinary course of business;

(x) deposits to secure bids, tenders, utilities, vendors, leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other deposits of like nature arising in the ordinary course of business;

(y) Investments in prepaid expenses, utility and workers’ compensation, performance and other similar deposits, each as entered into in the ordinary course of business;

(z) Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(aa) Investments to the extent made with (i) Qualified Capital Stock of the Company or (ii) the cash proceeds of any Permitted Equity Issuance by the Company so long as such investment is consummated within 90 days of such Permitted Equity Issuance (provided that such cash proceeds shall not be included in the Available Amount);

(bb) Investments existing on the Closing Date and reflected on Schedule 4.15(a); ~~and~~

(cc) Investments constituting Dispositions permitted by Section 7.05~~.~~ and

(dd) Investments to contribute, distribute or otherwise transfer (in one or more transactions) any assets comprised of the Spinco Business in connection with the separation of the Spinco Business to Spinco, including any new Subsidiaries created in contemplation of the Spin-Off.

Notwithstanding the foregoing, at the option of the Company by written notice to the Administrative Agent, any Investment that is or is in connection with a Limited Condition Acquisition shall be deemed to have been incurred on the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into (and not at the time such Limited Condition Acquisition is consummated) and any applicable financial ratio tests and no Default or Event of Default tests shall be tested in connection with such incurrence, as of the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into, giving pro forma effect to such Limited Condition Acquisition, to any Investment, and to all transactions in connection therewith. If such election is made, any further transactions undertaken in reliance on complying with a particular financial ratio after the date the definitive acquisition agreement relating to such Limited Condition Acquisition was entered into and prior to the earlier of the consummation of such Limited Condition Acquisition or the termination of such definitive agreement prior to the incurrence, such financial ratio test must be satisfied both (i) assuming such Limited Condition Acquisition has occurred, on a pro forma basis and (ii) without giving effect to such Limited Condition Acquisition or any Investment, incurrence of Indebtedness or the other transactions in connection therewith.

Any Investment in any Person other than a Loan Party that is otherwise permitted by this Section 7.07 may be made through intermediate Investments in Restricted Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or Cash Equivalents shall be the fair market value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

For purposes of determining compliance with this Section 7.07, (x), the amount of any Investment shall be the amount actually invested (with respect to any Investment made other than in the form of cash or Cash Equivalents, valued at the fair market value thereof (as reasonably determined by the Company in good faith) at the time of the making thereof), without adjustment for subsequent increases or decreases in the value of such Investment, less any amount repaid, returned, distributed or otherwise received, directly or indirectly, in respect of any Investment, in each case, in cash, and the amount of any Investment constituting a guarantee of Indebtedness shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such guarantee is made or, if not stated or readily determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith and (y) if an Investment meets, in whole or in part, the criteria of one or more of the categories of Investments (or any portion thereof) permitted in this Section 7.07, the Company may, in its sole discretion, classify or divide such Investment (or any portion thereof) in any manner that complies with this Section 7.07 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the above clauses and such Investment will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).

Section 7.08. Limitation on Payments and Modifications of Certain Debt Instruments. (a) Make any payment (it being agreed that any payment in cash or other property, other than Qualified Capital Stock of the Company or cash in lieu of any fractional share of Qualified Capital Stock of the Company, in conversion or exchange of any Indebtedness shall be deemed to be a payment on such Indebtedness for purposes hereof), exchange, repayment, prepayment, repurchase or redemption of, or otherwise defease, or make any payment in violation of any subordination terms of, any Indebtedness incurred pursuant to Section 7.02(j) or any Indebtedness under the Existing Convertible Notes (any of the foregoing, a “Payment”) other than (1) pursuant to any Permitted Refinancing, (2) Payments of such Indebtedness in an aggregate amount not to exceed the Available Amount at such time (as determined immediately before giving effect to the making of such Payment) so long as (A) no Default or Event of Default then exists or would result therefrom and (B) the Company would at the time of and immediately after giving effect to such Payment be in compliance with the Financial

Covenant, determined on a pro forma basis as of the last day of the most recently ended fiscal quarter for which the Company’s consolidated financial statement have been delivered hereunder prior thereto, (3) Payments of such Indebtedness in exchange for or from the proceeds of Qualified Capital Stock (provided that such proceeds or reduction in Indebtedness shall not increase the Available Amount) and (4) Payments of such Indebtedness so long as (A) no Default or Event of Default then exists or would result therefrom, (B) the First Lien Net Leverage Ratio at the time of and immediately after giving effect to such Payment shall not exceed 3.60 to 1.00, determined on a pro forma basis as of the last day of the most recently ended fiscal quarter for which the Company’s consolidated financial statement shall have been delivered hereunder prior thereto and (C) the Consolidated Net Leverage Ratio at the time of and immediately after giving effect to such Payment shall not exceed 5.00 to 1.00, determined on a pro forma basis as of the last day of the most recently ended fiscal quarter for which the Company’s consolidated financial statement shall have been delivered hereunder; provided that nothing herein shall restrict the Company or any of its Restricted Subsidiaries from making required payments of fees and regularly scheduled payments of interest (including, for the avoidance of doubt, default rate interest) on any Indebtedness incurred pursuant to Section 7.02(j) or Indebtedness under the Existing Convertible Notes (provided that the payment of such fees and interest with respect to subordinated Indebtedness shall be subject to the subordination provisions governing such Indebtedness), or (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Existing Convertible Notes or any Indebtedness incurred pursuant to Section 7.02(j) if such Indebtedness immediately after giving effect to such amendment, modification or other change could not have been incurred under Section 7.02(j).

If any Payment meets, in whole or in part, the criteria of one or more of the categories of Payments (or any portion thereof) permitted in this Section 7.08, the Company may, in its sole discretion, classify or divide such Payment (or any portion thereof) in any manner that complies with this Section 7.08 and will be entitled to only include the amount and type of such Payment (or any portion thereof) in one of the above clauses and such Payment will be treated as being made pursuant to only such clause or clauses (or any portion thereof).

Section 7.09. Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions between or among the Company and/or one or more Restricted Subsidiaries) unless such transaction is (a) a Restricted Payment permitted under Section 7.06, (b) an Investment permitted under Section 7.07 ~~or~~, (c) transactions related to transition services, allocation of tax and other liabilities and other customary agreements between the Company and/or its Restricted Subsidiaries and Spinco in contemplation of or to effect the Spin-Off to the extent such transactions and agreements have been approved by the Board of Directors of the Company or (d) (i) otherwise permitted under this Agreement and (ii) upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate; provided that, for the avoidance of doubt, this Section 7.09 shall not prohibit

(w) any transaction with an Affiliate that, as such, has been expressly approved by either a majority of the Company’s independent directors or a committee of the Company’s directors consisting solely of independent directors, in each case in accordance with such independent directors’ fiduciary duties in their capacity as such and upon advice from independent counsel, (x) employment, compensation, indemnification, reimbursement and severance arrangements for officers and directors of the Company and its Restricted Subsidiaries in the ordinary course of business or that are approved by the board of directors of the Company, (y) transactions with any Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Company solely as a result of the Company or a Restricted Subsidiary having Control over such Person and (z) ordinary course transactions with any Person that is an Affiliate solely as a result of the fact that a member of the Company’s or any Restricted Subsidiary’s board of directors is a director, officer or employee of such Person.

Section 7.10. Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Restricted Subsidiary except for any such transactions consummated within 180 days of the acquisition by the Company or any Restricted Subsidiary of the asset subject to such sale and leaseback.

Section 7.11. Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Company to end on a day other than January 31 or change the Company’s method of determining fiscal quarters.

Section 7.12. Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its material Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Restricted Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement or other Security Document, other than pursuant to (i) this Agreement and the other Loan Documents (ii) any agreements governing Capital Lease Obligations or Permitted Acquisition Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and improvements thereon and in the case of any Permitted Refinancing of purchase money Indebtedness or Permitted Acquisition Indebtedness shall not be materially more restrictive in the good faith judgment of the Company, taken as a whole, than in the relevant refinancing agreement), (iii) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or assets pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary or assets that are to be sold and such sale is permitted hereunder, (iv) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the assets and improvements thereon securing such Indebtedness, (v) customary provisions in leases and other contracts restricting the assignment thereof,

(vi) restrictions in any document or instrument governing any Lien permitted hereunder; provided that any such restriction contained therein relates only to the asset or assets subject to such Lien, (vii) software and other intellectual property licenses pursuant to which the Company or any Restricted Subsidiary is the licensee of the relevant software or intellectual property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (viii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.07(u) and applicable solely to such joint venture and/or Common Stock therein, (ix) replacements, renewals, amendments and refinancings of any agreements described above so long as such replacement, renewals, amendments and refinancings are not materially more restrictive in the good faith judgment of the Company, taken as a whole, than in the relevant refinancing agreement, (x) applicable law and (xi) restrictions in respect of assets that, taken as a whole, are immaterial, provided that in good faith judgment of the Company, such conditions would not have a Material Adverse Effect on the ability of the Loan Parties, taken as a whole, to satisfy their Obligations hereunder.

Section 7.13. Limitation on Restrictions on Restricted Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual contractual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay any Indebtedness owed to, the Company or any Restricted Subsidiary Guarantor, (b) make Investments in the Company or any Restricted Subsidiary Guarantor or (c) transfer any of its assets to the Company or any Restricted Subsidiary Guarantor, except for such encumbrances or restrictions existing under or by reason of (x) any restrictions existing under the Loan Documents and (y) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided such Disposition is permitted hereunder; provided further that this Section 7.13 shall not apply to encumbrances or restrictions existing under or by reason of (i) customary non-assignment or no-subletting clauses in leases or other contracts entered into in the ordinary course of business and consistent with past practices, (ii) agreements governing any purchase money Liens, Capital Lease Obligations, Permitted Acquisition Indebtedness or Alternative Incremental Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and improvements thereon), (iii) Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.02, so long such restrictions do not materially impair the ability of the Loan Parties in the good faith judgment of the Company, taken as a whole, to perform their obligations under this Agreement, (iv) any restrictions regarding licenses or sublicenses by Company or its Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property), (v) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the assets securing such Indebtedness and improvements thereon, (vi) any Lien permitted hereunder or any document or instrument governing any such Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Lien and improvements thereon, (vii) any indenture agreement, instrument or other arrangement relating to the assets or business of any Restricted Subsidiary and existing prior to the consummation of the Permitted Acquisition in which such Subsidiary was acquired, (viii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.07(u) and applicable solely to such joint venture and/or Common Stock therein, (ix) restrictions contained in subordination provisions relating to intercompany Indebtedness, (x) restrictions applicable to any Person at the time such Person becomes a Restricted Subsidiary so long as such restriction applies on to such Person and its Subsidiaries and was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (xi) replacements, renewals, amendments and refinancings of any agreements described above so long as such replacement, renewals, amendments and refinancings are not materially more restrictive, taken as a whole, in the good faith judgment of the Company than the terms of the agreement being replaced, renewed, amended or refinanced, (xii) applicable law and (xiii) restrictions in respect of assets that, taken as a whole, are immaterial, provided that in good faith judgment of the Company, such conditions would not have a Material Adverse Effect on the ability of the Loan Parties, taken as a whole, to satisfy their Obligations hereunder.

Section 7.14. Limitation on Lines of Business. Engage to any substantial extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the Closing Date and businesses ancillary, complementary, synergistic with or reasonably related thereto.

Section 7.15. Limitation on Hedge Agreements. Enter into any Hedge Agreement for purposes of financial speculation.

ARTICLE 8

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) any Borrower shall fail to pay (i) any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or (ii) any fee or other amount payable hereunder or under any other Loan Document (other than an amount described in clause (i) of this clause (a)), within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in Section 6.04(a) (with respect to any Borrower only), Section 6.07(a), Section 6.10 or Article 7; provided, that, any Financial Covenant Default shall not constitute an Event of Default with respect to the Term Loans until the date on which (i) any Revolving Credit Loans have been declared to be due and payable or the Revolving Credit Commitments have been terminated by the Revolving Credit Lenders pursuant to this Article 8 on account of a Financial Covenant Default or (ii) such Financial Covenant Default results in a cross-default to other material Indebtedness, and such acceleration would otherwise cause a default with respect to the Term Loans; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after written notice thereof to the Company from the Administrative Agent; or

(e) the Company or any of its Significant Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation with respect to principal of any Indebtedness, but excluding the Loans and Reimbursement Obligations) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (excluding (x) in the case of any Permitted Convertible Indebtedness, any event or condition that would permit the holder or beneficiary of such Permitted Convertible Indebtedness to convert such Permitted Convertible Indebtedness into cash, Qualified Capital Stock of the Company’s or a combination thereof, in each case to the extent permitted hereunder, (y) any required prepayment of Indebtedness secured by a Lien permitted by Section 7.03 that becomes due as the result of the disposition of the assets subject to such Lien so long as such disposition is permitted by this Agreement or (z) any required repurchase, repayment or redemption of (or offer to repurchase, repay or redeem) any Indebtedness that was incurred for the specified purpose of financing all or a portion of the consideration for a merger or acquisition provided that (1) such repurchase, repayment or redemption (or offer to repurchase, repay or redeem) results solely from the failure of such merger or acquisition to be consummated, (2) such Indebtedness is repurchased, repaid or redeemed in accordance with its terms and (3) no proceeds of Borrowings are used to make such repayment, repurchase or redemption), the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) or (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate the Threshold Amount; or

(f) (i) any Borrower or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Borrower or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Borrower or any of its Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) that (A) results in the entry of an order for relief or order or decree approving any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 consecutive days; or (iii) there shall be commenced against any Borrower or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 consecutive days from the entry thereof; or (iv) any Borrower or any of its Significant Subsidiaries shall take any material formal corporate action for the purpose of effectuating any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Borrower or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any ERISA Event, whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Company or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings under Title IV of ERISA shall commence to have a trustee appointed under Title IV of ERISA, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against the Company or any of its Restricted Subsidiaries involving for the Company and its Restricted Subsidiaries taken as a whole a liability (to the extent not paid or covered by insurance or other creditworthy indemnitor or indemnity or security or any combination thereof) equal to or greater than the Threshold Amount, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 consecutive days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason (other than by reason of the release thereof pursuant to Section 10.16), to be in full force and effect, or any Loan Party or any controlled Affiliate of the Company shall so assert, or any Lien created or purported to be created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby with respect to Collateral with an aggregate fair market value in excess of $5,000,000; or

(j) any guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than by reason of the release thereof pursuant to Section 10.16), to be in full force and effect or any Loan Party or any controlled Affiliate of the Company shall so assert; or

(k) any Change of Control shall occur;

then, and in any such event, (i) if such event is an Event of Default specified in paragraph (f) above with respect to any Borrower, the Commitments shall automatically and immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing or accrued under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall automatically and immediately become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding, and (ii) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Company declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts accrued or owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (iii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, exercise on behalf of itself, the Lenders and any Issuing Lender all other rights and remedies available to it, the Lenders and any Issuing Lender under the Loan Documents. In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired face amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all

Reimbursement Obligations shall have been satisfied and all other Obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Company (or such other Person as may be lawfully entitled thereto).

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.01. General. Each of the Lenders and each Issuing Lender hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Restricted Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Restricted Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.01) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document, or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken in good faith by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, subject to the prior written approval of the Company (which approval shall not be unreasonably withheld, delayed or conditioned and shall not be required upon the occurrence and continuance of an Event of Default), to appoint a successor. If no successor shall have been so appointed by the Required Lenders with, absent the occurrence and continuance of an Event of Default, the consent of the Company, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank capable of performing the duties of the Administrative Agent. If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders (subject to the prior written approval of the Company to the extent such approval would have been required under the second sentence of this paragraph) appoint a successor Administrative Agent. Any such resignation by the Administrative Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit and (y) shall maintain all of its rights as Issuing Lender with respect to any Letters of Credit issued by it prior to the date of such resignation. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent, any arranger of this credit facility or any amendment thereto or any other Lender and their respective Related Parties and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Company and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Anything herein to the contrary notwithstanding, none of the Lead Arranger, Joint Bookrunners or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or an Issuing Lender hereunder.

Section 9.02. Credit Bidding. Except with respect to the exercise of setoff rights of any Lender in accordance with Section 10.07 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Secured Parties hereby irrevocably authorize the Administrative, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 10.01. The Administrative Agent, the Required Lenders and each Loan Party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent or the Collateral Agent, as the case may be, and each Loan Party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that (i) no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender, (B) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Class)), or reduce any fees payable hereunder, in each case, other than as a result of any change in the definition, or in any components thereof, of the term “Consolidated Net Leverage Ratio”, without the written consent of each Lender directly and adversely affected thereby (in which case the separate consent of the Required Lenders shall not be required) and (C) postpone the scheduled maturity date of any Loan, or the date of any scheduled payment (but not, for the avoidance of doubt, prepayments) of the principal amount of any Loan under this Agreement or the applicable Incremental Amendment or Refinancing Agreement, or the required date of reimbursement of any L/C Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (in which case the separate consent of the Required Lenders shall not be required), (ii) no such agreement shall by its terms adversely affect the rights of such Class in respect of payments or Collateral in a manner different than such an agreement affects the rights of another Class in respect of payments or Collateral without the written consent of the Majority Facility Lenders, (iii) without the consent of each Lender, no such agreement shall (A) change any of the provisions of this 10.01 or the percentage set forth in the definition of the term “Required Lenders,” “Majority Facility Lenders” or “Majority Revolving Credit Facility Lenders” or any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or otherwise modify any rights thereunder or make any determination or grant any consent thereunder, (B) release all or substantially all of the Collateral (other than pursuant to Section 10.16), (C) release all or substantially all of the value of the guarantees provided by the Restricted Subsidiary Guarantors, (D) change Section 2.16(b) in a manner that would alter the pro rata sharing of payments required thereby, or (E) assign or transfer the rights and Obligations of the Company, and (iv) without the consent of Majority Revolving Credit Facility Lenders, no such agreement shall change any provision with respect to the Financial Covenant.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile or electronic transmission (e.g. .PDF or .TIF email file) shall be effective as delivery of a manually executed counterpart thereof.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary set forth herein or in any other Loan Document but subject to the proviso in clause (c) of Article 8, (i) no Term Loan Lender shall have any right to exercise, or direct the Administrative Agent to exercise or refrain from exercising, any right or remedy arising or available hereunder or under any other Loan Document upon the occurrence or during the continuance of a Default or an Event of Default if the only such Default or Event of Default that shall have occurred and be continuing is a Financial Covenant Default, (ii) no Term Loan Lender shall have any right to approve or disapprove (X) any amendment or modification to Section 7.01, (Y) any waiver of a Financial Covenant Default or (Z) any amendment, waiver, consent or approval referred to in the proviso to the definition of “Required Lenders” and (iii) it is understood and agreed that any Term Loans held by any Term Loan Lender shall be excluded from any vote of the Lenders (and shall be deemed to not be outstanding) for the purposes described in clause (i) above and clause (ii) above, including in determining whether the “Required Lenders” have directed the Administrative Agent to exercise or refrain from exercising any such rights or remedies or to approve or disapprove any such amendment, modification or waiver. For the avoidance of doubt, nothing in this paragraph shall in any way limit or restrict the rights or remedies of the Term Loan Lenders in connection with any Default or Event of Default other than a Financial Covenant Default (whether arising before or after the occurrence of the Financial Covenant Default) or the right of any Term Loan Lenders to approve or disapprove any amendment or modification to any other provision hereof or of any other Loan Document or to waive any Default or Event of Default other than a Financial Covenant Default.

For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Loan Party to each relevant Loan Document (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof, (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Prepayment Lenders, Majority Facility Lenders and Majority Revolving Credit Facility Lenders and (z) to permit any such additional credit facilities which are term facilities to share ratably with the Term Loans in the application of prepayments and to permit any such credit facilities which are revolving credit facilities to share ratably with the Revolving Credit Facility in the application of prepayments and commitment reductions; provided that no such consent of the Required Lenders shall be required to make any changes contemplated by Section 2.22.

If the Administrative Agent and the Company shall have jointly identified an ambiguity, obvious error or any error or omission of a technical or immaterial nature in any provision of the Loan Documents, then the Administrative Agent and the Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days after notice thereof.

Notwithstanding anything herein to the contrary, the Company and the Administrative Agent may, without the input or consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Section 2.22 or Section 2.23.

Notwithstanding anything to the contrary herein or in any other Loan Document, (a) no modification or waiver of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent; (b) no modification or waiver of any provision of this Agreement relating to any Issuing Lender shall be effective without the written consent of such Issuing Lender; and (c) the Administrative Agent may waive payment of the fee required under Section 10.06(f) without obtaining the consent of any other party to this Agreement.

Notwithstanding anything to the contrary herein or in any other Loan Document, guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Loan Party or Loan Parties and the Administrative Agent in its sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 10.02. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of delivery by hand, overnight courier service or telecopy notice, when received, addressed (a) in the case of any Borrower and the Administrative Agent, as follows, (b) in the case of the Lenders and the other Agents, as set forth in an Administrative Questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrowers:	Verint Systems Inc. 175 Broadhollow Road Melville, New York 11747 Attention: Chief Financial Officer Telecopy: 631-962-9623 Telephone: 631-962-9846 (Chief Financial Officer)

With a copy to:	Verint Systems Inc. 175 Broadhollow Road Melville, New York 11747 Attention: Chief Legal Officer Telecopy: 631-962-9623 Telephone: 631-962-9462 (Chief Legal Officer)

And a further copy to:	Jones Day 250 Vesey Street New York, New York 10281 Attention: Charles N. Bensinger III Telecopy: 212-755-7306 Telephone: 212-326-3797

The Administrative Agent:	JPMorgan Chase Bank, N.A. 10 S Dearborn St L2 Chicago, IL 60603 Loan Operations Contact: Bianca Hernandez Telephone Number: 312-732-4734 Email: jpm.agency.servicing.1@jpmorgan.com

Issuing Lender:

JPMorgan Chase Bank, N.A.

10 S Dearborn St L2

Chicago, IL 60603

LC Contact: Chicago LC Agency Activity Team

Email: Chicago.LC.Agency.Activity.Team@jpmorgan.com or as otherwise notified by such Issuing Lender to the Administrative Agent and the Company

; provided that any notice, request or demand to or upon the any Agent, any Issuing Lender or any Lender shall not be effective until received.

The Company hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Company, that it will, or will cause its Restricted Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Article 6 including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Notice, a notice pursuant to Section 2.11 or a notice requesting the issuance, amendment, extension or renewal of a Letter of Credit pursuant to Article 3, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Company agrees, and agrees to cause its Restricted Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.

The Company hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to make available to the Lenders and the Issuing Lender materials and/or information provided by or on behalf of the Company hereunder (collectively, the “Company Materials”) by posting the Company Materials on Debt Domain, IntraLinks, Syndtrak, ClearPar or another similar electronic system (the “Platform”) and (a) certain of the Lenders may be “public-side” Lenders (e.g. Lenders that do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities) (each, a “Public Lender”). The Company hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Company Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States federal and state securities laws (provided, however, that for the avoidance of doubt, to the extent such Company Materials constitute Information, they shall be subject to the provisions of Section 10.15); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Company Materials shall be marked “PUBLIC”, unless the Company notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (1) notification of effective changes in the terms of the Facilities.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the

Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 10.03. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent, any Lender or any Issuing Lender, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder, or any abandonment or discontinuance of steps to enforce such right, remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in any other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances.

Section 10.04. Survival of Agreement. All covenants, agreements, representations and warranties made by any Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Lender and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Lenders, regardless of any investigation made by the Lenders or the Issuing Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. The provisions of Sections 2.17, 2.18, 2.19 and 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Lender.

Section 10.05. ~~Payment of~~ Expenses; Limitation of Liability; Indemnity, Etc.

(a) Expenses. The Company agrees to (i) pay all reasonable and documented out-of-pocket expenses (including, without limitation, the reasonable fees, charges and disbursements of counsel) incurred by the Administrative Agent, the Lead Arranger, each Issuing Lender and each other Agent and their respective Affiliates in connection with the structuring, arrangement and syndication of the Facilities (other than fees payable to syndicate members) and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the each Issuing Lender in connection with the issuance, amendment, renewal or extension of Letters of Credit or any demand for payment thereunder (provided that payments in respect of legal fees and expenses shall be limited to actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent, Lead Arranger, Issuing Lenders and each other Agent and their respective Affiliates, and if necessary, one local counsel in any relevant jurisdiction to such Persons and, in the case of a conflict of interest, one additional counsel to such Persons) and (ii) to pay all reasonable and documented out-of-pocket expenses of the Administrative Agent, Issuing Lenders and the Lenders (provided that payments in respect of legal fees and expenses shall be limited to actual reasonable documented out-of-pocket fees, disbursements and other charges of one counsel to the Administrative Agent, Issuing Lenders and the Lenders, and if necessary, one local counsel in any relevant jurisdiction to such Persons, and in the case of a conflict of interest, one additional counsel to such Persons) for enforcement costs associated with the Facilities.

(b) Limitation of Liability. To the extent permitted by applicable law (i) the Company and any Loan Party shall not assert, and the Company and each Loan Party hereby waives any claim against the Administrative Agent, the Collateral Agent, each Lender, each Issuing Lender and each other Agent and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.05(b) shall relieve the Company and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 10.05(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(~~b~~c) Indemnity. The Company ~~agrees to~~shall indemnify the Administrative Agent, the Collateral Agent, each Lender, each Issuing Lender and each other Agent and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and ~~to~~ hold each Indemnitee harmless from, any and all ~~losses, claims, damages, l~~Liabilities and related expenses, (limited in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to ~~each~~all ~~i~~I ndemnitees, and if necessary, one local counsel in any relevant jurisdiction ~~to such Person~~, and~~,~~ in the case of a conflict of interest, one additional counsel to such Persons) ~~to the extent~~, incurred by or asserted against any Indemnitee to the extent arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto ~~or thereto~~ of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the syndication of the Facilities), (ii) any Loan or Letter of Credit or the use of the proceeds ~~of the Loans or issuance of~~therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter~~s~~ of Credit~~,~~ if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any Property currently or formerly owned, occupied or operated by the Company or any of the Restricted Subsidiaries, or any Environmental Liability ~~of~~related in any way to the Company or its Restricted Subsidiaries ~~or in respect of any of their respective properties~~, or (iv) any ~~claim, litigation, investigation or~~actual or prospective ~~p~~P roceeding relating to any of the foregoing, whether or not such Proceeding is brought by the Company or any other Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto ~~(and regardless of whether such matter is initiated by a third party or by the Company, any other Loan Party or any of their respective Affiliates)~~; provided that such indemnity shall not, as to any Indemnitee, be available ~~with respect to any losses, claims, damages, liabilities or related expenses~~ to the extent that such ~~losses, claims, damages, l~~Liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (i) the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement or any other Loan Document by, such Indemnitee or any Related Party thereof or (ii) disputes arising solely among Indemnitees (other than any Agent or its Related Parties in its capacity as an Agent hereunder) and that do not (A) involve any act or omission by the Company or its Restricted Subsidiaries or its controlled Affiliates or (~~A~~B) arise from any settlement of any proceeding effected without the Company’s written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Company’s written consent, or if there is a judgment against an Indemnitee in any such ~~p~~Proceeding, the Company agrees to indemnify and hold harmless each Indemnitee in the manner set forth in this Section  10.05(~~b~~c ). Without limiting the foregoing, and to the extent permitted by applicable law, the Company agrees not to assert and to cause its Restricted Subsidiaries not to assert, and hereby waives and agrees to cause its Restricted Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against the Indemnitee. All amounts due under this Section 10.05 shall be payable promptly after written demand upon the Company therefor together with a reasonably detailed invoice. Statements payable by the Company pursuant to this Section 10.05 shall be submitted to Chief Financial Officer (Telephone No. 631-962-9846) (Fax No. 631-962-9623), at the address of the Company set forth in Section 10.02, or to such other Person or address as may be hereafter designated by the Company in a notice to the Administrative Agent. This Section  10.05(~~b~~c ) shall not apply with respect to taxes other than taxes that represent losses, claims, damages, liabilities or related expenses arising from non-tax claims.

(~~c~~d) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, any Issuing Lender or any other Agent under Section 10.05(a) or (~~b~~c), each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, such Issuing Lender or such other Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, such Issuing Lender or such other Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the Aggregate Exposure at the time (in each case, determined as if no Lender were a Defaulting Lender).

~~(d) To the extent permitted by applicable law, none of the parties hereto shall assert, and each party hereto and each Indemnitee hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that the foregoing shall not relieve the Company of its indemnification obligations set forth in Section 10.05(b) to the extent any Indemnitee is found so liable.~~

(e) The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender, any Issuing Lender or any other Agent.

Section 10.06. Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Agents, the Issuing Lenders, all future holders of the Loans and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents, each Issuing Lender and each Lender (provided that a Borrower may merge or consolidate with another Borrower in accordance with Section 7.04).

(b) Any Lender may, without the consent of, or notice to, any Borrower or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (other than a Competitor or the Company or any of its controlled Affiliates) (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrowers and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to enforce this agreement or to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders, all affected Lenders or all affected Lenders under a particular Facility pursuant to Section 10.01. Each Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.07(a) as fully as if such Participant were a Lender hereunder. Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.17, 2.18 and 2.19 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.18, such Participant shall have complied with the requirements of said Section (including the requirement of Section 2.18(e), it being understood that the documentation required by Section 2.18(e) shall be delivered to the participating Lender), and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent such entitlement to receive a greater payment results from any change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and interest thereon) of each participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent demonstrable error, and the Borrowers, the Lenders and each Agent shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to one or more Eligible Assignees (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit B or any other form approved by the Administrative Agent

(an “Assignment and Acceptance”), executed by such Assignee and such Assignor (and, where the consent of the Company, the Administrative Agent or the Issuing Lender is required, by the Company and such other Persons) and delivered to the Administrative Agent (A) via an electronic settlement system satisfactory to the Administrative Agent or (B) if previously agreed by the Administrative Agent, manually, for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender or any Affiliate of a Lender thereof) shall be in an aggregate principal amount (determined as of the date of the relevant Assignment and Acceptance or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) of less than $500,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Company and the Administrative Agent (each such consent not to be unreasonably withheld, delayed or conditioned and, in the case of the Company, shall not be required if a payment or bankruptcy Event of Default has occurred and is continuing). Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.17, 2.18 and 10.05 in respect of the period prior to such effective date).

(d) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Term Loan Commitment and Revolving Credit Commitment, and the outstanding balances of its Term Loans and Revolving Credit Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (i) except as set forth in (i) above or otherwise agreed in writing between such assigning Lender and such Assignee, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Company or any Restricted Subsidiary or the performance or observance by the Company or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such Assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iii) such Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 4.01 or delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its addresses in the New York City a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of and stated interest on the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of demonstrable error, and the Borrowers, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon, if requested by the Assignee, one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Company marked “canceled”. The Register shall be available for inspection by the Borrowers or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.06(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), an Administrative Questionnaire completed in respect of the Assignee (unless the Assignee shall already be a Lender hereunder) and any applicable tax forms, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register. Each Borrower, at its own expense, promptly upon request, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, payable to the Assignor in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(g) Any Lender or Participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.06, disclose to the Assignee or Participant or proposed Assignee or Participant any information relating to the Company furnished to such Lender by or on behalf of the Company, including notification of the inclusion of, if applicable, material non-public information regarding the Company and/or its Restricted Subsidiaries; provided that, prior to any such disclosure of information, each such Assignee or Participant or proposed Assignee or Participant shall agree to comply with the provisions of Section 10.15 or substantially equivalent provisions.

(h) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes (other than to a Competitor), including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank or other central bank having jurisdiction over it in accordance with applicable law; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.06(i), any SPC may (A) with notice to, but without the prior written consent of, the Company and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Company and the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis in accordance with Section 10.15 any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Company or its Restricted Subsidiaries may be disclosed only with the Company’s consent which will not be unreasonably withheld, delayed or conditioned.

(j) Competitors List.

(i) The Competitors List will be (i) posted to the Lenders on both the “Public Side Information” and the “Private Side Information” portions of the Platform, subject to the confidentiality provisions thereof in accordance with Section 10.15 hereof, and (ii) made available to the Lenders and the Issuing Lenders upon written request to the Administrative Agent. The Company hereby acknowledges and consents to the posting and/or distribution of the Competitors List pursuant to the terms set forth in this Agreement. The parties to this Agreement hereby acknowledge and agree that the Administrative Agent will not be deemed to be in default under this Agreement or to have any duty or responsibility or to incur any liabilities as a result of a breach of this Section 10.06(j), nor will the Administrative Agent have any duty, responsibility or liability to monitor or enforce assignments, participations or other actions in respect of Competitors, or otherwise take (or omit to take) any action with respect thereto.

(ii) Notwithstanding anything to the contrary herein, each of the Company, each Lender and each Issuing Lender acknowledges and agrees that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Competitor and the Administrative Agent shall have no liability with respect to any assignment or participation made to any Competitor (regardless of whether the consent of the Administrative Agent is required thereto), and none of the Company, any Lender, any Issuing Lender or their respective Affiliates will bring any claim to such effect.

(k) So long as no Default has occurred or is continuing or would result therefrom, any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to the Company on a non-pro rata basis through (and solely through) Dutch Auctions open to all Lenders, subject to the following limitations and other provisions:

(i) the maximum principal amount (calculated on the face amount thereof) of all Term Loans that the Company may offer to purchase or take assignment of shall not exceed 20% of the aggregate principal amount of the Initial Term Loans made on the Closing Date;

(ii) the Company will not be entitled to receive, and will not receive, information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in, and will not attend or participate in, meetings or conference calls attended solely by the Lenders and the Administrative Agent;

(iii) Borrowings shall not be made under the Revolving Credit Facility to directly or indirectly fund the purchase or assignment;

(iv) any Term Loans purchased by the Company shall be automatically and permanently cancelled immediately upon acquisition by the Company;

(v) notwithstanding anything to the contrary contained herein (including in the definitions of “Consolidated Net Income” and “Consolidated EBITDA”) any noncash gains in respect of “cancellation of indebtedness” resulting from the cancellation of any Term Loans purchased by the Company shall be excluded from the determination of Consolidated Net Income and Consolidated EBITDA;

(vi) the cancellation of Term Loans in connection with a Dutch Auction shall not constitute a voluntary or mandatory prepayment for purposes of Section 2.09 or 2.10, but the face amount of Term Loans cancelled as provided for in clause (iv) above shall be applied on a pro rata basis to the remaining scheduled installments of principal due in respect of the Term Loans;

(vii) [Reserved];

(viii) immediately after giving effect to any purchase or assignment of Term Loans pursuant to this Section 10.06(k), the sum of (x) the excess of the Revolving Credit Commitments over the Revolving Extensions of Credit as of such date and (y) the aggregate amount of all unrestricted cash and Cash Equivalents of the Company and its Restricted Subsidiaries as of such date shall not be less than $100,000,000; and

(ix) at the time of the consummation of each purchase and assignment of Term Loans pursuant to this Section 10.06(k), the Company shall have delivered to the Administrative Agent an officer’s certificate as to compliance with the preceding clause (viii).

Section 10.07. Adjustments; Set Off. (a) Except (x) to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility (or provides for the application of funds arising from the existence of a Defaulting Lender) or (y) to the extent any payment is obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or L/C Disbursements to any Assignee or Participant (other than to the Company or any Restricted Subsidiary thereof, except pursuant to Section 10.06(k)), if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in paragraph (f) of Article 8, or otherwise), in a proportion greater than its pro rata share of any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall (i) notify the Administrative Agent and each other Lender of the receipt of such payment and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Lender’s Obligations deemed to have been so purchased may exercise any and all rights of setoff as set forth in clause (b) below by reason thereof as fully as if such Lender had made a Loan directly to such Borrower in the amount of such participation.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender (other than any Defaulting Lender) and each Issuing Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) after the occurrence and during the continuance of an Event of Default, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or Issuing Lender or any branch or agency thereof to or for the credit or the account of any Borrower. Each Lender and each Issuing Lender agrees promptly to notify the Company and the Administrative Agent after any such setoff and application made by such Lender or such Issuing Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.08. Counterparts. (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission (e.g. by .PDF or .TIF file) shall be effective as delivery of a manually executed counterpart hereof.

(b) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.09. Severability. Any provision of this Agreement that is invalid, illegal, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, prohibition or unenforceability without affecting, impairing or invalidating the remaining provisions hereof, and any such invalidity, illegality, prohibition or unenforceability in any jurisdiction shall not affect, impair, invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to the subject matter hereof not expressly set forth herein or in the other Loan Documents.

Section 10.11. [Reserved.]~~Section 10.11. GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW OR OTHERWISE ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.~~

Section 10.12. ~~Submission to~~Governing Law; Jurisdiction; ~~Waivers~~Consent to Service of Process.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender relating to this Agreement, any other Loan Document or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(~~a~~c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its Property, to the exclusive jurisdiction of ~~any New York State court or Federal court of~~ the United States ~~of America sitting in New York City~~District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or ~~the~~any other Loan Document~~s~~ or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third-party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such ~~New York State or,~~Federal (to the extent permitted by law~~, in such Federal~~) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or ~~the~~any other Loan Documents against any Borrower or its Properties in the courts of any jurisdiction.

(~~b~~d) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or ~~the~~any other Loan Document~~s~~ in any ~~New York State or Federal court~~court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(~~c~~e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.02. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.13. Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may legally and effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency in New York, New York, on the Business Day immediately preceding the day on which final judgment is given.

The obligation of any Borrower in respect of any sum due to any Lender hereunder in Dollars shall, to the extent permitted by applicable law, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency such Lender may in accordance with normal banking procedures purchase Dollars in the amount originally due to such Lender with the judgment currency. If the amount of Dollars so purchased is less than the sum originally due to such Lender, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender against the resulting loss; and if the amount of Dollars so purchased is greater than the sum originally due to such Lender, such Lender agrees to repay such excess.

Section 10.14. Acknowledgments. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) no Agent nor any Lender has any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and the Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) each Lender and its Affiliates may have economic interests that conflict with those of the Borrowers; and

(d) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents and the Lenders or among the Borrowers and the Lenders.

Section 10.15. Confidentiality. Each of the Agents, the Issuing Lenders and the Lenders agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent any Agent, any Issuing Lender or any Lender from disclosing any such Information (a) to any Agent, any other Lender or any Affiliate of any thereof, (b) subject to Section 10.06(g), to any Participant or Assignee (each, a “Transferee”) or prospective Transferee or to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company or any Restricted Subsidiary or any of their respective obligations, in each case, that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its and its Affiliates’ officers, employees, directors, agents, attorneys, accountants and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),(d) upon the request or demand of any Governmental Authority having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) in connection with any litigation or similar proceeding, (g) that has been publicly disclosed other than in breach of this Section 10.15, (h)to any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners or any similar organization) or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) with the consent of the Company. For the purposes of this Section, “Information” shall mean all information received from or on behalf of any Loan Party and related to the Company or its Restricted Subsidiaries or any of their business, other than any such information that was available to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender on a nonconfidential basis prior to such disclosure. Any Person required to maintain the confidentiality of Information as provided in this Section 10.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

Section 10.16. Release of Collateral and Guarantee Obligations.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the request of the Company in connection with (i) any Disposition of Property permitted by the Loan Documents (other than a Disposition to a Loan Party but including in connection with the Spin-Off and transactions related thereto to the extent permitted pursuant to Section 7.05(l)), (ii) any merger, consolidation or amalgamation permitted by the Loan Documents or (iii) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is a party to any Specified Hedge Agreement or any Specified Cash Management Agreement) take such actions as shall be required or appropriate to release its security interest in any Collateral being Disposed of in such Disposition (but not in any proceeds thereof) or any Capital Stock necessary to permit consummation of such merger, consolidation or amalgamation (provided, to the extent applicable, the Company shall comply with Section 6.08 in connection therewith), and to release any guarantee obligations under the Loan Documents of any Person being Disposed of in such Disposition or any entity that is not the surviving entity of any merger, consolidation or amalgamation, to the extent necessary to permit consummation of such Disposition, merger, consolidation or amalgamation in accordance with the Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement or any Specified Cash Management Agreement, contingent indemnity obligations not then due and payable and contingent reimbursement obligations in respect of outstanding Letters of Credit) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding (or all outstanding Letters of Credit have been Cash Collateralized, or in respect of which back-stop letters of credit have been provided, in each case in an amount equal to 103% of the aggregate outstanding face amount thereof and pursuant to arrangements otherwise reasonably satisfactory to the Administrative Agent and the Issuing Lender), upon the request of the Company, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, or any Affiliate of any Lender that is party to any Specified Hedge Agreement or any Specified Cash Management Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements or Specified Cash Management Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Restricted Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Restricted Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) Neither the Administrative Agent nor the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent or the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.17. WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.17.

Section 10.18. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the USA PATRIOT Act.

Section 10.19. Replacement Lenders. (a) The Company shall be permitted to replace any Lender that is a Defaulting Lender; provided that (A) such replacement or removal does not conflict with any Requirement of Law, (B) the Company shall be liable to such replaced Lender under Section 2.19 (as though Section 2.19 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period or maturity date relating thereto, (C) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (D) the replaced Lender shall be obligated to make such replacement in accordance with the other provisions of Section 10.06 (provided that the Company may be obligated to pay the registration and processing fee referred to therein), (E) the Company shall pay all additional amounts (if any) required pursuant to Section 2.17 or 2.18, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (F) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Lender shall have against the replaced Lender; provided, further that, in connection with any such assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Collateral Agent, each Issuing Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Credit Percentage (and notwithstanding the foregoing, if any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs).

(b) The Company shall be permitted to replace any Lender (in the case of clause (ii), within 120 days of the applicable failure to consent referenced therein) (i) that requests reimbursement owing pursuant to Section 2.17 or 2.18 or (ii) in connection with any proposed amendment, modification, supplement or waiver with respect to any of the provisions of the Loan Documents as contemplated in Section 10.01 where such amendment, modification, supplement or waiver requires the consent of either (x) all or all affected Lenders, and the consent of the holders of more than 50% of the aggregate amount of the Term Loans and the then outstanding Total Revolving Credit Commitments then in effect (or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding) is obtained or (y) all affected Lenders under any Facility, and the consent of the holders of more than 50% of the aggregate amount of Loans or Commitments, as applicable, under the relevant Facility is obtained, and such Lender fails to consent to such proposed action; provided that (A) such replacement or removal does not conflict with any Requirement of Law, (B) the Company shall be liable to such replaced Lender under Section 2.19 (as though Section 2.19 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period or maturity date relating thereto, (C) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement and shall have consented to the proposed amendment, (D) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.06 (provided that the Company may be obligated to pay the registration and processing fee referred to therein), (E) the Company shall pay all additional amounts (if any) required pursuant to Section 2.17 or 2.18, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (F) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Lender shall have against the replaced Lender.

Section 10.20. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.21. Lender Action; Specified Cash Management Agreements and Specified Hedge Agreements. (a) Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 10.21 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

(b) No Cash Management Bank or Qualified Counterparty that obtains the benefit the Guarantee and Collateral Agreement or any Collateral by virtue of the provisions hereof or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the

Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guarantee and Collateral Agreement or any Security Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Specified Cash Management Agreements and Specified Hedge Agreements in the case of a Maturity Date.

Section 10.22. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any payment or disbursement made by an Issuing Lender pursuant to a Letter of Credit, together with all fees, charges and other amounts which are treated as interest on such Loan or such participation under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 10.22 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.23. Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b) the effects of any Bail-~~I~~in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent ~~entity~~undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of ~~any EEA~~the applicable Resolution Authority.

Section 10.24. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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